EXHIBIT 10.25

AMENDED AND RESTATED TERM LOAN AGREEMENT

Dated as of November 12, 2025

among

KB HOME,
as Borrower

THE BANKS PARTY HERETO

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

and

BANK OF AMERICA, N.A.,
as Syndication Agent
and

WELLS FARGO SECURITIES, LLC and
BOFA SECURITIES, INC.,
as Joint Lead Arrangers and Bookrunners

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS    1
1.1    Defined Terms.    1
1.2    Accounting Terms.    35
1.3    Rounding.    36
1.4    Other Interpretive Provisions.    36
1.5    Exhibits and Schedules.    37
1.6    References to “Borrower and its Subsidiaries”.    37
1.7    Time of Day.    37
1.8    Reserved.    37
1.9    Divisions.    37
1.10    Rates.    37
ARTICLE II LOAN    38
2.1    Loan-General.    38
2.2    Base Rate Loan.    39
2.3    Term SOFR Rate Loan and Daily Simple SOFR Rate Loan.    39
2.4    [Intentionally Omitted].    40
2.5    [Intentionally Omitted].    40
2.6    [Intentionally Omitted].    40
2.7    Optional Increase to Commitment.    40
2.8    Borrowing Base.    42
2.9    Loan Reallocation.    42
ARTICLE III PAYMENTS AND FEES    43
3.1    Principal and Interest.    43
3.2    [Intentionally Omitted].    45
3.3    Other Fees.    45
3.4    Illegality.    45
3.5    [Intentionally Omitted].    46
3.6    Term SOFR and Daily Simple SOFR Fees and Costs.    46
3.7    Late Payments/Default Interest.    48
3.8    Computation of Interest and Fees; Holidays.    49

-i-

(continued)
Page

3.9    Benchmark Replacement Setting.    49
3.10    Payment Free of Taxes.    50
3.11    Funding Sources.    53
3.12    Failure to Charge or Making of Payment Not Subsequent Waiver.    54
3.13    Time and Place of Payments; Evidence of Payments; Application of Payments.    54
3.14    Administrative Agent’s Right to Assume Payments Will be Made.    54
3.15    Survivability.    55
3.16    Bank Calculation Certificate.    55
3.17    Designation of a Different Lending Office.    55
ARTICLE IV REPRESENTATIONS AND WARRANTIES    56
4.1    Existence and Qualification; Power; Compliance with Law.    56
4.2    Authority; Compliance with Other Instruments and Government Regulations.    56
4.3    No Governmental Approvals Required.    57
4.4    Subsidiaries.    57
4.5    Financial Statements.    58
4.6    No Material Adverse Change.    58
4.7    Title to Assets.    58
4.8    Intangible Assets.    59
4.9    Anti-Terrorism Laws; Sanctions; Anti-Corruption Laws.    59
4.10    Governmental Regulation.    59
4.11    Litigation.    59
4.12    Binding Obligations.    60
4.13    No Default.    60
4.14    Pension Plans.    60
4.15    Tax Liability.    60
4.16    Regulation U.    60
4.17    Environmental Matters.    60
4.18    Disclosure.    60
4.19    Projections.    61

-ii-

(continued)
Page

4.20    ERISA Compliance.    61
4.21    Solvency.    61
4.22    Absence of Restrictions.    61
4.23    Tax Shelter Regulations.    61
4.24    USA PATRIOT Act.    62
4.25    Outbound Investment Regulations.    62
4.26    EEA Financial Institutions.    62
4.27    Covered Entities.    62
ARTICLE V AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)    62
5.1    Payment of Taxes and Other Potential Liens.    62
5.2    Preservation of Existence.    63
5.3    Maintenance of Properties.    63
5.4    Maintenance of Insurance.    63
5.5    Compliance with Laws.    63
5.6    Inspection Rights.    64
5.7    Keeping of Records and Books of Account.    64
5.8    Use of Proceeds.    64
5.9    Subsidiary Guaranty.    64
ARTICLE VI NEGATIVE COVENANTS    64
6.1    Payment or Prepayment of Subordinated Obligations and Certain Other Obligations.    65
6.2    [Intentionally Omitted].    65
6.3    Merger and Sale of Assets.    65
6.4    Investments and Acquisitions.    66
6.5    [Intentionally Omitted].    67
6.6    Change in Business.    67
6.7    Liens and Negative Pledges.    67
6.8    Transactions with Affiliates.    69
6.9    Consolidated Tangible Net Worth.    70
6.10    Consolidated Leverage Ratio.    70

-iii-

(continued)
Page

6.11    Consolidated Interest Coverage Ratio or Minimum Liquidity.    70
6.12    Distributions.    70
6.13    Amendments.    71
6.14    [Intentionally Omitted].    71
6.15    [Intentionally Omitted].    71
6.16    Investment in Subsidiaries and Joint Ventures.    72
6.17    Borrowing Base Indebtedness Not to Exceed Borrowing Base.    72
6.18    [Intentionally Omitted].    72
6.19    Regulation U.    72
6.20    Fiscal Year.    72
6.21    Outbound Investment Regulations.    72
6.22    Sanctions.    72
6.23    Anti-Corruption Laws.    73
ARTICLE VII INFORMATION AND REPORTING REQUIREMENTS    73
7.1    Financial and Business Information of Borrower and Its Subsidiaries.    73
7.2    Compliance Certificate.    76
ARTICLE VIII CONDITIONS    76
8.1    The Closing, Etc.    76
8.2    Initial Advance.    78
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES UPON EVENTS OF DEFAULT    79
9.1    Events of Default.    79
9.2    Remedies Upon Event of Default.    80
ARTICLE X ADMINISTRATIVE AGENT    82
10.1    Appointment and Authorization.    82
10.2    Delegation of Duties.    82
10.3    Liability of Administrative Agent.    83
10.4    Reliance by Administrative Agent.    83
10.5    Notice of Default.    84
10.6    Credit Decision; Disclosure of Information by Administrative Agent.    84

-iv-

(continued)
Page

10.7    Indemnification of Administrative Agent.    85
10.8    Administrative Agent in its Individual Capacity.    85
10.9    Successor Administrative Agent.    86
10.10    Administrative Agent May File Proofs of Claim.    86
10.11    Guaranty Matters.    87
10.12    Other Agents; Arrangers and Managers.    87
10.13    Defaulting Banks.    88
10.14    No Obligations of Borrower.    89
10.15    Erroneous Payments.    89
ARTICLE XI MISCELLANEOUS    92
11.1    Cumulative Remedies; No Waiver.    92
11.2    Amendments; Consents.    93
11.3    Costs, Expenses and Taxes.    94
11.4    Nature of Banks’ Obligations.    95
11.5    Survival of Representations and Warranties.    95
11.6    Notices and Other Communications; Facsimile Copies.    96
11.7    Execution in Counterparts; Facsimile Delivery.    98
11.8    Successors and Assigns.    98
11.9    Sharing of Setoffs.    101
11.10    Indemnification by Borrower.    102
11.11    Nonliability of Banks.    103
11.12    Confidentiality.    103
11.13    No Third Parties Benefited.    104
11.14    Other Dealings.    104
11.15    Right of Setoff — Deposit Accounts.    105
11.16    Further Assurances.    105
11.17    Integration.    105
11.18    Governing Law.    105
11.19    Severability of Provisions.    106
11.20    Headings.    106

-v-

(continued)
Page

11.21    Conflict in Loan Documents.    106
11.22    Waiver of Right to Trial by Jury.    106
11.23    Purported Oral Amendments.    107
11.24    Payments Set Aside.    107
11.25    Hazardous Materials Indemnity.    107
11.26    Certain Notices.    108
11.27    Replacement of Banks.    108
11.28    No Fiduciary Relationship.    109
11.29    Waiver of Consequential Damages, Etc.    109
11.30    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.    109
11.31    Certain ERISA Matters.    109
11.32    Amended and Restated Term Loan Agreement.    110
11.33    Acknowledgement Regarding Any Supported QFCs    111

-vi-

Exhibits

A	Assignment and Assumption
B	Borrowing Base Certificate
C	Compliance Certificate
D	Loan Notice
E	Note
F	[Intentionally Omitted]
G	Amended and Restated Subsidiary Guaranty
Schedules

1.1	Pro Rata Shares
4.4	Consolidated Subsidiaries
4.7	Existing Liens and Rights of Others
6.4	Investments
11.6	Domestic Lending Offices, Addresses for Notices

-vii-

AMENDED AND RESTATED TERM LOAN AGREEMENT
Dated as of November 12, 2025
This Amended and Restated Term Loan Agreement (as it may from time to time be supplemented, amended, renewed, extended or otherwise modified from time to time, this “Agreement”), dated as of November 12, 2025, is entered into by and among KB HOME, a Delaware corporation (“Borrower”), each financial institution set forth on the signature pages of this Agreement or which from time to time becomes party hereto (collectively, the “Banks” and individually, a “Bank”), and Wells Fargo Bank, National Association (“Wells Fargo”), as Administrative Agent, with Wells Fargo Securities, LLC and BofA Securities, Inc., as joint Lead Arrangers and Bookrunners (in such capacities, each an “Arranger” and collectively, the “Arrangers”).
RECITALS
WHEREAS, Borrower, each financial institution party thereto and Administrative Agent are parties to that certain Term Loan Agreement dated as of August 25, 2022, (as amended, restated, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Existing Loan Agreement”); and
WHEREAS, Borrower, the Banks and Administrative Agent have agreed to amend and restate the Existing Loan Agreement in its entirety in accordance with and subject to the terms and conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.1Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which Borrower or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any corporation, partnership or limited liability company, or other business entity or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires (including by way of division or merger) control of securities of a corporation representing 50% or more of the ordinary voting power for the election of directors or (c) acquires (including by way of division or merger) control of a 50% or more ownership interest in any corporation, partnership, limited liability company, or other business entity.
“Additional Bank” has the meaning set forth in Section 2.7(a)(i).

“Administrative Agent” means Wells Fargo, in its capacity as administrative agent under this Agreement and the other Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account set forth on Schedule 11.6, or such other address or account as Administrative Agent may, from time to time, notify Borrower and the Banks.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent to the Banks.
“Advance” means an advance of the Loan made or to be made to Borrower by a Bank pursuant to Article II.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests will be deemed to control such corporation or other Person.
“Agent Parties” has the meaning set forth in Section 11.6(c).
“Agent-Related Persons” means Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
“Agreement” has the meaning set forth in the first paragraph hereof.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Loan Parties or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Anti-Terrorism Laws” means Law related to terrorism financing or money laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311- 5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended), any of the foreign assets control regulations of the United States

Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), the Anti-Terrorism Order, or any enabling legislation or executive order relating to any of the same.
“Anti-Terrorism Order” means Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).
“Applicable Base Rate Spread” means the applicable per annum percentage set forth in the definition of “Applicable Rates”.
“Applicable Daily Simple SOFR Rate Spread” means the applicable per annum percentage set forth in the definition of “Applicable Rates”.
“Applicable Pricing Level” means, for any day, the Applicable Pricing Level that is determined in accordance with Borrower’s Consolidated Leverage Ratio on such date as follows:

Applicable Pricing Level	Consolidated Leverage Ratio
I	<0.375:1
II	≥0.375:1 but <0.425:1
III	≥ 0.425:1 but <0.475:1
IV	≥0.475:1 but <0.525:1
V	≥0.525:1
Any change in the Applicable Pricing Level resulting from a change in the Consolidated Leverage Ratio shall be effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.2; provided, however, that if a Compliance Certificate is not delivered on or prior to a date required by Section 7.2, and if the Compliance Certificate when delivered indicates that the Applicable Pricing Level of Borrower will increase (i.e., become less favorable to Borrower), the date of increase in the Applicable Pricing Level will be deemed to be the date upon which such Compliance Certificate was due under Section 7.2, not the date upon which such Compliance Certificate was delivered.
“Applicable Rates” means, as of any date of determination, the following percentages per annum, based upon the Applicable Pricing Level on that date:

Applicable Pricing Level	Applicable Base Rate Spread	Applicable Term SOFR Rate Spread and Applicable Daily Simple SOFR Rate Spread
I	0.35%	1.35%
II	0.475%	1.475%
III	0.65%	1.65%

IV	0.775%	1.775%
V	0.90%	1.90%
“Applicable Term SOFR Rate Spread” means the applicable per annum percentage set forth in the definition of “Applicable Rates”.
“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.
“Arrangers” has the meaning set forth in the first paragraph hereof.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.
“Assignment and Assumption” means an assignment and assumption substantially in the form of Exhibit A.
“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.
“Authorizations” has the meaning set forth for that term in Section 4.1.
“Availability Period” means the period commencing on the Closing Date and ending ninety (90) days thereafter.
“Available Tenor” means, as of any date of determination and with respect to the then- current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.9(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank” means each financial institution whose name is set forth in the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 11.8.
“Bank Insolvency Event” means that (i) a Bank or its Parent Company is insolvent, (ii) an event of the kind referred to in Section 9.1(j) occurs with respect to a Bank or its Parent Company (as if the references in such provisions to Borrower or Subsidiaries referred to such Bank or Parent Company) or (iii) a Bank or its Parent Company becomes the subject of a Bail-In Action.
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of: (a) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate”, (b) the Federal Funds Rate for such day, plus one-half of one percent (0.50%), (c) Term SOFR for such day plus one percent (1.00%), and (d) one percent (1.00%).
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Benchmark” means, initially, the Term SOFR Screen Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Screen Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.9(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body, or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such

Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a Resolution Authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or Resolution Authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.9 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.9.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1020.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” means KB HOME, a Delaware corporation, and its successors and permitted assigns.
“Borrower Materials” has the meaning set forth in Section 7.1.
“Borrowing Base” has the meaning set forth in Section 2.8(b).
“Borrowing Base Certificate” means a written calculation of the Borrowing Base, substantially in the form of Exhibit B signed, on behalf of Borrower by a Senior Officer of Borrower.
“Borrowing Base Indebtedness” means as of any date of determination, the aggregate principal amount of indebtedness for borrowed money, and the aggregate face amount of obligations under Financial Letters of Credit that are not Cash Collateralized or Letter of Credit

Collateralized, of Borrower and Borrowing Base Subsidiaries (other than Financial Subsidiaries) that are not Subordinated Obligations and that is not Non-Recourse Indebtedness.
“Borrowing Base Subsidiary” means (a) any Guarantor Subsidiary and (b) any direct or indirect wholly-owned Domestic Subsidiary of Borrower or any Guarantor Subsidiary.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.
“Capital Lease” means, with respect to any Person, a lease of any Property by that Person as lessee that is, or should be recorded as a “capital lease” or “finance lease” on a balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles in effect as of the date of this Agreement.
“Cash” means all monetary items (including currency, coin and bank demand deposits) that are treated as cash under Generally Accepted Accounting Principles consistently applied.
“Cash Collateralize” means to pledge and deposit with or deliver to the administrative agent under the Revolving Credit Agreement, for the benefit of the issuing banks and the banks thereunder, as collateral for the then outstanding amount of the Letter of Credit Usage, cash or deposit account balances.
“Cash Equivalents” means, with respect to any Person, that Person’s Investments in:
(a)    Government Securities due within one year of the making of the Investment;
(b)    readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa3 by Moody’s or AA- by S&P, in each case due within one year from the making of the Investment;
(c)    certificates of deposit issued by, deposits in, deposits in the London interbank Eurodollar market made through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by, (i) any Bank or (ii) any bank or savings and loan association doing business in and incorporated under the Laws of the United States of America, any state thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000 and which carries on the date of such Investment a credit rating of P-1 or higher by Moody’s or A-1 or higher by S&P, in each case due within one year after the date of the making of the Investment;
(d)    certificates of deposit issued by, bank deposits in, deposits in the London interbank Eurodollar market made through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of

America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000 and which carries on the date of such Investment a credit rating of P-1 or higher by Moody’s or A-1 or higher by S&P, in each case due within one year after the date of the making of the Investment;
(e)    readily marketable commercial paper or other debt securities of (i) any Bank that is a Bank as of the Closing Date, (ii) corporations, commercial banks or financial institutions doing business in and incorporated under the Laws of the United States of America or any state thereof or the District of Columbia or (iii) a holding company for a bank described in clause (c) or (d) above, given on the date of such Investment a credit rating of P-1 or higher by Moody’s, of A-1 or higher by S&P, or F-1 or higher by Fitch, in each case due within one year of the making of the Investment;
(f)    repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Exchange Act, having on the date of the Investment capital of at least $50,000,000, due within 90 days after the date of the making of the Investment; provided, that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;
(g)    “money market preferred stock” issued by a corporation incorporated under the Laws of the United States of America or any State thereof (i) given on the date of such Investment a credit rating of at least Aa3 by Moody’s and AA- by S&P, in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a Bank or a bank described in clauses (c) or (d) above; provided, that (y) the amount of all such Investments issued by the same issuer does not exceed $20,000,000 and (z) the aggregate amount of all such Investments does not exceed $50,000,000;
(h)    a readily redeemable “money market mutual fund” sponsored by a bank described in clause (c) or (d) hereof, or a registered broker or dealer described in clause (f) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (g) hereof and given on the date of such Investment a credit rating of at least Aa3 by Moody’s and AA- by S&P; and
(i)    corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States of America or any state thereof, or a participation interest therein; provided, that (i) commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least Aa3 by Moody’s and AA- by S&P, (ii) the amount of all such Investments issued by the same issuer does not exceed $20,000,000 and (iii) the aggregate amount of all such Investments does not exceed $50,000,000.
“Change in Control” means, and shall be deemed to have occurred at such time as any of the following events shall occur:

(a)    there shall be consummated any consolidation or merger of Borrower in which Borrower is not the continuing or surviving company, unless the holders of Borrower’s Voting Stock immediately prior to such transaction hold, immediately after such transaction, at least 50% of the Voting Stock of the surviving company or a parent company that owns all of the equity interests of such surviving company; or
(b)    there is a report filed by any “person” or “group” on Schedule 13D or TO (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that such person or group (for the purposes of the definition of Change in Control only, the terms “person” and “group” are used as defined in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the voting power of Borrower’s Voting Stock then outstanding; provided, however, that a person or group shall not be deemed beneficial owner of, or to own beneficially any Securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered Securities are accepted for purchase or exchange thereunder; or
(c)    a “Change in Control” (or analogous term) as defined in the Indenture shall occur and any Debt Securities (other than Subordinated Obligations) thereupon (i) become due and payable by Borrower or its Subsidiaries or (ii) Borrower or its Subsidiaries are required to make an offer to redeem such Debt Securities; or
(d)    a “Change in Control” (or analogous term) as defined in one or more indentures or agreements governing any Subordinated Obligations occur and (i) at least $100,000,000 of Subordinated Obligations thereupon become due and payable by Borrower or its Subsidiaries or (ii) Borrower or its Subsidiaries must make an offer to redeem an amount equal to or greater than $100,000,000 of Subordinated Obligations.
“Change in Control Payment Date” has the meaning set forth in Section 3.1(g)(i).
“Change in Control Payment Notice” has the meaning set forth in Section 3.1(g)(iii).
“Change in Control Repayment” has the meaning set forth in Section 3.1(g)(i).
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:
(a)    the adoption or taking effect of any applicable law, rule, regulation or treaty;
(b)    any change in any applicable law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Agency; or
(c)    the making or issuance of any applicable request, guideline or directive (whether or not having the force of law) by any Governmental Agency.

Notwithstanding the foregoing, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and all requests rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change in Status” means, with respect to any Guarantor Subsidiary, (a) such Guarantor Subsidiary ceases to be a Subsidiary of Borrower as a result of a transaction permitted under this Agreement or (b) the designation by Borrower that such Guarantor Subsidiary is not required to be a Guarantor Subsidiary under the definition thereof.
“Closing Date” means the date of this Agreement.
“CME” means CME Group Benchmark Administration Limited.
“Code” means the Internal Revenue Code of 1986, as amended and as in effect from time to time.
“Commission” means the Securities and Exchange Commission and any successor commission.
“Commitment” means, subject to Section 2.7, $360,000,000. The Pro Rata Shares of the Banks, on the Closing Date, with respect to the Commitment are set forth in Schedule 1.1.
“Compensation Period” has the meaning set forth for that term in Section 3.14(b).
“Compliance Certificate” means a compliance certificate in the form of Exhibit C signed, on behalf of Borrower, by a Senior Officer of Borrower.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of Loan Notices, the applicability and length of lookback periods, the applicability of Section 3.6(f) and other technical, administrative or operational matters) that Administrative Agent decides, in consultation with Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with the terms of this Agreement, applicable Laws and market practice (or, if Administrative Agent decides, in consultation with Borrower, that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines, in consultation with Borrower, that no market practice for the administration of any such rate exists, in such other manner of administration as

Administrative Agent decides, in consultation with Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or Loan Document).
“Consolidated Adjusted EBITDA” means, for any period, Consolidated EBITDA for such period plus (a) the amount of capitalized interest that was included in cost of sales in determining Consolidated Net Income for such period (and not included in Consolidated Interest Expense and added back to Consolidated Net Income pursuant to clause (a)(ii) of Consolidated EBITDA) plus (b) all non-cash Net Realizable Value Adjustments made during such period which are not added back to Consolidated Net Income pursuant to clause (a)(iv) of Consolidated EBITDA.
“Consolidated ASC 810 Subsidiaries” means entities that would not be GAAP Subsidiaries but for the issuance of the pronouncement entitled Accounting Standards Codification Topic 810 “Consolidations” by the Financial Accounting Standards Board.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, (a) plus, without duplication, (i) any extraordinary loss reflected in such Consolidated Net Income, and (ii) Consolidated Interest Expense for such period, and (iii) the aggregate amount of federal, state and foreign income taxes payable by Borrower and its Consolidated Subsidiaries for such period, and (iv) depreciation, amortization and all other non-cash expenses of Borrower and its Consolidated Subsidiaries for such period (and in the case of the foregoing items (ii), (iii) and (iv), only to the extent deducted in the determination of Consolidated Net Income for such period), (b) minus, without duplication, (i) consolidated interest income of Borrower and its Consolidated Subsidiaries for such period, and (ii) any extraordinary gain reflected in such Consolidated Net Income, in each of the foregoing cases as determined in accordance with Generally Accepted Accounting Principles consistently applied.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA for the twelve (12) month period ending on such date to (b) Consolidated Interest Incurred for the twelve (12) month period ending on such date.
“Consolidated Interest Expense” means for any period, the aggregate interest expense of Borrower and its Consolidated Subsidiaries on a consolidated basis determined in accordance with Generally Accepted Accounting Principles consistently applied.

“Consolidated Interest Incurred” means, for any period, the aggregate amount of Consolidated Interest Expense (but excluding (a) premiums and non-cash amounts arising as a result of prepayment or extinguishment of Indebtedness, (b) non-cash convertible debt Consolidated Interest Expenses and (c) accretion of original issue discount on long-term debt), including any capitalized interest, less interest income of Borrower and its Consolidated Subsidiaries on a consolidated basis; provided that Borrower may exclude interest on up to $500,000 of Capital Leases from such calculation.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on that date to (b) the sum of (i) Consolidated Total Indebtedness and (ii) Consolidated Tangible Net Worth on that date.
“Consolidated Net Income” means, for any period, the net income of Borrower and its Consolidated Subsidiaries on a consolidated basis determined in accordance with Generally Accepted Accounting Principles consistently applied.
“Consolidated Net Tangible Assets” means the total amount of assets which would be included on a combined balance sheet of Borrower and its Subsidiaries (other than Financial Subsidiaries) under Generally Accepted Accounting Principles (less applicable reserves and other properly deductible items) after deducting therefrom: (a) all short-term liabilities, except for liabilities payable by their terms more than one (1) year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one (1) year after such date) and liabilities in respect of retiree benefits other than pensions for which Borrower or any of its Subsidiaries is required to accrue pursuant to ASC 715; (b) investments in Financial Subsidiaries; and (c) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt and other Intangible Assets.
“Consolidated Subsidiaries” means, with respect to Borrower, Borrower’s GAAP Subsidiaries (other than Borrower’s Consolidated ASC 810 Subsidiaries).
“Consolidated Tangible Net Worth” means, as of any date of determination, the Shareholders’ Equity of Borrower and its GAAP Subsidiaries on a consolidated basis on that date minus the Intangible Assets of Borrower and its GAAP Subsidiaries on a consolidated basis on that date minus any non-cash gain (or plus any non-cash loss, as applicable) resulting from any marked to market adjustments made directly to Consolidated Tangible Net Worth as a result of fluctuations in the value of foreign currency instruments owned by Borrower or any of its GAAP Subsidiaries as mandated under ASC 815.
“Consolidated Total Indebtedness” means, as of any date of determination, all Indebtedness, all Contingent Guaranty Obligations and any drawn Performance Letters of Credit (excluding drawn Performance Letters of Credit with respect to Financial Subsidiaries and Foreign Subsidiaries) not reimbursed when due and not Cash Collateralized, of Borrower and its Consolidated Subsidiaries on a consolidated basis on that date (without duplication for any guaranty by Borrower of a Consolidated Subsidiary’s Indebtedness or any guaranty by a Consolidated Subsidiary of either Borrower’s or another Consolidated Subsidiary’s Indebtedness or otherwise) minus (a) all Indebtedness and Contingent Guaranty Obligations of Financial

Subsidiaries on a consolidated basis (but only to the extent that such Financial Subsidiaries are also Consolidated Subsidiaries and there is no recourse to Borrower or any other Consolidated Subsidiary) on that date minus (b) all Indebtedness and Contingent Guaranty Obligations of Foreign Subsidiaries of Borrower on a consolidated basis (but only to the extent that such Foreign Subsidiaries of Borrower are also Consolidated Subsidiaries and there is no recourse to Borrower or any other Consolidated Subsidiary or any of their respective Property) on that date, and minus (c) all Unrestricted Cash in excess of $15,000,000 on that date.
“Contingent Guaranty Obligation” means, with respect to any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses (other than for collection or deposit in the ordinary course of business), contingently agrees to purchase or provide funds for the payment of, or otherwise is contingently liable upon, the Indebtedness of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person to enable such Person to pay Indebtedness, or otherwise assures any creditor with respect to Indebtedness of such other Person against loss with respect to payment of such Indebtedness, including, without limitation, any such agreement, undertaking or arrangement in the form of a comfort letter, operating agreement, take-or-pay contract or “put” agreement; provided that a “bad boy”, “bad acts” or completion guarantee or similar arrangement shall not constitute a Contingent Guaranty Obligation except to the extent of the principal amount then due and payable thereunder. The amount of any Contingent Guaranty Obligation of a Person shall be deemed to be (1) in the event the terms of such Contingent Guaranty Obligation provide that such Person shall be liable for a fixed portion of the principal amount of the related primary Indebtedness and such Indebtedness has a stated or determinable principal amount, an amount equal to such fixed portion, (2) in the event the principal amount of the related primary Indebtedness is not stated or determinable or the terms of such Contingent Guaranty Obligation do not provide that such Person shall be liable for a fixed portion of such principal, an amount equal to the maximum reasonably anticipated liability which is likely to be paid by such Person in respect of such principal as determined by such Person in good faith or (3) in the event of a Contingent Guaranty Obligation arising under an LTV Maintenance Agreement, the related LTV Maintenance Exposure of such Person; provided, however, that if any Person is liable severally but not jointly and severally with one or more other obligors under any Contingent Guaranty Obligation, the amount of such Contingent Guaranty Obligation shall be the product of (x) the amount determined as set forth above and (y) the maximum percentage of the aggregate liability in respect of principal under such Contingent Guaranty Obligation with respect to which such Person is severally liable.
“Contractual Obligation” means, as to any Person, any provision of any outstanding Securities issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound, other than, in the case of Borrower and its Subsidiaries, any of the Loan Documents.
“Daily Simple SOFR” means, with respect to any applicable determination date, (a) SOFR published on the fifth (5th) U.S. Government Securities Business Day preceding such day by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided, however, that if such day is not a U.S. Government Securities

Business Day, then Daily Simple SOFR means such rate so published on the fifth (5th) U.S. Government Securities Business Day preceding the first (1st) U.S. Government Securities Business Day immediately prior thereto plus (b) the SOFR Adjustment. Any change in Daily Simple SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%).
“Daily Simple SOFR Rate Loan” means a Loan made with respect to which the interest rate is calculated by reference to Daily Simple SOFR.
“Debt Securities” means the notes or other debt securities issued under the Indenture.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.
“Default” means any event that, with the giving of any notice or passage of time, or both, would be an Event of Default.
“Default Rate” has the meaning set forth for that term in Section 3.7.
“Defaulting Bank” means, at any time, a Bank that (i) has failed for two (2) Business Days or more to comply with its obligations under this Agreement to make a Loan or pay any other amount required to be paid by it under the Loan Documents (each a “funding obligation”), or (ii) has notified in writing Borrower or Administrative Agent, or has stated publicly, that it does not intend or expect to comply with any such funding obligation, (iii) has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar agreement, (iv) for three (3) or more Business Days after written request of Administrative Agent or Borrower, fails to provide a written certification that it will comply with its prospective funding obligations hereunder (provided that such Bank will cease to be a Defaulting Bank pursuant to this clause (iv) upon Administrative Agent’s and Borrower’s receipt of such written confirmation), or (v) as to which a Bank Insolvency Event has occurred and is continuing with respect to such Bank; provided that neither the reallocation of funding obligations provided for in Section 10.13 as a result of a Bank being a Defaulting Bank nor the performance by Non-Defaulting Banks of such reallocated funding obligations shall by themselves cause the relevant Defaulting Bank to become a Non-Defaulting Bank; provided further that in each case, a Defaulting Bank will not mean a Bank whose applicable funding obligations are reasonably likely to be promptly met or satisfied by an administrative agency of competent jurisdiction or a successor-in interest with respect to such funding obligations. Any determination by Administrative Agent that a Bank is a Defaulting Bank under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Bank upon notification of such determination by Administrative Agent to Borrower and the Banks.

“Designated Deposit Account” means a demand deposit account from time to time designated by Borrower by written notification to Administrative Agent.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Developed Lots” means subdivision lots located in the United States that are wholly owned by Borrower or its Borrowing Base Subsidiaries, unencumbered by any Lien or Liens (other than Permitted Encumbrances), and that are subject to a recorded plat or subdivision map, in substantial compliance with all applicable Laws and available for the construction thereon of foundations for Units.
“Distribution” means, with respect to any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security issued by a Person, (a) the retirement, redemption, purchase, or other acquisition for value (other than for capital stock of the same type of such Person) by such Person of any such security, (b) the declaration or payment by such Person of any dividend in Cash or in Property (other than in capital stock of the same type of such Person) on or with respect to any such security, and (c) any Investment by such Person in any holder of 5% or more of the capital stock (or other equity securities) of such Person, if a purpose of such Investment is to avoid the characterization of the transaction between such Person and such holder as a Distribution under clause (a) or (b) above. In addition, to the extent any loan or advance by Borrower to one of its Subsidiaries is deemed to be an “Investment” for purposes of this Agreement, then any principal payment made by such Subsidiary in respect of such loan or advance shall be considered a Distribution for purposes of Section 6.12.
“Dollars” means the national currency of the United States of America.
“Domestic Lending Office” means, with respect to each Bank, its office, branch or affiliate identified on the signature pages hereof as its Domestic Lending Office or such other office, branch or affiliate as such Bank may hereafter designate as its Domestic Lending Office by notice to Borrower and Administrative Agent.
“Domestic Subsidiary” means, with respect to any Person and as of any date of determination, a Subsidiary of such Person (a) that is organized under the Laws of the United States of America or any state thereof, so long as substantially all of the assets of such Subsidiary do not consist of capital stock of one or more Foreign Subsidiaries, and (b) the majority of the assets of which (as reflected on a balance sheet of such Subsidiary prepared in accordance with Generally Accepted Accounting Principles consistently applied) is located in the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means: (a) a Bank; (b) an Affiliate of a Bank; or (c) a financial institution that has, or is a wholly-owned subsidiary of a parent company that has, (i) an unsecured long-term debt rating of not less than BBB+ from S&P or Baa1 from Moody’s (or BBB+ from S&P and Baa1 from Moody’s if both agencies issue ratings of its unsecured long-term debt) and (ii) if its unsecured short-term debt is rated, an unsecured short-term debt rating of not less than A2 from S&P or P2 from Moody’s (or A2 from S&P and P2 from Moody’s if both agencies issue ratings of its unsecured short-term debt); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) Borrower or any of Borrower’s Affiliates or Subsidiaries, or (ii) any Defaulting Bank or Potential Defaulting Bank or any of their respective subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (ii).
“ERISA” means, at any date, the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, all as the same shall be in effect at such date.
“ERISA Affiliate” means, with respect to Borrower, any other Person (or any trade or business, whether or not incorporated) that is under common control with Borrower within the meaning of Section 414 of the Code.
“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “reorganization” (within the meaning of Section 4241 of ERISA), “insolvency” (within the meaning of Section 4245 of ERISA), or “endangered or critical status” (within the meaning of Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; (g) a determination that any Pension Plan is, or is expected to be in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the

Code); (h) the failure by Borrower or any ERISA Affiliate to meet the funding requirements of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA with respect to any Pension Plan, whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (i) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; or (j) the imposition of a Lien upon the assets of Borrower or any ERISA Affiliate pursuant to the Code or ERISA with respect to any Pension Plan.
“Erroneous Payment” has the meaning set forth in Section 10.15(a).
“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 10.15(d)(i).
“Erroneous Payment Impacted Class” has the meaning set forth in Section 10.15(d)(i).
“Erroneous Payment Return Deficiency” has the meaning set forth in Section 10.15(d)(i).
“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 10.15(e).
“Escrow Receivables” means, as of any date of determination, the amounts due to Borrower or any Borrowing Base Subsidiary and held at an escrow or title company following the sale and conveyance of title of a Model Home or Unit to a buyer (including an escrow or title company that is a Subsidiary of Borrower) to the extent that such amounts are free and clear of all Liens and Rights of Others and are not subject to any restriction pursuant to any Contractual Obligations.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning provided in Section 9.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient made by or on account of any obligation of Borrower hereunder,
(a)    taxes imposed on or measured by net income (however denominated), franchise taxes and branch profits taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable Lending Office located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Connection Taxes;
(b)    in the case of a Bank (other than an assignee pursuant to a request by Borrower under Section 11.27) (i) United States federal withholding (including backup withholding) Taxes imposed on amounts payable to or for the account of such Bank at the time such Bank becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Bank’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e), except, in each case, to the extent that such Bank (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax; and
(c)    any United States federal withholding Taxes imposed under FATCA.
“Existing Indenture” means that certain Indenture, by and between Borrower, the guarantors party thereto and Regions Bank (successor to U.S. Bank Trust Company National Association), as trustee, dated as of January 28, 2004, as supplemented by that certain First Supplemental Indenture dated as of January 28, 2004, that certain Second Supplemental Indenture dated as of June 30, 2004, that certain Third Supplemental Indenture dated as of May 1, 2006, that certain Fourth Supplemental Indenture dated as of November 9, 2006, that certain Fifth Supplemental Indenture dated as of August 17, 2007, that certain Sixth Supplemental Indenture dated as of January 30, 2012, that certain Seventh Supplemental Indenture dated as of January 11, 2013, that certain Eighth Supplemental Indenture dated as of March 12, 2013, that certain Ninth Supplemental Indenture dated as of February 28, 2014, that certain Tenth Supplemental Indenture dated as of January 22, 2019, that certain Eleventh Supplemental Indenture dated as of January 20, 2022, and that certain Twelfth Supplemental Indenture dated as of January 19, 2023, as the same may be amended, modified or supplemented from time to time.
“Existing Loan Agreement” has the meaning set forth in the first paragraph hereof.
“Existing Loan Documents” means the “Loan Documents” as defined in the Existing Loan Agreement.
“Exposure” means for any Bank, as of any date of determination, the product obtained by multiplying that Bank’s then effective Pro Rata Share by the then effective Commitment.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero percent (0.0%), such rate shall be deemed to be zero percent (0.0%).
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Letter of Credit” means any letter of credit issued by an issuer for the account of Borrower or a Subsidiary that represents an irrevocable obligation on the part of the issuer:
(a)    to repay money borrowed by or advanced to Borrower or a Subsidiary; or
(b)    to make payment on account of any indebtedness undertaken by Borrower or a Subsidiary, in each case with respect to the foregoing clauses (a) and (b), in the event that Borrower or Subsidiary fails to fulfill its financial obligations to the beneficiary.
“Financial Subsidiary” means (a) any Subsidiary of Borrower that is organized and operates solely to issue (i) collateralized mortgage obligations or (ii) other similar asset-backed obligations, (b) any other Subsidiary of Borrower that (i) is engaged primarily in the business of origination, marketing, and servicing of residential mortgage loans, the sale of servicing rights, or the financing of long term residential mortgage loans, (ii) holds not less than ninety-five percent (95%) of its total assets in the form of Cash, Cash Equivalents, notes and mortgages receivable, Cash or Cash Equivalents held by a trustee for the benefit of such Subsidiary or other financial instruments, and (iii) is the subject of an Officer’s Certificate of Borrower delivered to Administrative Agent stating that such Subsidiary is a Financial Subsidiary within the meaning hereof, and (c) any other Subsidiary of Borrower that (i) is or has been engaged primarily in the business of providing insurance (including, without limitation, any captive insurance Subsidiary of Borrower), escrow or title services, or any similar or related financial services, and (ii) is the subject of an Officer’s Certificate of Borrower delivered to Administrative Agent stating that such Subsidiary is a Financial Subsidiary within the meaning hereof; provided that, in no event shall Home Community Mortgage, LLC (or any successor thereto) be a Financial Subsidiary. As of the Closing Date, the Financial Subsidiaries are Endeavour Venture Partners LLC, Escoba Insurance Company, KB HOME Insurance Agency Inc., KB HOME Insurance Agency of Texas Holdings, Inc., KB HOME Mortgage Company, KB HOME Mortgage Ventures LLC, KB HOME Title Services Inc., San Antonio Title Co., and Intrepid Venture Partners LLC.
“Fiscal Quarter” means each of the fiscal quarters of Borrower ending on each February 28 (or 29, if a leap year), May 31, August 31 and November 30.
“Fiscal Year” means each of the fiscal years of Borrower ending on each November 30.
“Fitch” means Fitch Ratings, or any successor thereto.
“Floor” means a rate of interest equal to 0.0%.
“Foreign Bank” means any Bank that is organized under the Laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of that Person which is not a Domestic Subsidiary and which is a controlled foreign corporation as defined in Section 957 of the Code.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP Subsidiaries” means, with respect to Borrower, all entities whose financial statements are consolidated with the consolidated financial statements of Borrower under Generally Accepted Accounting Principles.
“GAAP Value” means, with respect to any property or asset, the book value for such property or asset determined in accordance with Generally Accepted Accounting Principles consistently applied.
“Generally Accepted Accounting Principles” (or “GAAP”) means generally accepted accounting principles in the United States as in effect from time to time, unless otherwise specified herein; provided, that any change in GAAP after the Closing Date shall not cause any lease that was not or would not have been a Capital Lease prior to such change to be deemed a Capital Lease. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied to financial statements of a Person as of any date or for any period are consistent in all material respects (subject to Section 1.2) to those applied to financial statements of that Person as of recent prior dates and for recent prior periods.
“Government Securities” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.
“Governmental Agency” means (a) any federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, (c) any court or administrative tribunal, or (d) any arbitration tribunal or other non-governmental authority to whose jurisdiction a Person has consented, in each case whether of the United States of America or any other nation.
“Guarantor Subsidiary” means (a) any direct or indirect wholly owned Domestic Subsidiary of Borrower which is a Consolidated Subsidiary and a Significant Subsidiary, other than any Financial Subsidiary and (b) any other Domestic Subsidiary of Borrower, other than any Financial Subsidiary, that is designated in writing by Borrower as required hereby or at its option as a Guarantor Subsidiary; provided that the assets of all direct or indirect wholly owned Domestic Subsidiaries of Borrower that are not Guarantor Subsidiaries shall not in the aggregate exceed 10% of the Consolidated Net Tangible Assets of Borrower and its Consolidated Subsidiaries (excluding the assets of Financial Subsidiaries), in each case measured as of the end of the previous Fiscal Year. As of the Closing Date, the Guarantor Subsidiaries include each Guarantor Subsidiary under the Existing Loan Agreement.

“Hazardous Materials” means substances defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., or as “hazardous”, “toxic” or “pollutant” substances or as “solid waste” pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., or as “friable asbestos” pursuant to the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. or any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.
“Hazardous Materials Laws” means all Laws governing the treatment, transportation or disposal of Hazardous Materials applicable to any real Property of Borrower or its Subsidiaries.
“Homes Under Construction” means, collectively, as of any date of determination, Sold Homes, Speculative Units and Model Homes that are unencumbered by any Lien or Liens (other than Permitted Encumbrances).
“Illegality Notice” has the meaning set forth in Section 3.4.
“Increasing Bank” has the meaning set forth in Section 2.7(a)(i).
“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under Capital Leases that should properly be recorded as a liability on a balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles as in effect on the date of this Agreement, (c) any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable incurred in the ordinary course of business and obligations under Profit and Participation Agreements), (e) any obligation of the types referred to in clauses (a) through (d) above that is secured by a Lien (other than Permitted Encumbrances) on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien if such obligation is non-recourse, (f) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) any obligation of such Person under Financial Letters of Credit issued for the account of such Person to the extent not Cash Collateralized, and (h) net obligations of such Person under any Swap Contract. Notwithstanding the foregoing, none of the items described in the foregoing clauses (a) through (h) between or among Borrower and/or any of its Consolidated Subsidiaries shall constitute Indebtedness for purposes of Sections 6.10, Section 6.11 or the definitions used therein.
“Indemnified Liabilities” has the meaning set forth in Section 11.10.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 11.10.
“Indenture” means (a) the Existing Indenture, and (b) any other trust indenture entered into by Borrower, the guarantors party thereto from time to time, if any, and the indenture trustee.
“Information” has the meaning set forth in Section 11.12.
“Intangible Assets” means assets that are considered intangible assets under Generally Accepted Accounting Principles consistently applied, including (a) customer lists, goodwill, computer software, unamortized deferred charges, unamortized debt discount, capitalized research and development costs and other intangible assets and (b) any write-up in book value of any asset subsequent to its acquisition.
“Interest Period” means, as to each Term SOFR Rate Loan, a period of one (1), three (3) or six (6) months, as designated by Borrower in the applicable Loan Notice; provided that (a) the first day of each Interest Period must be a Business Day, (b) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day, (c) no Interest Period may extend beyond the Maturity Date (within the meaning of clause (a) of the definition thereof) and (d) no tenor that has been removed from this definition pursuant to Section 3.9(d) shall be available for specification in such Loan Notice.
“Investment” means, with respect to any Person, any investment by that Person, whether by means of purchase or other acquisition of capital stock or other Securities of any other Person or by means of loan, advance, capital contribution, or other debt or equity participation or interest in any other Person, including any partnership or joint venture interest in any other Person; provided that an Investment of a Person shall not include any trade or account receivable arising in the ordinary course of the business of such Person, whether or not evidenced by a note or other writing. The amount of any Investment shall be the amount actually invested, less any return of capital, without adjustment for subsequent increases or decreases in the market value of such Investment.
“Investment Grade Credit Rating” means, as of any date of determination, that at least two (2) Rating Agencies have as of that date issued credit ratings for Borrower’s non-credit-enhanced long-term senior unsecured debt of (a) at least BBB- in the case of S&P, (b) at least Baa3 in the case of Moody’s, and (c) at least BBB- in the case of Fitch.
“IRS” means the United States Internal Revenue Service.
“Joint Venture” means any Person, other than a Subsidiary, (a) in which Borrower or any Subsidiary of Borrower holds an equity Investment which entitles Borrower or such Subsidiary to more than ten percent (10%) of (i) the ordinary voting power for the election of the board of directors or other governing body of such Person or (ii) the partnership, membership or other ownership interest in such Person, and (b) which has at least one (1) holder of its equity interests that is not an Affiliate of Borrower or any Subsidiary of Borrower. Notwithstanding the foregoing, for the purposes of Section 6.16, the term “Joint Venture” will not include any equity Investment in any Person if the dollar amount of that investment is less than $2,500,000, computed in accordance with Generally Accepted Accounting Principles consistently applied, but only to the extent that the aggregate dollar amount of such equity Investments is less than $25,000,000.
“L/C Borrowing” means an extension of credit resulting from a drawing under a Letter of Credit which has not been reimbursed on the date required or refinanced as a loan under the Revolving Credit Agreement.
“Land Held for Future Development” means, as of any date of determination, Land Parcels where development activity has been suspended or has not yet begun, but is expected to occur in the future.
“Land Held for Sale” means, as of any date of determination, Land Parcels that are designated by Borrower as to be sold to any Person that is not an Affiliate of Borrower.
“Land Parcels” means parcels of land located in the United States wholly-owned by Borrower or any Borrowing Base Subsidiary that are unencumbered by any Lien or Liens (other than Permitted Encumbrances).
“Land Under Development” means, as of any date of determination, Lots Under Development and Developed Lots excluding lots included in the Homes Under Construction and Land Held for Future Development categories.
“Laws” means, collectively, all foreign, federal, state and local statutes, treaties, codes, ordinances, rules, regulations and controlling precedents of any Governmental Agency.
“Lending Office” means, as to any Bank, the office or offices of such Bank described as such in such Bank’s Administrative Questionnaire, or such other office or offices as a Bank may from time to time notify Borrower and Administrative Agent.
“Letter of Credit” means any of the standby letters of credit issued or deemed issued pursuant to the Revolving Credit Agreement, either as originally issued or as the same may be supplemented, modified, amended, renewed, extended or supplanted.
“Letter of Credit Collateralize” means to deliver to the administrative agent under the Revolving Credit Agreement, for the benefit of the issuing banks and banks thereunder, as collateral for the then outstanding amount of the Letter of Credit Usage, one or more irrevocable letters of credit.
“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn face amount of outstanding Letters of Credit plus the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, or the authorized filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.
“Liquidity” means at any time, the result of (a) all Unrestricted Cash held by Borrower and the Borrowing Base Subsidiaries as of the date of determination, excluding the amount, if any, included in the calculation of the Unrestricted Cash element of the Borrowing Base as of such date of determination, plus (b) the available amount of aggregate undrawn commitments under the Revolving Credit Agreement as of such date.
“Loan” means the aggregate of the Advances made by the Banks pursuant to Article II.
“Loan Documents” means, collectively, this Agreement, the Notes, the Subsidiary Guaranty, any Loan Notice, any Compliance Certificate, any Borrowing Base Certificate and any other instruments, documents or agreements of any type or nature hereafter executed and delivered by Borrower or any of its Subsidiaries or Affiliates to Administrative Agent or any other Bank pursuant to this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.
“Loan Notice” means a notice of (a) a request for a Loan, (b) a conversion of the Loan from one Type to the other or (c) a continuation of a Term SOFR Rate Loan and, if in writing, shall be substantially in the form of Exhibit D.
“Loan Parties” means, collectively, Borrower and each Guarantor Subsidiary.
“Lots Under Development” means, as of any date of determination, Land Parcels that are being developed into Developed Lots.
“LTV Maintenance Agreement” means a guaranty or other agreement entered into by Borrower or any of its Consolidated Subsidiaries, for the benefit of the holder of any secured Indebtedness of a Person that is not Borrower or any of its Consolidated Subsidiaries, to maintain a specified loan-to-value ratio with respect to real Property that secures such Indebtedness.
“LTV Maintenance Exposure” means, with respect to any LTV Maintenance Agreement, the amount equal to (a) the amount of the Indebtedness with respect to which the LTV Maintenance Agreement is delivered exceeds (b) the product of (i) the book value of the real Property securing such Indebtedness (or such lesser value as is provided in or determined under the agreements governing such Indebtedness) and (ii) a percentage equal to the loan-to-value ratio (stated as a fraction) that Borrower or any of its Consolidated Subsidiaries agrees to maintain under the applicable LTV Maintenance Agreement; provided that if Borrower or one of its Consolidated Subsidiaries is liable severally but not jointly and severally with one or more other obligors under the LTV Maintenance Agreement, the amount of the Contingent Guaranty

Obligation in respect of such LTV Maintenance Agreement for Borrower or such Consolidated Subsidiary shall be the product of (x) the amount determined as set forth above and (y) the maximum percentage of the aggregate liability under such LTV Maintenance Agreement with respect to which Borrower or such Consolidated Subsidiary is severally liable; provided further, that if the LTV Maintenance Exposure with respect to a LTV Maintenance Agreement is less than zero, the LTV Maintenance Exposure for that LTV Maintenance Agreement shall be deemed to be zero.
“Material Adverse Effect” means any one or more events, developments or circumstances which, individually or when aggregated with any other circumstances or events, has had or would reasonably be expected to have a material adverse effect on (i) the business, property, financial condition or results of operations of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to perform its payment or other material obligations under the Loan Documents or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of Administrative Agent and the Banks thereunder.
“Material Amount of Assets” means, as of any date of determination, more than 10% of the consolidated total assets of Borrower and its Subsidiaries as of such date (other than assets of, or Investments in, Financial Subsidiaries or Borrower’s Consolidated ASC 810 Subsidiaries).
“Maturity Date” means November 12, 2029.
“Model Homes” means housing Units which have been completed, furnished and landscaped and are used in the marketing efforts with respect to a residential home community.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) of a type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions.
“Net Realizable Value Adjustment” means the adjustment required pursuant to Generally Accepted Accounting Principles consistently applied (including ASC 360 issued by the Financial Accounting Standards Board) to reflect a decrease in the book value of assets below their historical costs.
“Non-Consenting Bank” has the meaning set forth in Section 11.2.
“Non-Defaulting Bank” means, at any time, a Bank that is not a Defaulting Bank or a Potential Defaulting Bank.
“Non-Recourse Indebtedness” means Indebtedness incurred in connection with the purchase or improvement of Property (and any amendment, extension or refinancing of such Indebtedness) (a) that is secured solely by the Property purchased or improved, personal property related thereto, the equity interests in the borrower (but not Borrower hereunder) of such Indebtedness (if such Property constitutes all or substantially all of the assets of such borrower)

and/or its subsidiaries and/or proceeds of any of the foregoing and (b) the sole legal recourse for collection of principal and interest on such Indebtedness is against such collateral and/or such borrower and/or its subsidiaries; provided that any direct or indirect obligations or liabilities of any Person for indemnities, covenants (including, without limitation, performance, completion or similar guarantees or covenants) or for breach of any warranty, representation or covenant, in each case including indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, deposits, insurance and condemnation proceeds and other sums actually received by the applicable borrower from secured assets, environmental claims, waste, mechanics’ liens, failure to pay taxes or insurance, breach of separateness covenants, bankruptcy and insolvency events or any other circumstances customarily excluded from exculpation provisions and/or included in separate indemnification or guaranty agreements in non-recourse financings of real estate will in each case not cause any Indebtedness described in (a) and (b) above, whether in whole or in any part, to be classified as other than “Non-Recourse Indebtedness”.
“Note” means each promissory note made by Borrower to a Bank evidencing the Advances under that Bank’s Pro Rata Share of the Commitment, substantially in the form of Exhibit E, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.
“Obligations” means all present and future obligations of every kind or nature of Borrower or any Loan Party at any time and from time to time owed to Administrative Agent or the Banks or any one or more of them under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues to the extent permitted by applicable Law after the commencement of any proceeding under any Debtor Relief Law by or against Borrower, as well as the Loan Parties’ obligations, if any, to pay, discharge and satisfy the Erroneous Payment Subrogation Rights.
“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.
“Officer’s Certificate” means, when used with reference to any Person, a certificate signed by a Senior Officer of such Person.
“Opinions of Counsel” means the favorable written legal opinions of counsel to Borrower and the Guarantor Subsidiaries in form and substance reasonably acceptable to Administrative Agent, together with copies of all factual certificates and legal opinions upon which such counsel has relied.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except, in each case, any such taxes that are Connection Taxes imposed with respect to an assignment, other than an assignment made pursuant to Section 11.27, or sale of a participation.
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation and as codified at 31 C.F.R. § 850.101 et seq.
“Outstanding Amount” means with respect to the Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Loan, as the case may be, occurring on such date.
“Parent Company” means, with respect to a Bank, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Bank, or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.
“Participant” has the meaning set forth in Section 11.8(d).
“Party” means any Person other than the Banks or Administrative Agent which now or hereafter is a party to any of the Loan Documents.
“PATRIOT Act” has the meaning set forth in Section 11.26.
“Payment Recipient” has the meaning set forth in Section 10.15(a).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and which is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute.
“Performance Letter of Credit” means any letter of credit issued by an issuer for the account of Borrower or a Subsidiary that is not a Financial Letter of Credit.
“Permitted Encumbrances” means:
(a)    inchoate Liens incident to construction or maintenance of real property; or Liens incident to construction or maintenance of real property now or hereafter filed of record for which adequate reserves have been set aside if required by, and in accordance with, Generally Accepted Accounting Principles and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no material property is subject to a material risk of loss or forfeiture;

(b)    Liens for taxes and assessments on real property which are not yet past due; or Liens for taxes and assessments on real property for which adequate reserves have been set aside if required by, and in accordance with, Generally Accepted Accounting Principles and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no material property is subject to a material risk of loss or forfeiture;
(c)    minor defects and irregularities in title to any real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;
(d)    easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, utilities, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property, facilities, or equipment which in the aggregate do not materially burden or impair the fair market value or use of such property for the purposes for which it is or may reasonably be expected to be held;
(e)    easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of property affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such property for the purposes for which it is or may reasonably be expected to be held;
(f)    rights reserved to or vested in any Governmental Agency to control or regulate the use of any real property;
(g)    any obligations or duties affecting any real property to any Governmental Agency with respect to any right, power, franchise, grant, license, or permit;
(h)    present or future zoning laws and ordinances or other Laws and ordinances restricting the occupancy, use, or enjoyment of real property;
(i)    statutory Liens, including warehouseman’s liens, other than those described in clauses (a) or (b) above and any Lien imposed pursuant to the Code or ERISA with respect to any Pension Plan, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no material property is subject to a material risk of loss or forfeiture;
(j)    covenants, conditions, and restrictions affecting the use of real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;
(k)    rights of tenants under leases and rental agreements covering real property entered into in the ordinary course of business of the Person owning such real property;

(l)    Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;
(m)    Liens consisting of pledges or deposits of property to secure performance in connection with leases (other than Capital Leases) made in the ordinary course of business to which Borrower or a Subsidiary is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 25% of the annual fixed rentals payable under such lease;
(n)    Liens consisting of deposits of property to secure statutory obligations of Borrower or a Subsidiary of Borrower in the ordinary course of its business; and
(o)    Liens consisting of deposits of property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrower or a Subsidiary of Borrower is a party in the ordinary course of its business.
“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance or (c) the reversionary interest of a landlord under a lease of Property.
“Person” means an individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, estate, unincorporated organization, union, tribe, business association or Governmental Agency, or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established, maintained or contributed to by Borrower or any of its Subsidiaries or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, or as applicable, with respect to which Borrower or any of its Subsidiaries or any ERISA Affiliate may have any liability (whether actual or contingent).
“Platform” has the meaning set forth in Section 7.1.
“Potential Defaulting Bank” means, at any time, any Bank (i) with respect to which an event of the kind referred to in the definition of “Bank Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Bank, (ii) that has notified, or whose Parent Company or a financial institution affiliate thereof has notified, Administrative Agent or Borrower in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar agreement, or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by Administrative Agent that a Bank is a Potential Defaulting Bank under any of clauses (i) through (iii) above will be conclusive and binding absent manifest error, and such Bank will be deemed a

Potential Defaulting Bank upon notification of such determination by Administrative Agent to Borrower and the Banks.
“Pro Rata Share” of a Bank, (a) as it pertains to the Commitment, means the applicable percentage set forth opposite the name of that Bank on Schedule 1.1 to this Agreement, as such Schedule 1.1 may change from time to time in accordance with the terms of this Agreement or in accordance with any effective Assignment and Assumption and (b) after the funding of the Loan, means the applicable percentage of the Total Outstandings attributable to that Bank.
“Profit and Participation Agreement” means an agreement with respect to which the purchaser of any Property agrees to pay the seller of such Property a profit participation, price participation, or premium participation in such Property.
“Projections” means the financial projections of Borrower delivered to Administrative Agent on September 30, 2025.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning set forth in Section 7.1.
“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31 occurring after the Closing Date.
“Rating Agencies” means S&P, Moody’s and Fitch.
“Recipient” means (a) Administrative Agent and (b) any Bank, as applicable.
“Register” has the meaning set forth in Section 11.8(c).
“Regulation U” means Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System or any other regulation in substance substituted therefor.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Banks” means, as of any date of determination, Banks having an aggregate Pro Rata Share of more than 50% of the Commitment or, if the commitment of each Bank to make Advances has been terminated or suspended, or, following the initial funding of the Loan, Banks holding in the aggregate more than 50% of the Total Outstandings; provided that the Pro Rata Share of the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.
“Requirement of Law” means, as to any Person, any Law or any judgment, award, decree, writ or determination of, or any consent or similar agreement with, a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Official” means (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. Any document or certificate hereunder that is signed or executed by a Responsible Official of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of that Person.
“Revolving Credit Agreement” means that certain Revolving Loan Agreement dated as of November 12, 2025 by and among Borrower, the banks party thereto, and Bank of America, N.A., as administrative agent, as the same may be amended, restated, amended and restated, extended, renewed, supplemented, refinanced, replaced or otherwise modified from time to time.
“Revolving Credit Outstanding Amount” means:
(a)    with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such loans, as the case may be, occurring on such date; and
(b)    with respect to any Letter of Credit Usage on any date, the amount of such Letter of Credit Usage on such date, after giving effect to the issuance, extension, expiry, renewal or increase of any Letter of Credits occurring on such date and any other changes in the aggregate amount of the Letter of Credit Usage as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“Revolving Credit Total Outstandings” means the aggregate Revolving Credit Outstanding Amount of all Revolving Loans and all Letter of Credit Usage.

“Revolving Loans” means the revolving loans made to Borrower pursuant to the Revolving Credit Agreement.
“Right of Others” means, with respect to any Property in which a Person has an interest, (a) any legal or equitable claim or other interest (other than a Lien) in or with respect to that Property held by any other Person, and (b) any option or right held by any other Person to acquire any such claim or other interest (including a Lien).
“S&P” means Standard & Poor’s, a division of S&P Global Inc., and any successor thereto.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“Securities” means any capital stock, share, voting trust certificate, bonds, debentures, notes or other evidences of indebtedness, limited partnership interests, or any warrant, option or other right to purchase or acquire any of the foregoing.
“Senior Officer” means the (a) chief executive officer, (b) chief operating officer, (c) chief financial officer, (d) chief accounting officer, or (e) treasurer, in each case whatever the title nomenclature may be, of the Person designated.
“Shareholders’ Equity” means, as of any date of determination, shareholders’ equity as of that date determined in accordance with Generally Accepted Accounting Principles consistently applied; provided that there shall be excluded from Shareholders’ Equity any amount attributable to capital stock that is, directly or indirectly, required to be redeemed or repurchased by the issuer thereof prior to the date which is one year after the Maturity Date or upon the occurrence of specified events or at the election of the holder thereof.
“Significant Subsidiary” means, as of the Closing Date and as of any other date of determination, any Subsidiary of Borrower (other than a Joint Venture) which is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act using 5% rather than 10% in all cases and excluding the effect of Financial Subsidiaries; provided that no Financial Subsidiary shall be a Significant Subsidiary.
“SOFR” means the Secured Overnight Financing Rate as administered by the SOFR Administrator.
“SOFR Adjustment” means 0.10% (10 basis points).
“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other person acting as the SOFR Administrator at such time that is satisfactory to Administrative Agent.

“Sold Homes” means Developed Lots having fully or partially constructed Units thereon (including, at a minimum, a completed foundation for any such Unit) that are subject to bona fide contracts for the sale of such Units to a third party.
“Solvent” means, as to any Person, that such Person (a) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s indebtedness and other obligations (including contingent debts), (b) is able to pay all of its indebtedness and other obligations as such indebtedness and other obligations mature and (c) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.
“Speculative Units” means Developed Lots having fully or partially constructed Units thereon (including, at a minimum, a completed foundation for any such Unit) that are not subject to bona fide contracts for the sale of such Units to a third party, excluding Developed Lots containing Units used as Model Homes.
“Subordinated Obligations” means, collectively, all obligations of Borrower or any of its Consolidated Subsidiaries that (a) do not provide for any scheduled redemption on or before 30 days after the Maturity Date, (b) are expressly subordinated to the Obligations under the Loan Documents by a written instrument containing subordination and related provisions (including interest payment blockage, standstill and related provisions) reasonably acceptable to Administrative Agent or the Required Banks, (c) are subject to financial covenants which are reasonably acceptable to Administrative Agent or the Required Banks and (d) are subject to other covenants (other than the covenant to pay interest) and events of default which are reasonably acceptable to Administrative Agent or the Required Banks.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, or other business entity whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which securities having a majority of the ordinary voting power for the election of the board of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person or one or more Subsidiaries of such Person; or (b) in the case of a partnership or other business entity, in which such Person or a Subsidiary of such Person is a general partner.
“Subsidiary Guaranty” means the guaranty of the Indebtedness of Borrower under this Agreement executed by each Guarantor Subsidiary of Borrower and acknowledged by Administrative Agent substantially in the form of Exhibit G, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Agency, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means:
(a)    for any interest period with respect to a Term SOFR Rate Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such interest period with a term equivalent to such interest period; provided that if the rate is not published prior to 11:00 a.m. Eastern Time on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto in each case, plus the SOFR Adjustment, and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to such date with a term of one (1) month commencing that day; provided that if the rate is not published prior to 11:00 a.m. Eastern Time on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment; provided that if Term SOFR would otherwise be less than zero percent (0.0%), Term SOFR shall be deemed zero percent (0.0%).
“Term SOFR Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time).
“to the best knowledge of” means, when modifying a representation, warranty or other statement of any Person, that such representation, warranty or statement is a representation, warranty or statement that (a) the Person making it has no actual knowledge of the inaccuracy of the matters therein stated and (b) assuming the exercise by the Person making it of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person would have done under similar circumstances), the Person making it would have no actual knowledge of the inaccuracy of the matters therein stated. Where the Person making the representation, warranty or statement is not a natural person, the aforesaid actual or constructive knowledge shall be that of any Senior Officer of that Person.
“Total Outstandings” means, as of any date of determination, the aggregate Outstanding Amount of the Loan.
“Type” means, with respect to the Loan, its character as a Base Rate Loan, a Term SOFR Rate Loan, or a Daily Simple SOFR Rate Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unit” means a residential housing unit available for sale, or subject to a contract for the sale of such Unit, located in the United States of America.
“Unreimbursed Amount” means the amount of an unreimbursed drawing of a Letter of Credit, to the extent Borrower fails to reimburse the issuing bank thereunder by the date required by the Revolving Credit Agreement.
“Unrestricted Cash” means, as of any date of determination, the Cash and Cash Equivalents of Borrower and its Borrowing Base Subsidiaries to the extent that such Cash and Cash Equivalents are free and clear of all Liens and Rights of Others and are not subject to any restriction pursuant to any Contractual Obligations.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“Voting Stock” means, with respect to any Person, the capital stock of such Person having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
“Wells Fargo” has the meaning set forth in the first paragraph hereof.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Accounting Terms.
All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles consistently applied, except as otherwise specifically prescribed herein. In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that the financial covenants contained in Sections 6.9, 6.10, 6.11, 6.16 or 6.17 would then be calculated in a different manner or with different components or would render the same not meaningful criteria for evaluating Borrower’s financial condition, (a) Borrower and the Banks agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles and (b) until so amended, (i) such financial covenants shall continue to be computed in accordance with Generally Accepted Accounting Principles prior to such change therein and (ii) Borrower shall provide to Administrative Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such financial covenants made before and after giving effect to such change in Generally Accepted Accounting Principles.
1.3Rounding.
Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.4Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms and to derivations thereof.
(b)Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).
(c)The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(d)Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(e)Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
(f)The term “including” is by way of example and not limitation.
(g)The term “or” is not exclusive.
(h)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(i)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(j)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.5Exhibits and Schedules.
All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified, or amended, are incorporated herein by reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.
1.6References to “Borrower and its Subsidiaries”.
Any reference herein to “Borrower and its Subsidiaries” or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.

1.7Time of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern standard time.
1.8Reserved.
1.9Divisions.
For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s Laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its capital stock at such time.
1.10Rates.
Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Screen Rate, Term SOFR or Daily Simple SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Screen Rate, Term SOFR, Daily Simple SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent-Related Persons may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Screen Rate, Term SOFR, Daily Simple SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Screen Rate, Term SOFR, Daily Simple SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Bank or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II
LOAN
2.1Loan-General.

(a)Subject to the terms and conditions set forth in this Agreement, at any time during the Availability Period, each Bank shall, pro rata according to such Bank’s Pro Rata Share of the Commitment, make an Advance to Borrower under the Commitment in such amount as Borrower may request; provided that the Advance shall be at least 50% of such Bank’s Pro Rata Share of the Commitment. In no event shall the Banks be obligated to make the Loan to Borrower at any time if, after giving effect to such Loan, the provisions of Section 6.17 would be violated. Any portion of the Commitment funded by one or more Banks in accordance with this Agreement shall automatically terminate upon such funding, and any portion of the Commitment not drawn within the Availability Period shall automatically terminate upon the funding of the Loan (or, if no drawing has occurred during the Availability Period, immediately following the end of the Availability Period). Notwithstanding anything to the contrary contained in this Agreement, any amounts of the Loan repaid by Borrower may not be reborrowed.
(b)[Intentionally Omitted].
(c)Subject to the next sentence, the Loan shall be made pursuant to Borrower’s irrevocable Loan Notice to Administrative Agent, which shall specify the requested (i) date of the Loan, (ii) Type of Loan, (iii) amount of the Loan and (iv) in the case of a Term SOFR Rate Loan, Interest Period for such Loan. The Loan Notice delivered under this Agreement may be delivered by mail, email, telecopier, or as otherwise acceptable to Administrative Agent in writing, appropriately completed and signed by a Responsible Official of Borrower.
(d)Promptly following receipt of the Loan Notice, Administrative Agent shall notify each Bank (by telecopier or other electronic transmission permitted hereunder) of the date and Type of the Loan, the applicable Interest Period in the case of a Term SOFR Rate Loan, and that Bank’s Pro Rata Share of the Loan. Not later than 3:00 p.m. New York time, on the date specified for the Loan, each Bank shall make its Pro Rata Share of the Loan in immediately available funds available to Administrative Agent at Administrative Agent’s Office. Upon fulfillment of the applicable conditions set forth in Article VIII, all Advances shall be credited in immediately available funds to the Designated Deposit Account.
(e)The principal amount of the Loan shall be an integral multiple of $1,000,000 and shall be in an amount not less than (i) $1,000,000 if such Loan is a Base Rate Loan and (ii) $5,000,000 if such Loan is a Term SOFR Rate Loan or Daily Simple SOFR Rate Loan.
(f)The Loan Notice shall be irrevocable upon Administrative Agent’s first notification thereof. The obligation of each Bank to make any Advance is several, and not joint or joint and several, and is not conditioned upon the performance by any other Bank of its obligation to make Advances. The failure by any Bank to perform its obligation to make any Advance will not increase the obligation of any other Bank to make Advances.
(g)Subject to Section 3.6(e), Borrower may redesignate (i) a Base Rate Loan as either a Term SOFR Rate Loan or Daily Simple SOFR Rate Loan, (ii) a Term SOFR Rate Loan as a Base Rate Loan, a Term SOFR Rate Loan with a new Interest Period, or a Daily Simple SOFR Rate Loan or (iii) a Daily Simple SOFR Rate Loan as a Base Rate Loan or a Term SOFR Rate Loan by delivering a Loan Notice to Administrative Agent, within the time periods and pursuant to the conditions set forth in Section 2.1(c), 2.2 or 2.3, as applicable, and elsewhere in this Agreement. If no Loan Notice has been made prior to the last day of the Interest Period for an outstanding Term SOFR Rate Loan, within the requisite notice periods set forth in Section 2.3, then Borrower shall be deemed to have requested that such Term SOFR Rate Loan remain designated as a Term SOFR Rate Loan with an Interest Period of the same length.

(h)The Advance made by each Bank under this Section 2.1 shall be evidenced by that Bank’s Note to the extent requested by such Bank.
2.2Base Rate Loan.
A request by Borrower for a Base Rate Loan shall be made pursuant to a Loan Notice received by Administrative Agent, at Administrative Agent’s Office, not later than 1:00 p.m. New York time, on the Business Day on which the requested Base Rate Loan is to be made. Administrative Agent shall notify each Bank of a request for a Base Rate Loan as soon as practicable after receipt of the same. The Loan shall constitute a Base Rate Loan unless properly designated as a Term SOFR Rate Loan or Daily Simple SOFR Rate Loan pursuant to Section 2.3.
2.3Term SOFR Rate Loan and Daily Simple SOFR Rate Loan.
(a)A request by Borrower for (i) a Term SOFR Rate Loan shall be made pursuant to a Loan Notice received by Administrative Agent, at Administrative Agent’s Office, not later than 1:00 p.m. New York time, at least two (2) U.S. Government Securities Business Days before the first day of the applicable Interest Period and (ii) a Daily Simple SOFR Rate Loan shall be made pursuant to a Loan Notice received by Administrative Agent, at Administrative Agent’s Office, not later than 1:00 p.m. New York time, on the requested day of borrowing. Administrative Agent shall notify each Bank of a request for the Term SOFR Rate Loan or Daily Simple SOFR Rate Loan, as applicable, as soon as practicable after receipt of the same.
(b)With respect to a Term SOFR Rate Loan, at or about 1:00 p.m., New York time, one (1) U.S. Government Securities Business Days before the first day of the applicable Interest Period, Administrative Agent shall determine the applicable Term SOFR (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Banks by telecopier or other electronic transmission permitted hereunder.
(c)With respect to a Daily Simple SOFR Rate Loan, Administrative Agent shall promptly give notice to Borrower and the Banks of the interest rate applicable to such Daily Simple SOFR Rate Loan upon determination of such interest rate by telecopier or other electronic transmission permitted hereunder.
(d)There may be no more than ten (10) different Interest Periods for Loans that are Term SOFR Rate Loans outstanding at the same time.
2.4[Intentionally Omitted].
2.5[Intentionally Omitted].
2.6[Intentionally Omitted].
2.7Optional Increase to Commitment.
(a)Subject to the limitations set forth in this Section, Administrative Agent may, at any time and from time to time at the request of Borrower, increase the Commitment by

(i)admitting any Person that immediately prior to such admission was not a Bank as an additional Bank hereunder (each an “Additional Bank”), or (ii) increasing the Exposure of any Bank (each an “Increasing Bank”), subject to the following conditions:
(A)intentionally omitted;
(B)if so requested by the Additional Bank or Increasing Bank, Borrower executes (A) a new Note payable to such Additional Bank, or (B) a replacement Note payable to such Increasing Bank if such Increasing Bank previously received a Note;
(C)each Additional Bank executes and delivers to Administrative Agent an instrument of joinder to this Agreement which is in form and substance acceptable to Administrative Agent;
(D)after giving effect to the admission of any Additional Bank or the increase in the Exposure of any Increasing Bank, the Commitment does not exceed $600,000,000;
(E)each increase in the Commitment shall be in the amount of $5,000,000 or a greater integral multiple of $1,000,000;
(F)no admission of any Additional Bank shall increase the Exposure of any existing Bank without the written consent of such Bank;
(G)no Bank shall be an Increasing Bank without the written consent of such Bank;
(H)no Default or Event of Default exists or would result from such increased Commitment (provided that for the purposes of this condition, compliance with Sections 6.10 and 6.11 shall be determined in accordance with clauses (I) and (J) below);
(I)Borrower satisfies Section 6.10 on a pro forma basis after giving effect to such increased Commitment (which shall be deemed fully drawn for purposes of complying with Section 6.10);
(J)Borrower satisfies Section 6.11(b) (without giving effect to Section 6.11(a) thereof);
(K)Administrative Agent shall have received from Borrower such documents as it may reasonably request in connection with such increase, including:
(1)a certificate signed by a Senior Officer of Borrower certifying that (1) the representations and warranties contained in Article IV and the other Loan Documents are true and correct on and as of the date of the increase, except to the extent that such representations and warranties specifically refer to an earlier date, and except that the Borrowing Base Certificate referred to in Section 4.7(b) shall be deemed to refer to the most recent Borrowing Base Certificate delivered pursuant to Section 2.8, if the same has been so delivered, (2) no Default or Event of Default exists as of the date of the increase or will result from the increase and (3) certifying that the resolutions adopted by Borrower approving or consenting to such increase have not been modified, rescinded or amended and are in full force and effect on and as of the date of the increase; and
(2)a written consent to the increase and reaffirmation of its obligations under the Loan Documents executed by each Guarantor Subsidiary; and
(L)Any such increase shall be effective, if at all, as of the date determined by Administrative Agent and Borrower. Administrative Agent shall promptly notify the Banks of the effective date of such increase.
(b)Except as set forth in Section 2.7(a), no consent of the Banks shall be required for an increase in the amount of the Commitment pursuant to this Section 2.7.
(c)After the admission of any Additional Bank or the increase in the Exposure of any Increasing Bank, Administrative Agent shall promptly provide to each Bank and to Borrower a new Schedule 1.1 to this Agreement.
(d)[Intentionally Omitted].
(e)[Intentionally Omitted].
(f)This Section shall supersede any provisions in Section 11.2 or 11.8 to the contrary.
2.8Borrowing Base.
(a)Reporting of Borrowing Base. Concurrently with the delivery of the financial statements described in Section 7.1(a) and (b), Borrower shall provide Administrative Agent with a Borrowing Base Certificate in a form satisfactory to Administrative Agent showing Borrower’s calculations of the components of the Borrowing Base as of the end of the last Fiscal Quarter and such data supporting such calculations per Exhibit B or in another form as Administrative Agent may reasonably require; provided that Borrower shall have no obligation to provide a Borrowing Base Certificate to Administrative Agent at any time at which Borrower holds an Investment Grade Credit Rating. Any change in the Borrowing Base shall be effective upon receipt of a Borrowing Base Certificate.
(b)Amount of Borrowing Base. As used in this Agreement, the term “Borrowing Base” means a Dollar amount equal to the sum of the following, as of any date of determination, and with respect to Borrower and the Borrowing Base Subsidiaries:
(i)Escrow Receivables. 100% of the aggregate GAAP Value of Escrow Receivables; plus
(ii)Homes Under Construction. 90% of the aggregate GAAP Value of Homes Under Construction; plus
(iii)Land Under Development. 65% of the aggregate GAAP Value of Land Under Development; plus

(iv)Land Held For Future Development and Land Held for Sale. 50% of the aggregate GAAP Value of Land Held for Future Development and Land Held for Sale; plus
(v)Unrestricted Cash. At Borrower’s election, up to 100% of Unrestricted Cash in excess of $15,000,000;
provided, however, that the aggregate of the amounts set forth in clause (iv) shall be less than 40% of the Borrowing Base; provided further, that the value of any unentitled land or land under option shall not be included in the Borrowing Base.
2.9Loan Reallocation.
Administrative Agent, Borrower, and each Bank (including any Bank who was not a “Bank” under the Existing Loan Agreement immediately prior to giving effect hereto, each such Bank, a “New Bank”) agree that upon the effectiveness of this Agreement, the outstanding principal amount of such Bank’s Loan is as set forth on Schedule 1.1 attached hereto. Simultaneously with the effectiveness of this Agreement, the principal amount of all outstanding Loans shall be reallocated among the Banks in accordance with their respective Loans as set forth on Schedule 1.1 attached hereto. In order to effect such reallocations, any New Bank and each other Bank whose Loan exceeds its “Loan” under the Existing Loan Agreement immediately prior to the effectiveness of this Agreement (each, an “Assignee Bank”) shall be deemed to have purchased at par a portion of all right, title and interest in, and all obligations in respect of, the “Loan” under the Existing Loan Agreement of any “Bank” under the Existing Loan Agreement which shall not be a Bank hereunder or whose Loan will be less than its “Loan” under the Existing Loan Agreement immediately prior to the effectiveness of this Agreement (each, an “Assignor Bank”) so that the outstanding principal amount of the Loan of each Bank will be as set forth on Schedule 1.1 attached hereto. Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment and Assumptions without the payment of any related assignment fee, and, except for new or replacement Notes to be provided to the Assignee Banks and, if applicable, the Assignor Banks, in the principal amounts of their respective Loans upon the effectiveness of this Agreement, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived). The Assignee Banks shall make the proceeds of such purchases available to Administrative Agent which shall then make such amounts of the proceeds of such purchases available to the Assignor Banks as is necessary to purchase in full at par the Loans owing to the Assignor Banks.
ARTICLE III
PAYMENTS AND FEES
3.1Principal and Interest.
(a)Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date of such Advance until payment in full and shall accrue and be payable at the rates set forth herein, to the extent permitted by applicable Laws, before and after default, before and after maturity, before and after any judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest at the Default Rate.
(b)Interest accrued on each Base Rate Loan shall be due and payable in arrears within five (5) Business Days after each Quarterly Payment Date. Except as otherwise provided in Section 3.7, the unpaid principal amount of any Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the sum of the Base Rate plus the Applicable Base Rate Spread.
(c)Interest accrued on each Term SOFR Rate Loan shall be due and payable in arrears on the last day of the Interest Period applicable to such Term SOFR Rate Loan; provided, in the case of each Interest Period of longer than three (3) months, accrued interest shall also be due and payable each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period. Except as otherwise provided in Section 3.7, the unpaid principal amount of any Term SOFR Rate Loan shall bear interest at a rate per annum equal to the sum of Term SOFR for that Term SOFR Rate Loan plus the Applicable Term SOFR Rate Spread.
(d)Interest accrued on each Daily Simple SOFR Rate Loan shall be due and payable in arrears monthly on the first Business Day of each month and on the Maturity Date. Except as otherwise provided in Section 3.7, the unpaid principal amount of any Daily Simple SOFR Rate Loan shall bear interest at a rate per annum equal to the sum of Daily Simple SOFR for that Daily Simple SOFR Rate Loan plus the Applicable Daily Simple SOFR Rate Spread.
(e)If not sooner paid, the Loan shall be immediately payable in Cash on the Maturity Date.
(f)The Loan may, at any time and from time to time, voluntarily be prepaid at the election of Borrower in whole or in part without premium or penalty; provided that such prepayment shall only be permitted if after giving effect to such prepayment the Loan is either (i) $0 or (ii) is not less than $50,000,000.00; and provided, further, that: (i) any such partial prepayment shall be in integral multiples of $1,000,000, (ii) any partial prepayment shall be in an amount not less than $1,000,000 on a Base Rate Loan, and not less than $5,000,000 on a Term SOFR Rate Loan or Daily Simple SOFR Rate Loan, (iii) Administrative Agent must have received written notice of any prepayment (A) by 1:00 p.m., New York time, at least three (3) U.S. Government Securities Business Days before the date of prepayment in the case of a Term SOFR Rate Loan or Daily Simple SOFR Rate Loan or (B) by 1:00 p.m., New York time, on the date of prepayment in the case of a Base Rate Loan, (iv) each prepayment of principal, except for partial prepayments on a Base Rate Loan, shall be accompanied by prepayment of interest accrued to the date of payment on the amount of principal paid and (v) in the case of any prepayment of a Term SOFR Rate Loan or Daily Simple SOFR Rate Loan, Borrower shall promptly upon demand reimburse each Bank for any loss or cost directly or indirectly resulting from the prepayment, determined as set forth in Section 3.6.
(g)Change in Control.
(i)If a Change in Control shall have occurred, at the option of the Required Banks, Borrower shall repay in Cash the Loan, together with interest thereon and all other amounts due in connection with the Loan and this Agreement (the “Change in Control Repayment”), on the date that is no more than twenty (20) Business Days after the occurrence of the Change in Control (the “Change in Control Payment Date”), subject to receipt by Borrower of a Change in Control Payment Notice as set forth in Section 3.1(g)(iii). Subject to receipt of a Change in Control Payment Notice (as hereinafter defined), on the Change in Control Payment Date, the Commitment shall automatically terminate.
(ii)Within ten (10) Business Days after the occurrence of a Change in Control, Borrower shall provide written notice of the Change in Control to Administrative Agent and each Bank. The notice shall state:
(A)the events causing a Change in Control and the date of such Change in Control;
(B)the date by which the Change in Control Payment Notice (as defined in Section 3.1(g)(iii)) must be given; and
(C)the Change in Control Payment Date.
(iii)At the direction of the Required Banks, Administrative Agent shall, on behalf of the Banks, exercise the rights specified in Section 3.1(g)(i) by delivery of a written notice (a “Change in Control Payment Notice”) to Borrower at any time prior to or on the Change in Control Payment Date, stating that the Loans shall be prepaid on the Change in Control Payment Date. Subject to receipt of a Change in Control Payment Notice, on the Change in Control Payment Date, Borrower shall make the Change in Control Repayment to Administrative Agent for the benefit of the Banks, and the Commitment shall terminate.
(iv)If a Change in Control shall have occurred, Borrower may not request an Advance and, for the avoidance of doubt, no Bank shall have an obligation to make Advances.
(h)If for any reason the Borrowing Base Indebtedness exceeds the Borrowing Base (as set forth in the then most recent Borrowing Base Certificate delivered hereunder by Borrower to Administrative Agent) and Borrower does not hold an Investment Grade Credit Rating at such time, Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.
(i)Term SOFR and Daily Simple SOFR Conforming Changes. In connection with the use or administration of Term SOFR or Daily Simple SOFR, as applicable, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Administrative Agent will promptly notify Borrower and the Banks of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR or Daily Simple SOFR.
3.2[Intentionally Omitted].
3.3Other Fees.
Borrower shall pay to Administrative Agent, Arrangers and the Banks, as applicable, such other fees in such amounts and at such times as heretofore set forth in letter agreements to which Borrower is a party.
3.4Illegality.

If any Bank determines that any Law has made it unlawful, or that any Governmental Agency has asserted that it is unlawful, for any Bank or its applicable Lending Office to make, maintain or fund the Loan whose interest is determined by reference to SOFR, the Term SOFR Screen Rate, Term SOFR or Daily Simple SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Screen Rate, Term SOFR or Daily Simple SOFR, then, upon notice thereof by such Bank to Borrower (through Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Banks to make a Term SOFR Rate Loan or Daily Simple SOFR Rate Loan, as applicable, and any right of Borrower to continue a Term SOFR Rate Loan or Daily Simple SOFR Rate Loan, as applicable, or to convert a Base Rate Loan to a Term SOFR Rate Loan or Daily Simple SOFR Rate Loan, as applicable, shall be suspended, and (b) the interest rate on which a Base Rate Loan shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Bank notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, Borrower shall, if necessary to avoid such illegality, upon demand from any Bank (with a copy to Administrative Agent), prepay or, if applicable, convert the Term SOFR Rate Loan or the Daily Simple SOFR Rate Loan, as applicable, to a Base Rate Loan (the interest rate on which the Base Rate Loan shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Banks may lawfully continue to maintain the Term SOFR Rate Loan or Daily Simple SOFR Rate Loan, as applicable, to such day, or immediately, if any Bank may not lawfully continue to maintain the Term SOFR Rate Loan or Daily Simple SOFR Rate Loan, as applicable, to such day, in each case until Administrative Agent is advised in writing by each affected Bank that it is no longer illegal for such Bank to determine or charge interest rates based upon SOFR, the Term SOFR Screen Rate, Term SOFR or Daily Simple SOFR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.6.
3.5[Intentionally Omitted].
3.6Term SOFR and Daily Simple SOFR Fees and Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank;
(ii)subject any Recipient to any tax of any kind whatsoever with respect to this Agreement or any Term SOFR Rate Loan or any Daily Simple SOFR Rate Loan made by it, or change the basis of taxation of payments to such Recipient in respect thereof (except for Indemnified Taxes, Taxes described in clauses (b) and (c) of the definition of Excluded Taxes, and Connection Income Taxes); or

(iii)impose on any Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or the Term SOFR Rate Loan or the Daily Simple SOFR Rate Loan made by such Bank;
and the result of any of the foregoing would be to increase the cost to such Bank of making or maintaining the Term SOFR Rate Loan or the Daily Simple SOFR Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Bank, Borrower will pay to such Bank such additional amount or amounts as will compensate such Bank for such additional costs incurred or reduction suffered.
(b)Capital or Liquidity Requirements. If any Bank determines that any Change in Law affecting such Bank or any Lending Office of such Bank or such Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Bank’s capital or on the capital of such Bank’s holding company, if any, as a consequence of this Agreement, the Pro Rata Share of the Commitment of such Bank or the Loan made by such Bank to a level below that which such Bank or such Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s policies and the policies of such Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Bank such additional amount or amounts as will compensate such Bank or such Bank’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Bank setting forth the amount or amounts necessary to compensate such Bank or its holding company, as the case may be, as specified in Section 3.6(a) or Section 3.6(b) and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Bank the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Bank’s right to demand such compensation, provided that Borrower shall not be required to compensate a Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)Inability to Determine Rates for Term SOFR Rate Loans and Daily Simple SOFR Rate Loans. Subject to Section 3.9, if:
(i)Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” or “Daily Simple SOFR”, as applicable, cannot be determined pursuant to the definition thereof; or
(ii)the Required Banks determine that for any reason in connection with any request for a Term SOFR Rate Loan, a Daily Simple SOFR Rate Loan, or a conversion thereto or a continuation thereof that Term SOFR or Daily Simple SOFR, as applicable, for any requested Interest Period with respect to a proposed Term SOFR Rate Loan or Daily Simple SOFR Rate Loan, as applicable, does not adequately and fairly reflect the cost to such Banks of making and maintaining such Loan, and the Required Banks have provided notice of such determination to Administrative Agent, Administrative Agent will promptly so notify Borrower and each Bank.
Upon notice thereof by Administrative Agent to Borrower, any obligation of the Banks to make a Term SOFR Rate Loan or Daily Simple SOFR Rate Loan, as applicable, and any right of Borrower to continue a Term SOFR Rate Loan or a Daily Simple SOFR Rate Loan, as applicable, or to convert a Base Rate Loan to a Term SOFR Rate Loan or Daily Simple SOFR Rate Loan, as applicable, shall be suspended (to the extent of the affected Term SOFR Rate Loan, affected Daily Simple SOFR Rate Loan, or affected Interest Periods, as applicable) until Administrative Agent (with respect to clause (ii), at the instruction of the Required Banks) revokes such notice. Upon receipt of such notice, (i) Borrower may revoke any pending Loan Notice for an Advance of, conversion to or continuation of a Term SOFR Rate Loan or Daily Simple SOFR Rate Loan, as applicable, (to the extent of the affected Term SOFR Rate Loan, affected Daily Simple SOFR Rate Loan, or affected Interest Periods, as applicable) or, failing that, Borrower will be deemed to have converted such Loan Notice into a request for an Advance of or conversion to a Base Rate Loan in the amount specified therein and (ii) an outstanding affected Term SOFR Rate Loan or Daily Simple SOFR Rate Loan, as applicable, will be deemed to have been converted into a Base Rate Loan at the end of the applicable Interest Period. Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.6(f). Subject to Section 3.9, if Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” or “Daily Simple SOFR”, as applicable, cannot be determined pursuant to the definition thereof on any given day, the interest rate on a Base Rate Loan shall be determined by Administrative Agent without reference to clause (b) of the definition of “Base Rate” until Administrative Agent revokes such determination.
(f)Compensation for Losses. Upon demand of any Bank (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Bank for and hold such Bank harmless from any loss, cost or expense incurred by it as a result of:
(i)any continuation, conversion, payment or prepayment of the Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for the Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(ii)any failure by Borrower (for a reason other than the failure of any Bank to make the Loan) to prepay, borrow, continue or convert the Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or
(iii)any assignment of a Term SOFR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 11.27;
including any loss, cost or expense arising from the liquidation or reemployment of funds obtained by it to maintain the Loan or from fees payable to terminate the deposits from which such funds were obtained. A certificate of any Bank setting forth any amount or amounts that such Bank is entitled to receive pursuant to this Section 3.6(f) shall be delivered to Borrower in accordance with Section 3.16 and shall be conclusive absent manifest error. Borrower shall also pay any customary administrative fees charged by such Bank in connection with the foregoing.
3.7Late Payments/Default Interest.
If any installment of principal or interest or any other amount payable to the Banks under any Loan Document is not paid when due and upon the request of the Required Banks, it shall thereafter bear interest at a fluctuating interest rate per annum at all times (whether before or after judgment ) equal to the sum of the Base Rate plus the Applicable Base Rate Spread plus two percent (2%) (the “Default Rate”), provided however that, subject to the following sentence, principal, interest or other amounts due with respect to (i) a Term SOFR Rate Loan shall bear interest at a fluctuating rate per annum at all times equal to the sum of Term SOFR plus the Applicable Term SOFR Rate Spread plus two percent (2%) and (ii) a Daily Simple SOFR Rate Loan shall bear interest at a fluctuating rate per annum at all times equal to the sum of Daily Simple SOFR plus the Applicable Daily Simple SOFR Rate Spread plus two percent (2%); in each case, to the extent permitted by applicable Law, until paid in full (whether before or after judgment). Upon and during the continuance of any Event of Default under Section 9.1(a) and/or (b) or Section 9.1(j), the Obligations shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, to the extent permitted by applicable Law, until no Event of Default exists (whether before or after judgment).
3.8Computation of Interest and Fees; Holidays.
(a)All computations of interest for a Base Rate Loan when the Base Rate is determined by Administrative Agent’s “prime rate” shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees hereunder shall be calculated on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day and excluding the last day), which results in greater interest than if a year of 365 days were used. If the Loan is repaid on the same day on which it is made it shall bear interest for one day.
(b)If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
3.9Benchmark Replacement Setting.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Administrative Agent and Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all affected Banks and Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Banks comprising the Required Banks. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.9(a) will occur prior to the applicable Benchmark Transition Start Date.

(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and the Banks of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Administrative Agent will notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.9(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 3.9, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.9.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Screen Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending Loan Notice for an Advance of, conversion to or continuation of, a Term SOFR Rate Loan to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for an Advance of or conversion to a Base Rate Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
3.10Payment Free of Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable

Law. If Borrower shall be required (as determined in the good faith discretion of the applicable withholding agent) by applicable Law to deduct and withhold any Tax from any such payment, then
(i)the sum payable shall be increased as necessary so that after making all required deductions of Indemnified Taxes (including deductions and withholdings applicable to additional sums payable under this Section) the Recipient receives an amount equal to the sum it would have received had no such deductions been made,
(ii)Borrower or Administrative Agent, as applicable, shall make such deductions, and
(iii)Borrower or Administrative Agent, as applicable, shall timely pay the full amount deducted to the relevant Governmental Agency in accordance with applicable Law.
(b)Payment of Other Taxes by Borrower. Borrower shall timely pay any Other Taxes to the relevant Governmental Agency in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for its payment in accordance with applicable Law of any Other Taxes.
(c)Indemnification by Borrower. Without duplication of Section 3.10(a), Borrower shall indemnify each Recipient within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Agency. A certificate as to the amount of such payment or liability, together with reasonable supporting documentation, if any, delivered to Borrower by a Bank (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.
(d)Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Agency, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Agency evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(e)Status of Banks. Any Bank that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), prior to the date on which such Bank becomes a Bank under this Agreement, and at the time or times prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.10(e)(1)(i)-(iii) and Section 3.10(e)(2) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank. Without limiting the generality of the foregoing,
(1) any Foreign Bank shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Bank is legally entitled to do so), whichever of the following is applicable:
(i)duly executed originals of IRS Form W-8BEN or IRS Form W- 8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(ii)duly executed originals of IRS Form W-8ECI,
(iii)in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Bank is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E,
(iv)duly executed originals of IRS Form W-8IMY, and
(v)any other form or certificate prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower to determine the withholding or deduction required to be made; and
(2) if a payment made to a Bank under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (2), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(3) each Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the request of Borrower or

Administrative Agent) duly completed originals of IRS Form W-9 (or any successor form) certifying that such Bank is exempt from U.S. backup withholding tax.
Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.
(f)Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made by Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient, and without interest (other than any interest paid by the relevant Governmental Agency with respect to such refund), provided that Borrower, upon the request of the Recipient, agrees to repay the amount paid over to Borrower pursuant to this Section 3.10(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Agency) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Agency. Notwithstanding anything to the contrary in this Section 3.10(f), in no event will the Recipient be required to pay any amount to Borrower pursuant to this Section 3.10(f) the payment of which would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.10(f) shall not be construed to require the Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.
(g)For purposes of determining withholding Taxes imposed under FATCA, Borrower and Administrative Agent shall treat (and the Banks hereby authorize Administrative Agent to treat) the Loan as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
3.11Funding Sources.
Nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for its share of the Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for its share of the Loan in any particular place or manner.
3.12Failure to Charge or Making of Payment Not Subsequent Waiver.
Any decision by any Bank not to require payment of any fee or costs, or to reduce the amount of the payment required for any fee or costs, or to calculate any fee or any cost in any particular manner, shall not limit or be deemed a waiver of any Bank’s right to require full payment of any fee or costs, or to calculate any fee or any costs in any other manner. Any decision by Borrower to pay any fee or costs shall not limit or be deemed a waiver of any right of Borrower to protest or dispute the payment amount of such fee or costs.
3.13Time and Place of Payments; Evidence of Payments; Application of Payments.

All payments to be made by Borrower shall be made without conditions or deduction for any counterclaim, defense, recoupment or setoff. The amount of each payment hereunder, under the Notes or under any Loan Document shall be made to Administrative Agent at Administrative Agent’s Office, for the account of each of the Banks or Administrative Agent, as the case may be, in lawful money of the United States of America without deduction, offset or counterclaim and in immediately available funds on the day of payment (which must be a Business Day). All payments of principal received after 1:00 p.m., New York time, on any Business Day, shall be deemed received on the next succeeding Business Day for purposes of calculating interest thereon. The amount of all payments received by Administrative Agent for the account of a Bank shall be promptly paid by Administrative Agent to that Bank in immediately available funds. Each Bank shall keep a record of Advances made by it and payments of principal with respect to each Note, and such record shall be presumptive evidence of the principal amount owing under such Note; provided that failure to keep such record shall in no way affect the Obligations of Borrower. Prior to the Maturity Date or an acceleration of the maturity of the Loan, payments under the Loan Documents shall be applied first to amounts owing under the Loan Documents other than the principal amount of and accrued interest on the Loan, second to accrued interest on the Loan and third, to the principal amount of the Loan. Following the Maturity Date or an acceleration of the maturity of the Loan, payments and recoveries under the Loan Documents shall be applied in a manner designated in Section 9.2(e). All payments with respect to principal and interest shall be applied ratably in accordance with the Pro Rata Shares.
3.14Administrative Agent’s Right to Assume Payments Will be Made.
Unless Borrower or any Bank has notified Administrative Agent, prior to the date any payment is required to be made by it to Administrative Agent hereunder, that Borrower or such Bank, as the case may be, will not make such payment, Administrative Agent may assume that Borrower or such Bank, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to Administrative Agent in immediately available funds, then:
(a)if Borrower failed to make such payment, each Bank shall forthwith on demand repay to Administrative Agent the portion of such assumed payment that was made available to such Bank in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Bank to the date such amount is repaid to Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and
(b)if any Bank failed to make such payment, such Bank shall forthwith on demand pay to Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by Administrative Agent to Borrower to the date such amount is recovered by Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Bank pays such amount to Administrative Agent, then such amount shall constitute such Bank’s Advance included in the applicable Loan. If such Bank does not pay such amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent may make a demand therefor upon Borrower, and Borrower shall pay such amount to Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Advance. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Pro Rata Share of the Commitment or to prejudice any rights which Administrative Agent or Borrower may have against any Bank as a result of any default by such Bank hereunder.
A notice of Administrative Agent to any Bank or Borrower with respect to any amount owing under this Section 3.14 shall be conclusive, absent manifest error.
3.15Survivability.
All of Borrower’s obligations under Sections 3.6 and 3.10 hereof shall survive termination of the Commitment and repayment of all other Obligations hereunder.
3.16Bank Calculation Certificate.
Any request for compensation pursuant to Section 3.6 shall be accompanied by a statement of an officer of the Bank requesting such compensation and describing the methodology used by such Bank in calculating the amount of such compensation, which methodology (i) may consist of any reasonable averaging and attribution methods and (ii) in the case of Section 3.6(b) hereof shall be consistent with the methodology used by such Bank in making similar calculations in respect of loans or commitments to other borrowers.
3.17Designation of a Different Lending Office.
If any Bank requests compensation under Sections 3.6(a), 3.6(b), 3.6(e) or 3.6(f), or Borrower is required to pay any additional amount to any Bank or any Governmental Agency for the account of any Bank pursuant to Section 3.10, then such Bank shall use reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.6(a), 3.6(b), 3.6(e) or 3.6(f) or Section 3.10, as the case may be, in the future, and (ii) in each case, would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to the Banks that:
4.1Existence and Qualification; Power; Compliance with Law.
Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and its certificate of incorporation does not provide for the termination of its existence. Borrower is duly qualified or registered to transact business as a foreign corporation in the State of California, and in each other jurisdiction in which the conduct of its business or the ownership of its properties makes such qualification or registration necessary, except where the failure so to qualify or register would not constitute a Material Adverse Effect. Borrower has all requisite corporate power and authority to conduct its business, to own and lease its Properties and to execute, deliver and perform all of its obligations under the Loan Documents. All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid, non-assessable, and were issued in compliance with all applicable state and federal securities Laws, except where the failure to so comply would not constitute a Material Adverse Effect. Borrower is in compliance with all Laws and other legal requirements applicable to its business the violation of which would have a Material Adverse Effect, and has obtained all authorizations, consents, approvals, orders, licenses and permits (collectively, “Authorizations”) from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to obtain Authorizations, or to comply with, file, register, qualify or obtain exemptions would not constitute a Material Adverse Effect.
4.2Authority; Compliance with Other Instruments and Government Regulations.
The execution, delivery, and performance by Borrower, and by each Guarantor Subsidiary of Borrower, of the Loan Documents to which it is a Party, have been duly authorized by all necessary corporate or partnership action, and do not:
(a)require any consent or approval not heretofore obtained of any stockholder, partner, security holder, or creditor of such Party;
(b)violate or conflict with any provision of such Party’s charter, certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, partnership agreement or other organizational or governing documents of such Party;
(c)result in or require the creation or imposition of any Lien (except to the extent that any Lien is created under this Agreement) or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Party;
(d)constitute a “transfer of an interest” or an “obligation incurred” that is avoidable by a trustee under Section 548 of the Bankruptcy Code of 1978, as amended, or constitute a “fraudulent transfer” or “fraudulent obligation” within the meaning of the Uniform Fraudulent Transfer Act as enacted in any jurisdiction or any analogous Law;
(e)violate any Requirement of Law applicable to such Party; or
(f)result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party or any of its Property is bound or affected with respect to any obligation or obligations aggregating $50,000,000 or more;
and neither Borrower nor any Guarantor Subsidiary of Borrower is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(f) in any respect that would constitute a Material Adverse Effect.

4.3No Governmental Approvals Required.
Except such as have heretofore been obtained, no authorization, consent, approval, order, license or permit from, or filing, registration, or qualification with, or exemption from any of the foregoing from, any Governmental Agency is or will be required to authorize or permit the execution, delivery and performance by Borrower or any Guarantor Subsidiary of Borrower of the Loan Documents to which it is a Party.
4.4Subsidiaries.
(a)Schedule 4.4 correctly sets forth the names, the form of legal entity, the jurisdictions of organization of all Subsidiaries of Borrower as of the Closing Date and the identification by Borrower of each Consolidated Subsidiary, Significant Subsidiary, Guarantor Subsidiary, Foreign Subsidiary and Financial Subsidiary of Borrower, in each case as of the Closing Date. As of the Closing Date, unless otherwise indicated in Schedule 4.4, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Subsidiary indicated thereon are owned of record and beneficially by Borrower or one of such Subsidiaries, and all such shares or equity interests so owned were issued in compliance with all state and federal securities Laws and are duly authorized, validly issued, fully paid and non-assessable (other than with respect to required capital contributions to any joint venture in accordance with customary terms and provisions of the related joint venture agreement), except where the failure to so comply would not constitute a Material Adverse Effect, and are free and clear of all Liens and Rights of Others, except for Permitted Encumbrances and Permitted Rights of Others.
(b)Each Guarantor Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect) and has all requisite power and authority to conduct its business, to own and lease its Properties and to execute, deliver and perform the Loan Documents to which it is a Party.
(c)Each Guarantor Subsidiary is in substantial compliance with all Laws and other requirements applicable to its business and has obtained all Authorizations from, and each such Significant Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to obtain Authorizations, or to comply with, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.
4.5Financial Statements.
(a)Borrower has furnished to each Bank the audited consolidated financial statements of Borrower and its GAAP Subsidiaries as of November 30, 2024 and for the Fiscal Year then ended. Such audited financial statements are in accordance with the books and records of Borrower and its GAAP Subsidiaries, were prepared in accordance with Generally Accepted Accounting Principles consistently applied and fairly present in accordance with Generally Accepted Accounting Principles consistently applied the consolidated financial condition and results of operations of Borrower and its GAAP Subsidiaries as at the date and for the period covered thereby.

(b)Borrower has furnished to each Bank the unaudited financial statements of Borrower and its GAAP Subsidiaries as of August 31, 2025 and for the Fiscal Quarter then ended. Such financial statements are in accordance with the books and records of Borrower and its GAAP Subsidiaries, were prepared in accordance with Generally Accepted Accounting Principles consistently applied and fairly present in accordance with Generally Accepted Accounting Principles consistently applied the consolidated financial condition and results of operation of Borrower and its GAAP Subsidiaries as at the date and for the period covered thereby, subject to customary year-end audit adjustments and the absence of footnotes.
4.6No Material Adverse Change.
Since the date of the financial statements most recently delivered (or required to be delivered) under Section 4.5 or Section 7.1, as applicable, there has been no material adverse change in the financial condition of Borrower or its Subsidiaries, taken as a whole.
4.7Title to Assets.
(a)Borrower and its Consolidated Subsidiaries have good and valid title to all of the assets reflected in the financial statements most recently delivered pursuant to Section 4.5 or Section 7.1, as applicable, as owned by them or any of them (other than assets disposed of in the ordinary course of business or as permitted hereunder), free and clear of all Liens and Rights of Others other than (i) those reflected or disclosed in the notes to the financial statements described in Section 4.5, (ii) Liens or Rights of Others not required under Generally Accepted Accounting Principles consistently applied to be so reflected or disclosed, (iii) Liens permitted pursuant to Section 6.7 and Rights of Others to acquire such Liens, (iv) Permitted Rights of Others, and (v) such existing Liens or Rights of Others as are described on Schedule 4.7 hereto.
(b)Borrower and its Borrowing Base Subsidiaries have good record and marketable title in fee simple to all Developed Lots, Lots Under Development, Land Held for Future Development, and Model Homes and Units being constructed on Developed Lots included in the Borrowing Base (as set forth in the Borrowing Base Certificate delivered by Borrower to Administrative Agent pursuant to Section 8.1(a)(vii)), except for defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
4.8Intangible Assets.
Borrower and its Guarantor Subsidiaries own, or possess the right to use, all trademarks, trade names, copyrights, patents, patent rights, licenses and other intangible assets that are necessary in the conduct of their businesses as operated, and no such intangible asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict would constitute a Material Adverse Effect.
4.9Anti-Terrorism Laws; Sanctions; Anti-Corruption Laws.
(a)No Loan Party, no Subsidiary of any Loan Party and, to the actual knowledge of the Senior Officers of each Loan Party, none of the respective officers, directors, employees, brokers, agents, affiliates or representatives thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction. Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.
(b)Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
4.10Governmental Regulation.
Neither Borrower nor any of the Guarantor Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935 or the Investment Company Act of 1940.
4.11Litigation.
There are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency which would constitute a Material Adverse Effect. To the best knowledge of Borrower, there are no investigations by any Governmental Agency pending or threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them which would constitute a Material Adverse Effect.
4.12Binding Obligations.
Each of the Loan Documents to which Borrower or any Guarantor Subsidiary of Borrower is a Party has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of Borrower or the Guarantor Subsidiary, as the case may be, enforceable against Borrower or the Guarantor Subsidiary, as the case may be, in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or by equitable principles relating to the granting of specific performance or other equitable remedies as a matter of judicial discretion.
4.13No Default.
No event has occurred and is continuing that is a Default or an Event of Default.
4.14Pension Plans.
As of the date of this Agreement, all contributions required to be made under any Pension Plan or Multiemployer Plan by Borrower or any ERISA Affiliate have been timely made.
4.15Tax Liability.
Borrower and its Consolidated Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes which have become due pursuant to said returns or pursuant to any assessment received by Borrower or any

Consolidated Subsidiary, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings (and with respect to which Borrower or its Consolidated Subsidiary has established adequate reserves for the payment of the same to the extent required by, and in accordance with, Generally Accepted Accounting Principles), and (b) such taxes the failure of which to pay will not constitute a Material Adverse Effect.
4.16Regulation U.
Neither Borrower nor any of its Subsidiaries is engaged (or will engage), principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock.
4.17Environmental Matters.
To the best knowledge of Borrower, Borrower and its Consolidated Subsidiaries are in substantial compliance with all applicable Laws relating to environmental protection where the failure to comply would constitute a Material Adverse Effect. To the best knowledge of Borrower, neither Borrower nor any of its Consolidated Subsidiaries has received any notice from any Governmental Agency respecting the alleged violation by Borrower or any Consolidated Subsidiary of such Laws which would constitute a Material Adverse Effect and which has not been or is not being corrected.
4.18Disclosure.
The information provided by Borrower to the Banks in connection with this Agreement or the Loan, taken as a whole, has not contained any untrue statement of a material fact and has not omitted a material fact necessary to make the statements contained therein, taken as a whole, not misleading under the totality of the circumstances existing at the date such information was provided and in the context in which it was provided.
4.19Projections.
As of the Closing Date, the assumptions upon which the Projections are based are reasonable and consistent with each other assumption and with all facts known to Borrower and that the Projections are reasonably based on those assumptions. Nothing in this Section 4.19 shall be construed as a representation or warranty as of any date other than the Closing Date or that the Projections will in fact be achieved by Borrower.
4.20ERISA Compliance.
(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Neither Borrower nor any ERISA Affiliate sponsors, or has sponsored within the past 10 years, a Pension Plan, or is a participant, or has participated within the past 10 years, in a Multiemployer Plan.
(b)There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Agency, with respect to any Plan that would be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur.
4.21Solvency.
Borrower and each Guarantor Subsidiary is and will be, after giving effect to the making of the Loan, Solvent.
4.22Absence of Restrictions.
No Guarantor Subsidiary is subject to any agreement or contract which prohibits it from making distributions to Borrower or any other wholly-owned Subsidiary of Borrower.
4.23Tax Shelter Regulations.
Borrower does not intend to treat the Loan as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof. Accordingly, if Borrower so notifies Administrative Agent, Borrower acknowledges that one or more of the Banks may treat its Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Bank or Banks, as applicable, will maintain the lists and other records required by such Treasury Regulation.
4.24USA PATRIOT Act.
To the extent applicable, Borrower and its Subsidiaries are in compliance in all material respects with the USA PATRIOT Act.
4.25Outbound Investment Regulations.
Neither Borrower nor any of its Subsidiaries (i) is a “covered foreign person” as that term is used in the Outbound Investment Rules or (ii) currently engages, or has any present intention to engage in the future, directly or indirectly, in (A) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (B) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if Borrower were a U.S. Person or (C) any other activity that would cause Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
4.26EEA Financial Institutions.

Neither Borrower nor any of the Guarantor Subsidiaries is an EEA Financial Institution.
4.27Covered Entities.
Neither Borrower nor any of the Guarantor Subsidiaries is a Covered Entity.
ARTICLE V
AFFIRMATIVE COVENANTS
(OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)
As long as the Loan remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitment remains outstanding, Borrower shall, and shall cause each of its Consolidated Subsidiaries to, unless Administrative Agent (with the approval of the Required Banks) otherwise consents in writing:
5.1Payment of Taxes and Other Potential Liens.
Pay and discharge promptly, all taxes, assessments, and governmental charges or levies imposed upon Borrower or any of its Consolidated Subsidiaries, upon their respective Property or any part thereof, upon their respective income or profits or any part thereof, except (i) any tax, assessment, charge, or levy that is not yet past due, or is being contested in good faith by appropriate proceedings, as long as Borrower or its Consolidated Subsidiary has established and maintains adequate reserves for the payment of the same to the extent required by, and in accordance with, Generally Accepted Accounting Principles and by reason of such nonpayment no material Property of Borrower or its Significant Subsidiaries is subject to a risk of loss or forfeiture, and (ii) any tax, assessment, charge or levy the failure of which to pay would not constitute a Material Adverse Effect.
5.2Preservation of Existence.
Preserve and maintain their respective existence, licenses, rights, franchises, and privileges in the jurisdiction of their formation and all authorizations, consents, approvals, orders, licenses, permits, or exemptions from, or registrations with, any Governmental Agency that are necessary for the transaction of their respective business, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties; provided that (a) the failure to preserve and maintain any particular right, franchise, privilege, authorization, consent, approval, order, license, permit, exemption, or registration, or to qualify or remain qualified in any jurisdiction, that does not constitute a Material Adverse Effect will not constitute a violation of this covenant, and (b) nothing in this Section 5.2 shall prevent any consolidation or merger or disposition of assets permitted by Section 6.3 or shall prevent the termination of the business or existence (corporate or otherwise) of any Subsidiary of Borrower which in the reasonable judgment of the management of Borrower is no longer necessary or desirable.
5.3Maintenance of Properties.

Maintain, preserve and protect all of their respective real Properties in good order and condition, subject to wear and tear in the ordinary course of business and damage caused by the natural elements, and not permit any waste of their respective real Properties, except that the failure to so maintain, preserve or protect any particular real Property, or the permitting of waste on any particular real Property, where such failure or waste with respect to all real Properties of Borrower and its Subsidiaries, in the aggregate, would not constitute a Material Adverse Effect.
5.4Maintenance of Insurance.
Maintain insurance with responsible insurance companies in such amounts and against such risks as in Borrower’s reasonable business judgment is adequate in light of Borrower’s and its Consolidated Subsidiaries’ size, business, assets and location of operations.
5.5Compliance with Laws.
Comply with all Requirements of Laws noncompliance with which would constitute a Material Adverse Effect, except that Borrower and its Consolidated Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate procedures, so long as such contest (or a bond or surety posted in connection therewith) operates as a stay of enforcement of any material penalty that would otherwise apply as a result of such failure to comply. Without limiting the foregoing, Borrower and each Loan Party shall (and shall cause each of its Subsidiaries to) conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.
5.6Inspection Rights.
At any time during regular business hours and as often as reasonably requested (and, in any event, upon 24 hours’ prior notice), permit any Bank or any appropriately designated employee, agent or representative thereof at the expense of such Bank (unless a Default or an Event of Default has occurred and is continuing) to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of Borrower and its Consolidated Subsidiaries, and to discuss the affairs, finances and accounts of Borrower and such Subsidiaries with any of their officers or employees; provided that none of the foregoing unreasonably interferes with the normal business operations of Borrower or any of such Subsidiaries and that the Banks shall engage in any such inspections on a cooperative basis, if there has been no Default or Event of Default.
5.7Keeping of Records and Books of Account.
Keep adequate records and books of account fairly reflecting all financial transactions in conformity with Generally Accepted Accounting Principles applied on a consistent basis (except for changes concurred with by Borrower’s independent certified public accountants) and all applicable requirements of any Governmental Agency having jurisdiction over Borrower or any of its Consolidated Subsidiaries.

5.8Use of Proceeds.
Use the proceeds of the Loan solely for working capital, Acquisitions permitted hereunder and other general corporate purposes of Borrower and its Subsidiaries and not in contravention of any Law or of any Loan Document (including, without limitation, not using the proceeds of the Loan, directly or, to the actual knowledge of the Senior Officers of any Loan Party, indirectly, in any manner which would result in any violation of Anti-Terrorism Laws, Anti-Corruption Laws or applicable Sanctions).
5.9Subsidiary Guaranty.
Cause each of its Guarantor Subsidiaries hereafter formed, acquired or qualifying as a Guarantor Subsidiary to (a) execute and deliver to Administrative Agent, promptly following such formation, acquisition or qualification, a joinder of the Subsidiary Guaranty or such other document as Administrative Agent shall deem appropriate, and (b) deliver to Administrative Agent documents of the types referred to in clause (iv) of Section 8.1(a) and, if requested by Administrative Agent, favorable opinions of counsel to such Guarantor Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to Administrative Agent.
ARTICLE VI
NEGATIVE COVENANTS
As long as the Loan remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitment remains outstanding, Borrower shall not, and shall not permit any of its Consolidated Subsidiaries to, unless Administrative Agent (with the approval of the Required Banks) otherwise consents in writing:
6.1Payment or Prepayment of Subordinated Obligations and Certain Other Obligations.
(a)Make any payment with respect to any Subordinated Obligation in violation of the provisions in the instruments governing such Subordinated Obligation; or
(b)At all times the Consolidated Interest Coverage Ratio is greater than or equal to 2:00 to 1:00, if a Default or Event of Default then exists or would result therefrom,
(i)make an optional or unscheduled payment or prepayment of any principal (including an optional or unscheduled sinking fund payment), interest or any other amount with respect to any Subordinated Obligation, or (ii) make a purchase or redemption of any Subordinated Obligation; or
(c)At all times the Consolidated Interest Coverage Ratio is less than 2:00 to 1:00, (i) make an optional or unscheduled payment or prepayment of any principal (including an optional or unscheduled sinking fund payment), interest or any other amount with respect to any Subordinated Obligation, or (ii) make a purchase or redemption of any Subordinated Obligation; provided, however, that the restrictions set forth in this clause (c) shall not apply if all of the following conditions are met:

(i)Unrestricted Cash (calculated on a pro forma basis after giving effect to such payment, prepayment, purchase or redemption) equals or exceeds the “Aggregate Commitments” (as defined in the Revolving Credit Agreement);
(ii)Revolving Credit Total Outstandings (excluding the aggregate undrawn face amount of outstanding Letters of Credit) are zero; and
(iii)no Default or Event of Default then exists or would result therefrom.
6.2[Intentionally Omitted].
6.3Merger and Sale of Assets.
Merge or consolidate with or into any Person, sell a Material Amount of Assets or liquidate or dissolve Borrower or any Consolidated Subsidiary, except, subject to Section 6.6:
(a)a merger of Borrower into a wholly-owned Subsidiary of Borrower that has nominal assets and liabilities, the primary purpose of which is to effect the reincorporation of Borrower in another state of the United States;
(b)merger, consolidation or liquidation of a Subsidiary of Borrower into Borrower (with Borrower as the surviving corporation) or into any other Subsidiary of Borrower, provided that (i) the reduction in the proportionate share of Borrower and its Subsidiaries in the total assets of such resulting Subsidiary (after intercompany eliminations) does not constitute a Material Amount of Assets and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
(c)mergers, consolidations, liquidations, or sales of all or substantially all of the assets of a Subsidiary; provided that (i) any such transaction does not involve a transfer by Borrower or its Consolidated Subsidiaries of a Material Amount of Assets and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;
(d)a merger or consolidation of Borrower with another Person if (i) no Change in Control results therefrom, (ii) Borrower does not transfer a Material Amount of Assets measured before the effectiveness of the merger or consolidation to one or more Persons in giving effect to such merger or consolidation, (iii) Borrower is the surviving Person and (iv) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing;
(e)the sale of inventory in the ordinary course of business; or
(f)any sale of assets among the Loan Parties and their Subsidiaries which is in the ordinary course of business or is otherwise in compliance with all other provisions of this Agreement.
6.4Investments and Acquisitions.
Make any Acquisition, or enter into an agreement to make any Acquisition, or make or suffer to exist any Investment, other than:
(a)Investments in Cash or Cash Equivalents;

(b)advances to officers, directors and employees of Borrower or its Subsidiaries for travel, entertainment, housing expenses, relocation, equity compensation plans, or otherwise in connection with their employment or the business of Borrower or any of its Subsidiaries;
(c)Investments of Borrower in any of its wholly-owned Subsidiaries and Investments of any Subsidiary of Borrower in Borrower or any of Borrower’s wholly-owned Subsidiaries;
(d)Acquisitions of or Investments in Persons engaged primarily in the same businesses as Borrower and its Subsidiaries, or in a business reasonably related to such businesses, including electronic commerce and similar activities related to real estate;
(e)Acquisitions of or Investments in Borrower’s own capital stock permitted by Section 6.12;
(f)Acquisitions of or Investments in Persons engaged primarily in businesses other than those permitted by Sections 6.4(d), provided that the aggregate cost of all such Acquisitions and Investments made in any Fiscal Year does not exceed $100,000,000;
(g)Investments in Subsidiaries in existence on the Closing Date or as otherwise disclosed on Schedule 6.4;
(h)Investments received in connection with the settlement of a bona fide dispute with another Person;
(i)Investments consisting of readily marketable securities actively traded on a public exchange, provided that the aggregate amount of any such Investments at any one time does not exceed $100,000,000; and
(j)Investments consisting of the extension of credit to suppliers in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof, provided that the aggregate amount of any such Investments at any one time does not exceed $100,000,000;
but in all events, subject to the restrictions of Section 6.16.
6.5[Intentionally Omitted].
6.6Change in Business.
Engage in any business other than the businesses as now conducted by Borrower or its Subsidiaries, and any business reasonably related to such businesses, other than: businesses in which Borrower and its Subsidiaries have invested to the extent permitted pursuant to Section 6.4(f).
6.7Liens and Negative Pledges.
Create, incur, assume, or suffer to exist, any Lien of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, or enter or suffer to exist any Contractual Obligation wherein Borrower or any of its Consolidated Subsidiaries agrees not to grant any Lien on any of their Properties, except:

(a)Liens and Contractual Obligations existing on the Closing Date and described in Schedule 4.7, provided that the obligations secured by such Liens are not increased and that no such Lien extends to any Property of Borrower or any Consolidated Subsidiary other than the Property subject to such Lien on the Closing Date;
(b)Liens on Property of any Financial Subsidiary or Foreign Subsidiary securing Indebtedness of that Financial Subsidiary or Foreign Subsidiary, or Contractual Obligations of any Financial Subsidiary or Foreign Subsidiary restricting the grant of any Lien on the Property of such Financial Subsidiary or Foreign Subsidiary;
(c)Liens on Property securing Indebtedness of Borrower or any of its Subsidiaries, or Contractual Obligations restricting the grant of any Lien on Property where such Property secures Indebtedness incurred for the purposes of acquiring and/or developing such Property;
(d)Liens or Contractual Obligations that may exist from time to time under the Loan Documents;
(e)Liens or Contractual Obligations consisting of a Capital Lease covering personal Property entered into in the ordinary course of business;
(f)Permitted Encumbrances;
(g)attachment, judgment and other similar Liens arising in connection with court proceedings, judgments and orders which do not constitute an Event of Default under Section 9.1(i);
(h)Liens on any asset of any Person, or Contractual Obligations of such Person restricting the grant of any Lien on such asset of such Person, in each case existing at the time such Person becomes a Subsidiary and not created in contemplation of such event;
(i)Liens on any asset of any Person, or Contractual Obligations of such Person restricting the grant of any Lien on such asset of such Person, in each case existing at the time such Person is merged or consolidated with or into Borrower or any of its Subsidiaries and not created in contemplation of such event;
(j)Liens on any asset, or Contractual Obligations restricting the grant of any Lien on such asset, in each case existing prior to the acquisition thereof by Borrower or any of its Subsidiaries and not created in contemplation of such acquisition;
(k)Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Indebtedness is not increased and is not secured by additional assets;
(l)Liens arising in the ordinary course of business which (i) do not secure Indebtedness, (ii) do not secure any obligation in an amount exceeding $10,000,000 individually, or $100,000,000 in the aggregate, and (iii) do not in the aggregate materially detract from the value of the assets covered by such Liens or materially impair the use thereof in the operation of Borrower’s business;
(m)any Contractual Obligations restricting the grant of any Lien; provided as of any date of determination, such Contractual Obligations do not prohibit first priority, perfected Liens on Properties of Borrower and the Guarantor Subsidiaries in favor of Administrative Agent and the Banks to secure the Obligations then outstanding and determinable (other than unasserted or contingent indemnification or reimbursement Obligations) as of such date, or require that holders of any indebtedness receive Liens ranking senior or pari passu to Liens granted on collateral in favor of Administrative Agent and the Banks to secure the Obligations then outstanding and determinable (other than unasserted or contingent indemnification or reimbursement Obligations) as of such date;
(n)any Contractual Obligations governing any Debt Securities that are not, taken as a whole, materially more restrictive the Contractual Obligations set forth in Section 1008 of the Existing Indenture as in effect on the Closing Date;
(o)assessment district or similar Liens in connection with municipal financings;
(p)a Contractual Obligation wherein Borrower or any of its Subsidiaries agrees to grant any Lien on any of their Properties, if such Contractual Obligation provides for the grant of a Lien on a pari passu basis in favor of Administrative Agent for the benefit of the Banks with respect to the Obligations and in favor of the holders of such other Indebtedness (other than Subordinated Obligations), if any, as Borrower designates (and Borrower shall, as soon as reasonably possible, provide to the Banks a copy of any such Contractual Obligation);
(q)Liens on Property of a Joint Venture permitted under Section 6.4;
(r)Liens on Property of Borrower or any of its Subsidiaries that secure Non-Recourse Indebtedness, or Contractual Obligations related to such Non-Recourse Indebtedness restricting the grant of any Lien on such Property;
(s)Liens on Property that secure any obligation of Borrower or any of its Subsidiaries under any Profit and Participation Agreement, or any Contractual Obligations under any Profit and Participation Agreements which restrict the granting of any Lien on any Property subject to such Profit and Participation Agreements; and
(t)Contractual Obligations under the Revolving Credit Agreement and the other “Loan Documents” (as defined therein), and Contractual Obligations in any term loan agreement executed after the Closing Date that are not, taken as a whole, materially more restrictive than those contained in the Revolving Credit Agreement; and
(u)Liens securing the “Obligations” (as defined in the Revolving Credit Agreement) and any Liens securing the obligations under any term loan agreement executed after the Closing Date; provided that such Liens (excluding cash or letter of credit collateral provided with respect to Letters of Credit) (i) rank pari passu with Liens securing the Obligations and (ii) are granted over the same collateral as Liens securing the Obligations.
For purposes of compliance with this Section: (x) in the event that any Lien or Contractual Obligation meets the criteria set forth in more than one of clauses (a) through (u) of this Section, Borrower, in its sole discretion, may classify or reclassify such Lien or Contractual Obligation in any manner that complies with this Section and such Lien or Contractual Obligation shall be treated as having been permitted pursuant to only one of the clauses of this Section; and (y) any Indebtedness secured by a Lien may be divided and classified among more than one of the clauses of this Section.
6.8Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of Borrower other than (a) a transaction that results in Subordinated Obligations, (b) a transaction between or among Borrower and/or its Consolidated Subsidiaries, (c) a transaction that has been authorized by the board of directors or a committee established by the board of directors of Borrower with the favorable vote of a majority of the directors who have no financial or other interest in the transaction or by the vote of a majority of the outstanding shares of capital stock of Borrower, (d) a transaction entered into on terms and under conditions not less favorable to Borrower or any of its Subsidiaries than could be obtained from a Person that is not an Affiliate of Borrower, (e) salary, bonus, equity compensation and other compensation arrangements and indemnification arrangements with directors or officers consistent with past practice or current market practice, or (f) transactions permitted by clauses (b), (c) and (g) of Section 6.4.
6.9Consolidated Tangible Net Worth.
Permit Consolidated Tangible Net Worth to be, at the end of any Fiscal Quarter, less than an amount equal to (a) $ 2,701,014,000, plus (b) an amount equal to 50% of positive Consolidated Net Income for each Fiscal Quarter commencing after August 31, 2025 and ending as of the last day of such Fiscal Quarter (provided that there shall be no reduction hereunder in the event of a consolidated net loss in any such Fiscal Quarter), plus (c) an amount equal to 50% of the cumulative net proceeds received by Borrower from the issuance of its capital stock after August 31, 2025.
6.10Consolidated Leverage Ratio.
Permit the Consolidated Leverage Ratio to be, at the end of any Fiscal Quarter, greater than 0.60 to 1.00.
6.11Consolidated Interest Coverage Ratio or Minimum Liquidity.
Permit both of the following to occur with respect to any Fiscal Quarter:
(a)Liquidity to be less than Consolidated Interest Incurred for the four most recently ended Fiscal Quarters in the aggregate; and
(b)the Consolidated Interest Coverage Ratio to be, at the end of any Fiscal Quarter, less than 1.50 to 1.00.
6.12Distributions.
(a)Make any Distribution if a Default or an Event of Default then exists or if an Event of Default or Default would result therefrom; or
(b)At all times the Consolidated Interest Coverage Ratio is less than 2:00 to 1:00, (i) retire, redeem, purchase or otherwise acquire for value (other than for capital stock of the same type of Borrower or any of its Consolidated Subsidiaries) any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security issued by Borrower or any of its Consolidated Subsidiaries; or (ii) make any Investment in any holder of 5% or more of the capital stock (or other equity securities) of Borrower or any of its Consolidated Subsidiaries, if a purpose of such Investment is to avoid the restrictions set forth in subclause (i) above; provided, however, that the restrictions set forth in this Section 6.12(b) shall not apply if all of the following conditions are met:
(i)Unrestricted Cash (calculated on a pro forma basis after giving effect to such retirement, redemption, purchase, acquisition or Investment) equals or exceeds the “Aggregate Commitments” (as defined in the Revolving Credit Agreement);
(ii)Revolving Credit Total Outstandings (excluding the aggregate undrawn face amount of outstanding Letters of Credit) are zero; and
(iii)no Default or Event of Default then exists or would result therefrom.
(c)Notwithstanding the foregoing provisions of this Section 6.12, Section 6.12 does not prohibit:
(i)retirements, redemptions, purchases, or other acquisitions for value of capital stock, warrants or rights to acquire shares of capital stock or other equity securities (x) from or with employees, officers or directors or former employees, officer or directors (or their estates or beneficiaries under their estates) of Borrower and its Subsidiaries in connection with Borrower’s equity incentive plans or other benefit plans or upon death, disability, retirement, severance or termination or pursuant to any agreement under which the capital stock or other securities were issued or any employment agreement, (y) in connection with cashless exercises of options, warrants or other rights to acquire capital stock or other equity securities, or (z) in lieu of fractional shares;
(ii)the purchase of call options or call spreads by Borrower or its Subsidiaries in connection with any convertible securities offering of Subordinated Obligations by Borrower, together with the repurchase of shares of capital stock or settlement for cash (in whole or in part) as may be required by the terms of such options or spreads;
(iii)a Distribution made (x) to Borrower or to a Guarantor Subsidiary by any of their respective Subsidiaries or (y) to a wholly-owned Subsidiary of Borrower by any Subsidiary that is not a Loan Party;
(iv)the payment of any Distribution within 60 days after the date of declaration thereof so long as such Distribution was permitted by the provisions of this Agreement at the time of its declaration; or
(v)the making of cash payments in connection with any conversion of convertible securities of Borrower.
6.13Amendments.
Amend, waive or terminate any provision in any instrument or agreement governing Subordinated Obligations unless such amendment, waiver or termination would not be materially adverse to the interests of the Banks under this Agreement.
6.14[Intentionally Omitted].

6.15[Intentionally Omitted].
6.16Investment in Subsidiaries and Joint Ventures.
Permit, as of the last day of any Fiscal Quarter, Borrower’s equity interest, computed in accordance with Generally Accepted Accounting Principles consistently applied, in all Subsidiaries of Borrower (other than Guarantor Subsidiaries), Financial Subsidiaries, Foreign Subsidiaries, all Joint Ventures and all other entities with financial statements not consolidated with those of Borrower under Generally Accepted Accounting Principles consistently applied to exceed an amount equal to the sum of (a) $104,811,000 plus (b) an amount equal to 20% of Consolidated Tangible Net Worth as of the last day of such Fiscal Quarter.
6.17Borrowing Base Indebtedness Not to Exceed Borrowing Base.
Permit Borrowing Base Indebtedness at any time to exceed the Borrowing Base (as set forth in the then most recent Borrowing Base Certificate delivered hereunder by Borrower to Administrative Agent) if Borrower does not hold an Investment Grade Credit Rating at such time.
6.18[Intentionally Omitted].
6.19Regulation U.
Permit, the Loan hereunder to be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U) or to refund indebtedness originally incurred for such purpose.
6.20Fiscal Year.
Change its fiscal year-end to a date other than November 30.
6.21Outbound Investment Regulations.
Borrower shall not, and shall not permit any Loan Party or Subsidiary to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if Borrower were a U.S. Person or (iii) any other activity that would cause Administrative Agent or the Lenders to be in violation of the Outbound Investment Rules or cause Administrative Agent or the Lenders to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
6.22Sanctions.
Directly or indirectly, use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Bank, Arranger, Administrative Agent, or otherwise) of Sanctions.
6.23Anti-Corruption Laws.
Directly or indirectly use the proceeds of any Advance for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other anti-corruption legislation in other jurisdictions.
ARTICLE VII
INFORMATION AND REPORTING REQUIREMENTS
7.1Financial and Business Information of Borrower and Its Subsidiaries.
As long as the Loan remains unpaid or any other Obligation remains unpaid, or any portion of the Commitment remains outstanding, Borrower shall, unless Administrative Agent (with the approval of the Required Banks) otherwise consents in writing, deliver to Administrative Agent and each of the Banks (except as otherwise provided below) at its own expense:
(a)As soon as reasonably possible, and in any event within 50 days after the close of each Fiscal Quarter of Borrower (other than the fourth Fiscal Quarter), (i) the consolidated and consolidating balance sheet of Borrower and its GAAP Subsidiaries as of the end of such Fiscal Quarter, setting forth in comparative form the corresponding figures for the corresponding Fiscal Quarter of the preceding Fiscal Year, if available, and (ii) the consolidated and consolidating statements of profit and loss and the consolidated statements of cash flows of Borrower and its GAAP Subsidiaries for such Fiscal Quarter and for the portion of the Fiscal Year ended with such Fiscal Quarter, setting forth in comparative form the corresponding periods of the preceding Fiscal Year. Such consolidated and consolidating balance sheets and statements shall be prepared in reasonable detail in accordance with Generally Accepted Accounting Principles consistently applied (other than those which require footnote disclosure of certain matters), and shall be certified by the principal financial officer of Borrower, subject to normal year-end accruals and audit adjustments;
(b)As soon as reasonably possible, and in any event within 90 days after the close of each Fiscal Year of Borrower, (i) the consolidated and consolidating (in accordance with past practices of Borrower) balance sheets of Borrower and its GAAP Subsidiaries as of the end of such Fiscal Year, setting forth in comparative form the corresponding figures at the end of the preceding Fiscal Year and (ii) the consolidated and consolidating (in accordance with past practices of Borrower) statements of profit and loss and the consolidated statements of cash flows of Borrower and its GAAP Subsidiaries for such Fiscal Year, setting forth in comparative form the corresponding figures for the previous Fiscal Year. Such consolidated and consolidating balance sheet and statements shall be prepared in reasonable detail in accordance with Generally Accepted Accounting Principles consistently applied. Such consolidated balance sheet and statements shall be accompanied by a report and opinion of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by Borrower, which report and opinion shall state that the examination of such consolidated financial statements by such accountants was made in accordance with generally accepted auditing standards and that such consolidated financial statements fairly present the financial condition, results of operations and of cash flows of Borrower and its GAAP Subsidiaries subject to no exceptions as to scope of audit and subject to no other exceptions or qualifications (other than changes in accounting principles in which the auditors concur) unless such other exceptions or qualifications are approved by the Required Banks in their reasonable discretion. Such accountants’ report and opinion shall be accompanied by a certificate stating that, in conducting the audit examination of books and records necessary for the certification of such financial statements, such accountants have obtained no knowledge of any Default or Event of Default hereunder or, if in the opinion of such accountants, any such Default or Event of Default shall exist, stating the nature and status of such event, and setting forth the applicable calculations under Sections 6.9, 6.10, 6.11, 6.16 and 6.17 as of the date of the balance sheet. Such consolidating balance sheet and statements shall be certified by a Senior Officer of Borrower;
(c)Promptly after the receipt thereof by Borrower, copies of any audit or management reports submitted to it by independent accountants in connection with any audit or interim audit submitted to the board of directors of Borrower or any of its Consolidated Subsidiaries;
(d)Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to its stockholders, and copies of all annual, regular and periodic reports that Borrower may file or be required to file with the Commission; provided, any of the foregoing reports, statements or communications filed with or furnished to the Commission by Borrower (and which are available online) shall be deemed to have been delivered by Borrower under this Section 7.1;
(e)Promptly upon a Senior Officer of Borrower becoming aware, and in any event within ten (10) Business Days after becoming aware, of the occurrence of any (i) ERISA Event or (ii) “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder, in each case, a written notice specifying the nature thereof, what action Borrower and any of its Subsidiaries or any ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or threatened to be taken by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;
(f)Promptly upon a Senior Officer of Borrower becoming aware, and in any event within five (5) Business Days after becoming aware, of the existence of a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action Borrower is taking or proposes to take with respect thereto;
(g)Promptly upon a Senior Officer of Borrower becoming aware, and in any event within five (5) Business Days after becoming aware, that the holder of any evidence of Indebtedness (in a principal amount in excess of $50,000,000) of Borrower or any of its Consolidated Subsidiaries has given notice or taken any other action with respect to a default or event of default, a written notice specifying the notice given or action taken by such holder and the nature of such default or event of default and what action Borrower or its Consolidated Subsidiary is taking or proposes to take with respect thereto;
(h)Promptly upon a Senior Officer of Borrower becoming aware, and in any event within five (5) Business Days after becoming aware, of the existence of any pending or threatened litigation or any investigation by any Governmental Agency that could reasonably be expected to constitute a Material Adverse Effect (provided, that no failure of a Senior Officer to provide notice of any such event shall be the sole basis for any Default or Event of Default hereunder);
(i)[Intentionally Omitted];

(j)As soon as reasonably possible, and in any event prior to the date that is 90 days after the commencement of each Fiscal Year, deliver to Administrative Agent the business plan of Borrower and its Consolidated Subsidiaries for that Fiscal Year, together with projections (in substantially the same format as the Projections) covering the next 2 Fiscal Years; and
(k)Such other data and information as from time to time may be reasonably requested by any of the Banks.
Borrower hereby acknowledges that (i) Administrative Agent will make available to the Banks materials or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on DebtDomain or another similar electronic system (the “Platform”) and (ii) certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that so long as Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities:
(i)all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof;
(ii)by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, the Arrangers and the Banks to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.12);
(iii)all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and
(iv)Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
7.2Compliance Certificate.
Concurrently with the delivery of the financial statements described in Section 7.1(a) and (b), Borrower shall deliver to Administrative Agent and the Banks, at Borrower’s sole expense, a Compliance Certificate dated as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be:

(a)setting forth computations showing, in detail reasonably satisfactory to Administrative Agent, whether Borrower and its Consolidated Subsidiaries were in compliance with their obligations to the Banks pursuant to Sections 6.9, 6.10, 6.11 and 6.16;
(b)certifying a sales report by geographical region, in the form attached to the Compliance Certificate, setting forth the number of homes or other Units sold and delivered during such period and in backlog at the end of such period;
(c)certifying an inventory report for such period in the form attached to the Compliance Certificate, summarizing such inventory by type and geographical region;
(d)reporting any change, as of the last day of such Fiscal Quarter, in the listing of Subsidiaries set forth in Schedule 4.4 (as the same may have been revised by previous Compliance Certificates), including changes in Guarantor Subsidiaries;
(e)either
(i)stating that to the best knowledge of the certifying officer as of the date of such certificate there is no Default or Event of Default, or
(ii)if there is a Default or Event of Default as of the date of such certificate, specifying all such Defaults or Events of Default and their nature and status; and
(f)stating, to the best knowledge of the certifying officer, whether any event or circumstance constituting a Material Adverse Effect (other than a Material Adverse Effect which is not particular to Borrower and which is generally known) has occurred since the date of the most recent Compliance Certificate delivered under this Section and, if so, describing such Material Adverse Effect in reasonable detail. No failure of the certifying officer to describe the existence of an event or circumstance constituting a Material Adverse Effect shall be the sole basis for any Default or Event of Default hereunder.
ARTICLE VIII
CONDITIONS
8.1The Closing, Etc.
The effectiveness of this Agreement and the obligation of each Bank to provide its Pro Rata Share of the Commitment hereunder are subject to the following conditions precedent, each of which shall be satisfied prior to the Closing Date (unless all of the Banks, in their sole and absolute discretion, shall agree otherwise):
(a)Administrative Agent shall have received all of the following, each dated as of the Closing Date (unless otherwise specified or unless Administrative Agent otherwise agrees) and all in form and substance satisfactory to Administrative Agent and each of the Banks:
(i)executed counterparts of this Agreement, sufficient in number for distribution to the Banks and Borrower;
(ii)a Note executed by Borrower in favor of each Bank requesting a Note, each in a principal amount equal to that Bank’s Pro Rata Share of the Commitment;

(iii)the Subsidiary Guaranty executed by each Subsidiary which is a Guarantor Subsidiary as of the Closing Date;
(iv)with respect to Borrower and each Subsidiary which is a Guarantor Subsidiary as of the Closing Date, such documentation as Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of Borrower and each such Subsidiary, its qualification to engage in business in each jurisdiction in which it is required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a Party, and the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, and the like;
(v)the Opinions of Counsel;
(vi)an Officer’s Certificate of Borrower affirming, to the best knowledge of the certifying Senior Officer, that the conditions set forth in Sections 8.1(c) and 8.1(d) have been satisfied;
(vii)a Borrowing Base Certificate calculated as of the last day of the Fiscal Quarter ending on August 31, 2025, showing Borrower to be in compliance with Section 6.17 after giving effect to the Loan as if it was to be made on the Closing Date;
(viii)the financial statements described in Section 4.5;
(ix)a Compliance Certificate calculated as of the last day of the Fiscal Quarter ending on August 31, 2025; and
(x)such other assurances, certificates, documents, consents or opinions relevant hereto as Administrative Agent may reasonably require.
(b)All fees then payable under the letter agreements referred to in Section 3.3 and all other amounts and expenses owed hereunder shall have been paid.
(c)The representations and warranties of Borrower contained in Article IV shall be true and correct in all material respects on and as of the Closing Date.
(d)Borrower and its Consolidated Subsidiaries and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and no Default or Event of Default shall have occurred and be continuing.
(e)Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act that has been requested prior to the Closing Date.
8.2Initial Advance.

The obligations of the Banks to make the Advances after the Closing Date are subject to the following conditions precedent:
(a)Administrative Agent shall have received:
(i)a Loan Notice; and
(ii)a Borrowing Base Certificate calculated as of the last day of the Fiscal Quarter most recently ended for which financial statements were required to be delivered pursuant to Section 8.1(a)(viii) or Section 7.1(a), as the case may be, showing Borrower to be in compliance with Section 6.17 after giving effect to the Advances.
(b)the representations and warranties contained in Article IV (other than the representations and warranties contained in Sections 4.4(a), 4.18 and 4.19 and, if Borrower holds an Investment Grade Credit Rating at such time, Section 4.7(b)) shall be true and correct in all material respects on and as of the date of the Loan as though made on and as of that date (except that the financial statements referred to in Section 4.5(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(b), if the same have been so delivered, and the Borrowing Base Certificate referred to in Section 4.7(b) shall be deemed to refer to the most recent Borrowing Base Certificate delivered pursuant to Section 2.8, if the same has been so delivered); it being understood and agreed that any representation or warranty that is qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects;
(c)Administrative Agent shall have received such other information relating to any matters which are the subject of Section 8.2(b) or the compliance by Borrower with this Agreement as may reasonably be requested by Administrative Agent on behalf of a Bank; and
(d)at and after giving effect to the Advances, no Default or Event of Default shall have occurred and be continuing.
The Loan Notice submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section have been satisfied on and as of the date of the Loan requested thereby.
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES UPON EVENTS OF DEFAULT
9.1Events of Default.
There will be a default hereunder if any one or more of the following events (“Events of Default”) occurs and is continuing, whatever the reason therefor:
(a)failure to pay any installment of principal on the Loan on the date when due; or
(b)failure to pay any installment of interest on the Loan, or to pay any fee or other amounts due Administrative Agent or any Bank hereunder, within five (5) Business Days after the date when due; or
(c)any failure to comply with Sections 6.1, 6.3, 6.4, 6.7, 6.9, 6.10, 6.11, 6.12, 6.13, 6.16, 6.19 or 7.1(f); or

(d)any failure to comply with Sections 2.8(a), 5.8, 5.9 or 6.8 that remains unremedied for a period of fifteen (15) calendar days after notice by Administrative Agent of such Default or twenty (20) calendar days after a Senior Officer becomes aware of such Default, whichever occurs first; or
(e)Borrower or any other Party fails to perform or observe any other term, covenant, or agreement contained in any Loan Document on its part to be performed or observed within 30 calendar days after notice by Administrative Agent of such Default; or
(f)any representation or warranty in any Loan Document or in any certificate, agreement, instrument, or other document made or deemed made or delivered pursuant to or in connection with any Loan Document proves to have been incorrect when made in any respect material to the ability of Borrower to duly and punctually perform all of the Obligations; or
(g)(x) Borrower or any of its Significant Subsidiaries which is also a Consolidated Subsidiary (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness (other than Non-Recourse Indebtedness), or any guaranty of present or future Indebtedness (other than Non-Recourse Indebtedness) on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise in excess of $50,000,000 in the aggregate or (ii) fails to perform or observe any other material term, covenant, or agreement on its part to be performed or observed, or suffers to exist any condition, in connection with any present or future Indebtedness (other than Non-Recourse Indebtedness), or any guaranty of present or future Indebtedness (other than Non-Recourse Indebtedness), in excess of $50,000,000 in the aggregate, if as a result of such failure or such condition any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare it due before the date on which it otherwise would become due or has the right to cause a demand such that such Indebtedness be repurchased, prepaid, defeased or redeemed; or (y) any “Event of Default” (as such term is defined in the Revolving Credit Agreement) shall have occurred and be continuing under the Revolving Credit Agreement; or
(h)(x) any written guarantee of the indebtedness and liabilities of Borrower to Administrative Agent and the Banks or any one or more of them arising under the Loan Documents is asserted to be invalid or unenforceable by any Loan Party (other than following the release of any such guarantee contemplated by Section 10.11 or following the termination of such guarantee in accordance with its terms), or (y) any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Banks, satisfaction in full of all the Obligations or in accordance with its terms, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid, or unenforceable in any respect which is, in the reasonable opinion of the Required Banks, materially adverse to the interest of the Banks; or
(i)a final judgment (or judgments) against Borrower or any of its Significant Subsidiaries which is also a Consolidated Subsidiary is entered for the payment of money in excess of $50,000,000 in the aggregate over the amount of any insurance proceeds reasonably expected to be received and remains unsatisfied, unpaid, undischarged or unbonded without procurement of a stay of execution within 30 calendar days after the date of entry of judgment, or in any event at least 5 calendar days prior to the sale of any assets pursuant thereto; or
(j)Borrower or any Significant Subsidiary of Borrower which is also a Consolidated Subsidiary institutes or consents to any proceeding under a Debtor Relief Law relating to it or to all or any part of its Property, or fails generally, or admits in writing its inability, to pay its debts as they mature, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person, and continues undismissed or unstayed for 60 calendar days; or
(k)the occurrence of one or more ERISA Events if the aggregate liability of Borrower and its ERISA Affiliates under ERISA as a result thereof could result in a Material Adverse Effect; or
(l)any determination is made by a court of competent jurisdiction that payment of principal or interest or both is due to the holder of any Subordinated Obligations which would not be permitted by Section 6.1 or that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations.
9.2Remedies Upon Event of Default.
Without limiting any other rights or remedies of Administrative Agent or the Banks provided for elsewhere in this Agreement or the Loan Documents, or by applicable Law or in equity, or otherwise:
(a)Upon the occurrence of any Event of Default, and so long as any such Event of Default shall be continuing (other than an Event of Default described in Section 9.1(j) with respect to Borrower or a Guarantor Subsidiary):
(i)all commitments to make Advances and all other obligations of Administrative Agent or the Banks with respect to Advances shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that the Required Banks (or greater number, if so required) may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Required Banks (or greater number, if so required), to reinstate the Commitment and make Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Banks; and
(ii)the Required Banks may request Administrative Agent to, and Administrative Agent thereupon shall declare the unpaid principal of all Obligations due to the Banks hereunder and under the Notes, all interest accrued and unpaid thereon, and all other amounts payable to the Banks under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand, or further notice of any kind, all of which are expressly waived by Borrower; provided that Administrative Agent shall notify Borrower (by telecopy and, if practicable, by telephone) substantially concurrently with any such acceleration (but the failure of Borrower to receive such notice shall not affect such acceleration); provided further, that all commitments to make Advances and all other obligations of Administrative Agent or the Banks with respect to Advances under the Loan Documents shall terminate concurrently with such acceleration.
(b)Upon the occurrence of any Event of Default described in Section 9.1(j) with respect to Borrower or a Guarantor Subsidiary:

(i)all commitments to make Advances, and all other obligations of Administrative Agent or the Banks with respect to Advances under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower; and
(ii)the unpaid principal of all Obligations due to the Banks hereunder and under the Notes and all interest accrued and unpaid on such Obligations, and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand, or further notice of any kind, all of which are expressly waived by Borrower.
(c)[Intentionally Omitted].
(d)Upon the occurrence of an Event of Default, the Banks and Administrative Agent, or any of them, may proceed to protect, exercise, and enforce their rights and remedies under the Loan Documents against Borrower or any other Party and such other rights and remedies as are provided by Law or equity, without notice to or demand upon Borrower (which are expressly waived by Borrower) except to the extent required by applicable Laws. The order and manner in which the rights and remedies of the Banks under the Loan Documents and otherwise are exercised shall be determined by the Required Banks.
(e)All payments received by Administrative Agent and the Banks, or any of them, after the acceleration of the maturity of the Loan or after the Maturity Date shall be applied first to the costs and expenses (including Attorney Costs) of Administrative Agent, acting as Administrative Agent, and of the Banks and thereafter paid pro rata to the Banks in the same proportion that the aggregate of the unpaid principal amount owing on the Obligations of Borrower to each Bank, plus accrued and unpaid interest thereon, bears to the aggregate of the unpaid principal amount owing on all the Obligations, plus accrued and unpaid interest thereon. Regardless of how each Bank may treat the payments for the purpose of its own accounting, for the purpose of computing Borrower’s Obligations, the payments shall be applied first, to the costs and expenses of Administrative Agent, acting as Administrative Agent, and the Banks as set forth above, second, to the payment of accrued and unpaid fees hereunder and interest on all Obligations to the Banks, to and including the date of such application (ratably according to the accrued and unpaid interest on the Loan), third, to the ratable payment of the unpaid principal of all Obligations to the Banks, and fourth, to the payment of all other amounts then owing to Administrative Agent or the Banks under the Loan Documents. Subject to Section 9.2(a)(i), no application of the payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights or remedies of the Banks hereunder or under applicable Law unless all amounts then due (whether by acceleration or otherwise) have been paid in full.
ARTICLE X
ADMINISTRATIVE AGENT
10.1Appointment and Authorization.
Each Bank hereby irrevocably appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Bank or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
10.2Delegation of Duties.
Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, as determined in a final, non-appealable judgment of a court of competent jurisdiction.
10.3Liability of Administrative Agent.
No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, as determined in a final, non-appealable judgment of a court of competent jurisdiction, and with respect to Borrower, except for any failure to comply with Section 11.12), or (b) be responsible in any manner to any Bank or participant for any recital, statement, representation or warranty made by any Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Party or any Affiliate thereof. No Agent-Related Person shall be under any obligation to take any action that, in its opinion or the opinion of its counsel, may expose any Agent-Related Person to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any Debtor Relief Law.
10.4Reliance by Administrative Agent.

(a)Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Party), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks (or such greater number of Banks as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.
(b)For purposes of determining compliance with the conditions specified in Section 8.1, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless Administrative Agent shall have received notice from such Bank prior to the proposed Closing Date specifying its objection thereto.
10.5Notice of Default.
Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Banks, unless Administrative Agent shall have received written notice from a Bank or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Administrative Agent will promptly notify the Banks of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Banks in accordance with Article IX; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.
10.6Credit Decision; Disclosure of Information by Administrative Agent.
Each Bank acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Bank expressly acknowledges, represents, and warrants to Administrative Agent and the Arrangers that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan

Documents to which it is a party as a Bank for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of Borrower and its respective Subsidiaries, or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and to provide the other facilities applicable to it and to provide other facilities applicable to it as set forth herein and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans or to provide such other facilities is, in each case, experienced in making, acquiring, purchasing or holding commercial loans or providing such other facilities, (d) it has, independently and without reliance upon any Agent-Related Person, the Arrangers, any other Bank, or their respective Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby (e) it has made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit to Borrower hereunder and thereunder, and (f) it has all licenses, permits and approvals necessary for use of the reference rates referred to herein that are applicable to the Loans and other extensions of credit required to be made by it hereunder and it will take all actions necessary to comply, preserve, renew and keep in full force and effect any such licenses, permits and approvals. Each Bank also represents, acknowledges, and agrees that (i) it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Parties and (ii) it will not assert any claim under any federal or state securities laws or otherwise in contravention of this Section 10.6. Except for notices, reports and other documents expressly required to be furnished to the Banks by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
10.7Indemnification of Administrative Agent.
Whether or not the transactions contemplated hereby are consummated, the Banks shall, ratably in accordance with their respective Pro Rata Shares, indemnify upon demand each Agent- Related Person (to the extent not reimbursed by or on behalf of any Party and without limiting the obligation of any Party to do so), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Bank shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified

Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Banks (or greater number, if so required) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Bank shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive termination of the Commitment, the payment of all other Obligations and the resignation of Administrative Agent.
10.8Administrative Agent in its Individual Capacity.
Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Administrative Agent were not Administrative Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Administrative Agent or its Affiliates may receive information regarding any Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Party or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loan, Administrative Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not Administrative Agent, and the terms “Bank” and “Banks” include Administrative Agent in its individual capacity.
10.9Successor Administrative Agent.
Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Banks. If Administrative Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor administrative agent for the Banks, which successor administrative agent shall be consented to by Borrower at all times other than during the existence of an Event of Default (which consent of Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed 15 days prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with the Banks and Borrower, a successor administrative agent from among the Banks. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.3 and 11.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.
10.10Administrative Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Party, Administrative Agent (irrespective of whether the principal of the Loan or other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and Administrative Agent and their respective agents and counsel and all other amounts due the Banks and Administrative Agent under Section 11.3) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 3.3 and 11.3.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.
10.11Guaranty Matters.
Each Bank acknowledges and irrevocably consents to the release and discharge of any Guarantor Subsidiary from its obligations under the Subsidiary Guaranty by Administrative Agent, without any further consent or authorization by the Banks, as a result of a Change in Status of a Guarantor Subsidiary. Borrower may notify Administrative Agent of any Change in Status of a Guarantor Subsidiary by delivering an Officer’s Certificate, which shall include a reasonably detailed description of such Change in Status and a certification that no Default or Event of Default exists or would result from the release of such Guarantor Subsidiary from its obligations under the Subsidiary Guaranty. Such Officer’s Certificate shall be delivered no later than simultaneously with the delivery of a Compliance Certificate pursuant to Section 7.2 with respect to the Fiscal Quarter during which such Change in Status occurs. Upon acceptance of such Officer’s Certificate by Administrative Agent, such Guarantor Subsidiary will be released and discharged from its obligations under the Subsidiary Guaranty, automatically, without any further action by Administrative Agent or any Bank, and the Subsidiary that is subject to such Change in Status shall no longer be a Guarantor Subsidiary. Upon request by Administrative Agent at any time, the Required Banks will confirm in writing Administrative Agent’s authority to take any steps to effect the release of any Guarantor Subsidiary from its obligations under the Subsidiary Guaranty pursuant to this Section 10.11.
10.12Other Agents; Arrangers and Managers.
None of the Banks or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “senior managing agent,” “managing agent,” “co-agent,” “sole book manager,” “lead manager,” “sole lead arranger”, or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Loan Documents other than, in the case of such Banks, those applicable to all Banks as such. Without limiting the foregoing, none of the Banks or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
10.13Defaulting Banks.
(a)If for any reason any Bank becomes a Defaulting Bank, then in addition to the rights and remedies that may be available to Administrative Agent and the Banks at law or in equity, the Defaulting Bank’s right to participate in the Loan and the Agreement will be suspended during the pendency of the Defaulting Bank’s uncured default, and (without limiting the foregoing) Administrative Agent may (or at the direction of the Required Banks, shall) withhold from the Defaulting Bank any interest payments, fees, principal payments or other sums otherwise payable to such Defaulting Bank under the Loan Documents until such default of such Defaulting Bank has been cured. Each Non-Defaulting Bank will have the right, but not the obligation, in its sole discretion, to acquire at par a proportionate share (based on the ratio of its Pro Rata Share of the Commitment to the aggregate amount of the Pro Rata Shares of the Commitment of all of the Non-Defaulting Banks that elect to acquire a share of the Defaulting Bank’s Pro Rata Share of the Commitment) of the Defaulting Bank’s Pro Rata Share of the Commitment, including its proportionate share in the outstanding principal balance of the Loan. The Defaulting Bank will pay and protect, defend and indemnify Administrative Agent and each of the other Banks against, and hold Administrative Agent, and each of the other Banks harmless from, all claims, actions, proceedings, liabilities, damages, losses, and expenses (including Attorney Costs, and interest at the Base Rate plus 2.0% per annum for the funds advanced by Administrative Agent or any Banks on account of the Defaulting Bank) they may sustain or incur by reason of or in consequence of the Defaulting Bank’s failure or refusal to perform its obligations under the Loan Documents. Administrative Agent may set off against payments due to the Defaulting Bank for the claims of Administrative Agent and the other Banks against the

Defaulting Bank. The exercise of these remedies will not reduce, diminish or liquidate the Defaulting Bank’s Pro Rata Share of the Commitment (except to the extent that part or all of such Pro Rata Share of the Commitment is acquired by the other Banks as specified above) or its obligations to share losses and reimbursement for costs, liabilities and expenses under this Agreement. This indemnification will survive the payment and satisfaction of all of Borrower’s obligations and liabilities to the Banks. The foregoing provisions of this Section 10.13 are solely for the benefit of Administrative Agent and the Banks, and may not be enforced or relied upon by Borrower.
(b)If a Bank becomes, and during the period it remains, a Defaulting Bank, the following provisions shall apply any amount paid by Borrower for the account of a Defaulting Bank under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Bank, but shall instead be retained by Administrative Agent in a segregated non-interest bearing escrow account until such Defaulting Bank is no longer a Defaulting Bank or the termination of the Commitment and payment in full of all obligations of Borrower hereunder and will be applied by Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: First to the payment of any amounts owing by such Defaulting Bank to Administrative Agent under this Agreement, second to the payment of post-default interest and then current interest due and payable to the Non-Defaulting Banks hereunder, ratably among them in accordance with the amounts of such interest then due and payable to them, third to the payment of fees then due and payable to the Non-Defaulting Banks hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth to the ratable payment of other amounts then due and payable to the Non-Defaulting Banks, fifth after the termination of the Commitment and payment in full of all obligations of Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Bank or as a court of competent jurisdiction may otherwise direct, and sixth the remainder to the Person entitled thereto.
10.14No Obligations of Borrower.
Nothing contained in this Article X shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by Administrative Agent of its obligations to the Banks under any provision of this Agreement, and Borrower shall have no liability to Administrative Agent or any of the Banks in respect of any failure by Administrative Agent or any Bank to perform any of its obligations to Administrative Agent or the Banks under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to Administrative Agent for the account of the Banks, Borrower’s obligations to the Banks in respect of such payments shall be deemed to be satisfied upon the making of such payments to Administrative Agent in the manner provided by this Agreement.
10.15Erroneous Payments.
(a)If Administrative Agent (x) notifies a Bank, or any Person who has received funds on behalf of a Bank (any such Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from Administrative Agent) received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent pending its return or repayment as contemplated below in this Section 10.15 and held in trust for the benefit of Administrative Agent, and such Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as Administrative Agent may, in its sole discretion, specify in writing), return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Bank or any Person who has received funds on behalf of a Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 10.15(b).
For the avoidance of doubt, the failure to deliver a notice to Administrative Agent pursuant to this Section 10.15(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.15(a) or on whether or not an Erroneous Payment has been made.

(c)Each Bank hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Bank under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)Erroneous Payment Deficiency Assignments.
(i)In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Bank at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Bank shall be deemed to have assigned its Loan (but not its Pro Rata Share of the Commitment) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Loan (but not Pro Rata Share of the Commitment) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance)), and is hereby (together with Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform) with respect to such Erroneous Payment Deficiency Assignment, and such Bank shall deliver any Note evidencing such Loan to Borrower or Administrative Agent (but the failure of such Person to deliver any such Note shall not affect the effectiveness of the foregoing assignment), (B) Administrative Agent as the assignee Bank shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, Administrative Agent as the assignee Bank shall become a Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Bank shall cease to be a Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its Pro Rata Share of the Commitment which shall survive as to such assigning Bank, (D) Administrative Agent and Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) Administrative Agent will reflect in the Register its ownership interest in the Loan subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Pro Rata Share of the Commitment of any Bank and such Pro Rata Share of the Commitment shall remain available in accordance with the terms of this Agreement.
(ii)Subject to Section 11.8 (but excluding, in all events, any assignment consent or approval requirements (whether from Borrower or otherwise)), Administrative Agent may, in its discretion, sell the Loan acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Bank (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Bank (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by Administrative Agent on or with respect to the Loan acquired from such Bank pursuant to an Erroneous Payment Deficiency Assignment (to the extent that the Loan is then owned by Administrative Agent) and (y) may, in the sole discretion of Administrative Agent, be reduced by any amount specified by Administrative Agent in writing to the applicable Bank from time to time.
(e)The parties hereto agree that (x) irrespective of whether Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Bank to the rights and interests of such Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of the portion of the Loan that has been assigned to Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Loan Party; provided that this Section 10.15(e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from Borrower for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 10.15 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitment and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE XI
MISCELLANEOUS
11.1Cumulative Remedies; No Waiver.

The rights, powers, and remedies of Administrative Agent or any Bank provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, or remedy provided by law or equity. No failure or delay on the part of Administrative Agent or any Bank in exercising any right, power, or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, or remedy preclude any other or further exercise of any other right, power, or remedy. The terms and conditions of Sections 8.1 and 8.2 hereof are inserted for the sole benefit of the Banks and Administrative Agent may (with the approval of the Required Banks) waive them in whole or in part with or without terms or conditions in respect of the Loan.
11.2Amendments; Consents.
(a)Except as provided in Section 11.2(f), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Required Banks and Borrower, and then only in the specific instance and for the specific purpose given; and without the approval in writing of all of the affected Banks, no amendment, waiver or consent may be effective:
(i)to amend or modify the principal of, or the amount of principal or principal prepayments payable on any Obligation, to increase the Exposure of any Bank without the consent of that Bank, to decrease the rate of any interest or fee payable to any Bank without the consent of that Bank, or to reduce or waive any interest or other amount payable to any Bank without the consent of that Bank;
(ii)to postpone any date fixed for any payment of principal of, prepayment of principal of, or any installment of interest on, any Obligation owing to a Bank or any installment of any fee owing to a Bank, or to extend the term of the Commitment without the consent of that Bank;
(iii)to amend or modify the provisions of the definition in Section 1.1 of “Required Banks” or of Sections 11.2, 11.9, 11.10, or 11.11, or any provision providing for the ratable or pro rata treatment of the Banks without the consent of each Bank;
(iv)release any Guarantor Subsidiary from liability under the Subsidiary Guaranty (except as provided in Section 10.11); or
(v)to amend or modify any provision of this Agreement or the Loan Documents that expressly requires the consent or approval of all the Banks without the consent of each Bank.
(b)Any amendment, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Banks and Administrative Agent. Any amendment, waiver or consent pursuant to this Section 11.2 that permits the sale or other transfer of the capital stock of (or all or substantially all of the assets of) a Guarantor Subsidiary shall automatically release the Guarantor Subsidiary effective concurrently with such sale or other transfer.
(c)In addition, no amendment, modification, termination or waiver of any provision of Article X or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent.
(d)If any Bank does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Bank and that has been approved by the Required Banks, Borrower may replace such non-consenting Bank (each a “Non-Consenting Bank”) in accordance with Section 11.27; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by Borrower to be made pursuant to this paragraph).
(e)Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Bank, to the fullest extent permitted by applicable Law, such Bank will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loan or other extensions of credit of such Bank hereunder will not be taken into account in determining whether the Required Banks or all of the Banks, as required, have approved any such amendment or waiver (and the definition of “Required Banks” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase the Exposure or extend the term of the Commitment of such Defaulting Bank, postpone the date fixed for the payment of principal or interest owing to such Defaulting Bank hereunder, reduce the principal amount of any Obligation owing to such Defaulting Bank, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Bank or of any fee payable to such Defaulting Bank hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Bank.
11.3Costs, Expenses and Taxes.
Borrower shall pay within 30 days after demand (which demand shall be accompanied by an invoice in reasonable detail) the reasonable actual out-of-pocket costs and expenses of Administrative Agent and its Affiliates and the Arrangers and their Affiliates in connection with (a) the negotiation, preparation, execution, delivery, arrangement, syndication and closing of the Loan Documents (including, for the avoidance of doubt, the reasonable documented fees, disbursements and other charges of one designated external counsel, but excluding any allocation of in-house counsel or other internal personnel) and (b) any amendment, waiver or modification of the Loan Documents (including, for the avoidance of doubt, the reasonable documented fees, disbursements and other charges of one designated external counsel, but excluding any allocation of in-house counsel or other internal personnel). Borrower shall pay within 30 days after demand the reasonable actual out-of-pocket costs and expenses of Administrative Agent and each of the Banks in connection with the enforcement of any Loan Documents following the occurrence of a Default or an Event of Default, including in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization, if such payment is approved by the bankruptcy court or any similar proceeding). The costs and expenses referred to in the first sentence above (for which Borrower shall be liable solely with respect to costs and expenses of Administrative Agent and its Affiliates) and the second sentence above (which shall apply to costs and expenses of Administrative Agent and the Banks) shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and Attorney Costs of Administrative Agent, its Affiliates or any of the Banks, as the case may be, or independent public accountants and other outside experts retained by Administrative Agent (provided that Borrower shall not be liable under this Section 11.3 for (i) fees and expenses of more than one firm of independent public accountants, or more than one expert with respect to a specific subject matter, at any one time, or (ii) the fees and expenses of more than one firm of outside legal counsel retained to represent Administrative Agent and the Banks, but if any of such parties does not consent to such joint representation, Borrower shall be liable for the fees and expenses of not more than one firm of outside legal counsel retained to represent Administrative Agent and also for not more than one additional firm of outside legal counsel retained to otherwise represent one or more of the Banks). Nothing herein shall obligate Borrower to pay any costs and expenses in connection with an assignment of or participation in a Bank’s Pro Rata Share of the Commitment or of all or a portion of its Advances. Borrower shall pay any and all documentary and transfer taxes, assessments or charges made by any Governmental Agency and all reasonable actual costs, expenses, fees, and charges of Persons (other than Administrative Agent, the Arrangers or the Banks) payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement, any other Loan Document, or any other instrument or writing to be delivered hereunder or thereunder, and shall reimburse, hold harmless, and indemnify Administrative Agent, its Affiliates, each Bank and each Participant from and against any and all loss, liability, or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee, or charge or that any of them may suffer or incur by reason of the failure of Borrower to perform any of its Obligations. Any amount payable to Administrative Agent, its Affiliates, any Bank, or any Participant under this Section 11.3 shall bear interest from the date which is 30 days after Borrower’s receipt of demand (together with reasonable supporting documentation) for payment at the rate then in effect for a Base Rate Loan.
11.4Nature of Banks’ Obligations.
Nothing contained in this Agreement or any other Loan Document and no action taken by Administrative Agent or the Banks or any of them pursuant hereto or thereto may, or may be deemed to, make the Banks a partnership, an association, a joint venture, or other entity, either among themselves or with Borrower. The obligations of the Banks hereunder to make Advances are several and not joint or joint and several. The failure of any Bank to make any Advance or to fund any such participation on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and no Bank shall be responsible for the failure of any other Bank to so make its Advance or purchase its participation.
11.5Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Bank, regardless of any investigation made by Administrative Agent or any Bank or on their behalf and notwithstanding that Administrative Agent or any Bank may have had notice or knowledge of any Default at the time of the making of any Advance, and shall continue in full force and effect as long as the Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
11.6Notices and Other Communications; Facsimile Copies.

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.6(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to Borrower, Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.6; and
(ii)if to any other Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (x) actual receipt by the relevant party hereto and (y) (A) if sent by hand or overnight courier service, when signed for by or on behalf of the relevant party hereto, (B) if mailed by certified or registered mail, four (4) Business Days after deposit in the mails, postage prepaid or (C) if sent by telecopier, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.6(b) below, shall be effective as provided in Section 11.6(b).
(b)Electronic Communications. Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Article II if such Bank has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes,
(i)notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and
(ii)notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice, e-mail or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR

OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)Change of Address, Etc. Each of Borrower and Administrative Agent may change its address, telecopier number, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Bank may change its address, telecopier number, electronic mail address or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent. In addition, each Bank agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record:
(i)an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and
(ii)accurate wire instructions for such Bank.
(e)Reliance by Administrative Agent and Banks. Administrative Agent and the Banks shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if
(i)such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or
(ii)the terms thereof, as understood by the recipient, varied from any confirmation thereof.
Borrower shall indemnify each Agent-Related Person and each Bank from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.7Execution in Counterparts; Facsimile Delivery.
This Agreement and any other Loan Document to which Borrower is a Party may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, taken together will be deemed to be but one and the same instrument. Such counterparts may be sent by telecopy, with the original counterparts to follow by mail or courier. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until executed counterparts hereof or thereof (or other evidence of execution satisfactory to Administrative Agent and Borrower) have been delivered to Administrative Agent and Borrower. The parties hereto agree and acknowledge that delivery of any signature by facsimile shall constitute execution by such signatory. The words “delivery,” “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on the Platform, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar federal, state, provincial or territorial laws based on the Uniform Electronic Transactions Act.
11.8Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.8(b), (ii) by way of participation in accordance with the provisions of Section 11.8(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8(f) or (iv) in accordance with Section 11.27 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Pro Rata Share of the Commitment and the Loan at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Pro Rata Share of the Commitment or the Loan at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank, the aggregate amount of the Pro Rata Share of the Commitment or, if the Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Bank subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 and shall be an integral multiple of $1,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan or the Pro Rata Share of the Commitment assigned; (iii) any assignment to an Eligible Assignee other than a Bank or an Affiliate of a Bank shall be subject to the prior written consent of Administrative Agent, not to be unreasonably withheld or delayed; (iv) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment) (except that no such processing and recordation fee shall be payable (i) in connection with any assignment to or from Administrative Agent or any of its Affiliates or (ii) in the case of an assignee which is already a Bank or is an Affiliate or Approved Fund of a Bank, (iii) for any assignment which Administrative Agent, in its sole discretion elects to waive such processing and recordation fee), and the Eligible Assignee, if it shall not be a Bank, shall deliver to Administrative Agent an Administrative Questionnaire; and (v) any assignment to an Eligible Assignee other than a Bank or an Affiliate or Approved Fund of a Bank shall be subject to the prior written consent of Borrower (such consent not to be unreasonably withheld or delayed), but such consent of Borrower shall not be required if a Default or an Event of Default has then occurred and is continuing; provided that Borrower shall be deemed to have consented to any such Eligible Assignee unless it shall have objected thereto within five (5) Business Days following written request for such consent. Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 11.8(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.6, 3.10, 11.3, 11.6(e) and 11.10 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, Borrower shall execute and deliver a Note to the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 11.8(b) shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 11.8(d). Any costs and expenses incurred in connection with an assignment hereunder (including a processing and recordation fee set forth in Section 11.8) shall be paid by the Eligible Assignee (except as otherwise provided in Section 11.27).
(c)Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Pro Rata Share of the Commitment of, and principal amounts of the Loan and other Obligations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
(d)Any Bank may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons, a Defaulting Bank or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights or obligations under this Agreement (including all or a portion of its Pro Rata Share of the Commitment or the Loan owing to it); provided that (i) such Bank’s obligations under this Agreement otherwise shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided further, that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Sections 11.2(a)(i), 11.2(a)(ii) or 11.2(a)(iv) that directly affects such Participant; provided further, that any Bank selling a participation shall endeavor promptly to give Borrower notice following any such sale, but the failure to give such notice will not give rise to any liability on the part of such Bank or otherwise affect the validity of any such sale. Subject to clause (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 3.6 and 3.10 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 11.8(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.15 as though it were a Bank, provided such Participant agrees to be subject to Section 11.9 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Bank’s Pro Rata Share of the Commitment or the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Bank’s Pro Rata Share of the Commitment, Loan or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Pro Rata Share of the Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)A Participant shall not be entitled to receive any greater payment under Sections 3.6 and 3.10 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant.
(f)Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.
(g)In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of

Borrower and Administrative Agent, the applicable pro rata share of the Loan previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to Administrative Agent and each other Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of the Loan in accordance with such Defaulting Bank’s Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder becomes effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.
11.9Sharing of Setoffs.
Each Bank severally agrees that if it, through the exercise of the right of setoff, banker’s lien, or counterclaim against Borrower or otherwise, receives payment of the Obligations due it hereunder and under the Notes that is ratably more than that to which it is entitled hereunder pursuant to Section 3.13 or 9.2(e), then: (a) the Bank exercising the right of setoff, banker’s lien, or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Bank a participation in the Obligations held by the other Bank and shall pay to the other Bank a purchase price in an amount so that the share of the Obligations held by each Bank after the exercise of the right of setoff, banker’s lien, or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien, or counterclaim or receipt of payment, and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Banks share any payment obtained in respect of the Obligations ratably in accordance with the provisions of Section 3.13 and 9.2(e), provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Bank by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Bank that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that, to the extent permitted by Law, any Bank holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Bank were the original owner of the Obligation purchased. Notwithstanding anything in this Section 11.9 to the contrary, in the event that any Defaulting Bank exercises any right of setoff, (i) all amounts so set off will be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 10.13(b) and, pending such payment, will be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of Administrative Agent, the Banks and any other Person entitled to such amounts pursuant to Section 10.13(b) and (y) the Defaulting Bank will provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Bank as to which it exercised such right of setoff.

11.10Indemnification by Borrower.
Borrower shall indemnify and hold harmless each Agent-Related Person, each Arranger, each Bank and their respective Affiliates, directors, officers, employees, counsel, agents, attorneys-in-fact and other advisors and representatives (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages (including punitive and exemplary damages), penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Commitment or Loan or the use or proposed use of the proceeds therefrom or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or, other than with respect to Administrative Agent acting in its capacity as such and any of its Agent-Related Persons in connection with Administrative Agent’s acting in such capacity, a material breach of the Loan Documents by such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through DebtDomain or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.10 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section 11.10 shall survive the resignation of Administrative Agent, the replacement of any Bank, the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations. Notwithstanding the foregoing, indemnification for Indemnified Taxes and Other Taxes shall be governed by, and be subject to the qualifications and requirements set forth in, Section 3.10.
11.11Nonliability of Banks.
The relationship between Borrower and the Banks is, and shall at all times remain, solely that of borrower and lenders, and the Banks and Administrative Agent neither undertake nor assume any responsibility or duty to Borrower to review, inspect, supervise, pass judgment upon, or inform Borrower of any matter in connection with any phase of Borrower’s business, operations, or condition, financial or otherwise. Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment, or information supplied to Borrower by any Bank, Administrative Agent or any

Arranger in connection with any such matter is for the protection of the Banks, Administrative Agent and the Arrangers, and neither Borrower nor any third party is entitled to rely thereon.
11.12Confidentiality.
Each of Administrative Agent and each Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed
(a)to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, consultants, service providers, and representatives only for the purposes of administration or enforcement of this Agreement and for internal compliance, audit and risk management purposes in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),
(b)to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners),
(c)to the extent required by applicable Laws or regulations or by any subpoena or similar legal process,
(d)to any other party hereto,
(e)in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,
(f)subject to an agreement containing a standard of confidentiality substantially the same as that in this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations,
(g)with the consent of Borrower or
(h)to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Administrative Agent, any Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.
In addition, Administrative Agent, each Arranger and each Bank may disclose information about this Agreement to market data collectors to the extent such information is customarily provided in order to obtain league of table credit.
For purposes of this Section 11.12, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent, any Arranger or any Bank on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of Administrative Agent and each Bank acknowledges that (x) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (y) it has developed compliance procedures regarding the use of material non-public information and (z) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person.
11.13No Third Parties Benefited.
This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, Administrative Agent and the Banks in connection with the Commitment, and is made for the sole benefit of Borrower, Administrative Agent and the Banks, and Administrative Agent’s and the Banks’ successors and assigns. Except as provided in Sections 11.8 and 11.10, no other Person shall have any rights of any nature hereunder or by reason hereof.
11.14Other Dealings.
Any Bank may, without liability to account to the other Banks, accept deposits from, lend money or provide credit facilities to and generally engage in any kind of banking or other business with Borrower and its Subsidiaries.
11.15Right of Setoff — Deposit Accounts.
Upon the occurrence of an Event of Default and the acceleration of maturity of the principal indebtedness pursuant to Section 9.2, Borrower hereby specifically authorizes each Bank in which Borrower maintains a deposit account (whether a general or special deposit account, other than trust accounts) or a certificate of deposit to setoff any Obligations owed to such Bank against such deposit account or certificate of deposit without prior notice to Borrower (which notice is hereby waived) whether or not such deposit account or certificate of deposit has then matured. Nothing in this Section shall limit or restrict the exercise by a Bank of any right to setoff or banker’s lien under applicable Law, subject to the approval of the Required Banks.
11.16Further Assurances.
Borrower shall, at its expense and without expense to the Banks or Administrative Agent, do, execute, and deliver such further acts and documents as any Bank or Administrative Agent from time to time reasonably requires for the assuring and confirming unto the Banks or Administrative Agent the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document; provided that this Section 11.16 is not intended to create any affirmative obligation on the part of

Borrower to provide additional collateral security, additional guarantors or other credit enhancement with respect to the Obligations.
11.17Integration.
This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral (including the mandate letter and the summary of terms relating to this Agreement), on the subject matter hereof except as provided in Section 3.3 hereof or otherwise expressly provided herein to the contrary. The Loan Documents were drafted with the joint participation of Borrower and the Banks and shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning thereof.
11.18Governing Law.
(a)GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
(c)WAIVER OF VENUE. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.6. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.19Severability of Provisions.
Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
11.20Headings.
Article and section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.
11.21Conflict in Loan Documents.
To the extent there is any actual irreconcilable conflict between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall prevail.
11.22Waiver of Right to Trial by Jury.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
11.23Purported Oral Amendments.
BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF ANY AGENT OR ANY BANK THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THE AGREEMENT OR THE OTHER LOAN DOCUMENTS.

11.24Payments Set Aside.
To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Bank, or Administrative Agent or any Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
11.25Hazardous Materials Indemnity.
Without limiting any other indemnity provided for in the Loan Documents, Borrower agrees to indemnify the Indemnitees from any claim, liability, loss, cost or expense (including Attorney Costs) directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of any Hazardous Materials if such Hazardous Materials are on, under, about or relate to Borrower’s Property or operations, so long as such claim, liability, loss, cost or expense arises out of or relates to the Commitment, the use of proceeds of the Loan, any transaction contemplated pursuant to this Agreement, or any relationship or alleged relationship of any Indemnitee to Borrower related to this Agreement.
11.26Certain Notices.
Each Bank and Administrative Agent (for itself and not on behalf of any Bank) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and, to the extent applicable, the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Bank or Administrative Agent, as applicable, to identify Borrower in accordance with the PATRIOT Act and, to the extent applicable, the Beneficial Ownership Regulation. Borrower hereby agrees to provide any such information that is reasonably requested by any Bank or Administrative Agent.
11.27Replacement of Banks.
If (a) any Bank requests compensation under Sections 3.6(a), 3.6(b), 3.6(e) or 3.6(f), (b) Borrower is required to pay any additional amount pursuant to Section 3.10, (c) any Bank is a Defaulting Bank, (d) any Bank is a Non-Consenting Bank or (e) any other circumstance exists hereunder that gives Borrower the right to replace a Bank as a party hereto, then Borrower may, at its sole expense and effort, upon notice to such Bank and Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8), and such Bank shall assign within five (5) Business Days after the date of such notice, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:
(a)Borrower shall have paid to Administrative Agent the assignment fee specified in Section 11.8(b);
(b)such Bank shall have received payment of an amount equal to the outstanding principal of its Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.6(f) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and including all amounts due to such Bank under Sections 3.10, 11.3, 11.6(e) and 11.10, but subject to the provisions of clause (c) below);
(c)in the case of any such assignment resulting from a claim for compensation under Sections 3.6(a), 3.6(b), 3.6(e) or 3.6(f) or payments required to be made pursuant to Section 3.10, such assignment will result in a reduction in such compensation or payments thereafter; and
(d)such assignment does not conflict with applicable Laws.
A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
11.28No Fiduciary Relationship.
Borrower hereby acknowledges that none of Administrative Agent, the Banks or their Affiliates has any fiduciary relationship with or duty to Borrower or any of its Affiliates arising out of or in connection with the Loan Documents, and the relationship between Administrative Agent, the Banks or any of their Affiliates, on the one hand, and Borrower or its Affiliates, on the other hand, in connection with the Loan Documents is solely that of debtor and creditor.
11.29Waiver of Consequential Damages, Etc.
To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.
11.30Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution, and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
11.31Certain ERISA Matters.
(a)Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Bank is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA, for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loan or the Commitments,
(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of ERISA Section 406 and Code Section 4975 such Bank’s entrance into, participation in, administration of and performance of the Loan, the Commitment and this Agreement,
(iii)(A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loan, the Commitment and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loan, the Commitment and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loan, the Commitment and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Bank.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) such Bank has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) acknowledges, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party that none of Administrative Agent or Arrangers nor any of their respective Affiliates (A) is or will be a fiduciary with respect to the assets of such Bank involved in the Loan, the Commitment and this Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent or Arrangers under this Agreement, any Loan Document or any documents related to hereto or thereto), or (B) is undertaking to provide investment advice to such Bank in connection with the transactions contemplated hereby.
11.32Amended and Restated Term Loan Agreement.
This Agreement shall amend and restate the Existing Loan Agreement in its entirety. Without limiting the generality of the foregoing, (i) the Existing Loan Agreement is merged and incorporated into this Agreement and (ii) this Agreement shall supersede and control any inconsistent provision in the Existing Loan Agreement. This Agreement shall not, however, constitute a novation of the Loan Parties’ indebtedness, duties and obligations under or with respect to the Existing Loan Documents.
11.33Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 11.33, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
KB HOME,
a Delaware corporation
By:/s/ Robert R. Dillard__________________
Name: Robert R. Dillard
Title: Executive Vice President and Chief Financial Officer

[WFB/KB HOME: TERM FACILITY – AMENDED AND RESTATED TERM LOAN AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and a Bank
By:/s/ Bret Sumner______________________
Name: Bret Sumner
Title: Executive Director

[WFB/KB HOME: TERM FACILITY – AMENDED AND RESTATED TERM LOAN AGREEMENT]

BANK OF AMERICA, N.A.,
as a Bank
By:/s/ Thomas W. Nowak_________________
Name: Thomas W. Nowak
Title: Senior Vice President

[WFB/KB HOME: TERM FACILITY – AMENDED AND RESTATED TERM LOAN AGREEMENT]

BMO BANK, N.A.,
as a Bank
By: /s/ Lisa Smith Boyer_________________
Name: Lisa Smith Boyer
Title: Director

[WFB/KB HOME: TERM FACILITY – AMENDED AND RESTATED TERM LOAN AGREEMENT]

CITIZENS BANK, N.A.,
as a Bank
By:/s/ Doug Kennedy_________________
Name: Doug Kennedy
Title: Sr Vice President

[WFB/KB HOME: TERM FACILITY – AMENDED AND RESTATED TERM LOAN AGREEMENT]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Bank
By:/s/ Beverly J. Hicks_________________
Name: Beverly J. Hicks
Title: Senior Vice President

[WFB/KB HOME: TERM FACILITY – AMENDED AND RESTATED TERM LOAN AGREEMENT]

JPMORGAN CHASE BANK, N.A.,
as a Bank
By:/s/ Antonios Vavdinos_________________
Name: Antonios Vavdinos
Title: Authorized Signer

[WFB/KB HOME: TERM FACILITY – AMENDED AND RESTATED TERM LOAN AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION,
as a Bank
By:/s/ David Prowse_________________
Name: David Prowse
Title: Senior Vice President

[WFB/KB HOME: TERM FACILITY – AMENDED AND RESTATED TERM LOAN AGREEMENT]

THIRD COAST BANK,
a Texas state bank,
as a Bank
By:/s/ Tiffany Barfield_________________
Name: Tiffany Barfield
Title: Bank Officer

[WFB/KB HOME: TERM FACILITY – AMENDED AND RESTATED TERM LOAN AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION,
as a Bank
By: /s/ Jared Hogan_________________
Name: Jared Hogan
Title: Officer

[WFB/KB HOME: TERM FACILITY – AMENDED AND RESTATED TERM LOAN AGREEMENT]

ZIONS BANCORPORATION, N.A. DBA CALIFORNIA BANK & TRUST,
as a Bank
By:/s/ Matthew Kunkle_________________
Name: Matthew Kunkle
Title: Vice President

[WFB/KB HOME: TERM FACILITY – AMENDED AND RESTATED TERM LOAN AGREEMENT]

FLAGSTAR BANK, FSB,
as a Bank
By: /s/ Nathan Boyle_________________
Name: Nathan Boyle
Title: Vice President

[WFB/KB HOME: TERM FACILITY – AMENDED AND RESTATED TERM LOAN AGREEMENT]

TEXAS CAPITAL BANK,
a Texas state bank,
as a Bank
By:/s/ Cole Bitting_________________
Name: Cole Bitting
Title: VP

[WFB/KB HOME: TERM FACILITY – AMENDED AND RESTATED TERM LOAN AGREEMENT]

CIBC BANK USA,
as a Bank
By:/s/ Gavin Henderson_________________
Name: Gavin Henderson
Title: Managing Director
[WFB/KB HOME: TERM FACILITY – AMENDED AND RESTATED TERM LOAN AGREEMENT]

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between ________________ (the “Assignor”) and ______________ (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement identified below (the “Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Bank under the Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor: _______________________________
2.    Assignee: _______________________________ [and is an Affiliate or Approved Fund of [identify Bank]1]
3.    Borrower(s): KB HOME, a Delaware corporation
4.    Administrative Agent: Wells Fargo Bank, National Association, as Administrative Agent under the Agreement
5.    Agreement: Amended and Restated Term Loan Agreement, dated as of November 12, 2025, among KB HOME, the Banks parties thereto, and Wells Fargo Bank, National
1 Select as applicable

Association, as Administrative Agent, as amended, restated, extended, supplemented or otherwise modified from time to time.
6.    Assigned Interest:

Aggregate Amount of [Commitment][Loan] for all Banks*	Amount of [Commitment][Loan] Assigned*	Pro Rata Share Assigned of Aggregate [Commitment][Loan][2]
$_____________________	$_____________________	$_____________________
$_____________________	$_____________________	$_____________________
$_____________________	$_____________________	$_____________________
[7.    Trade Date: _____________________, _____]3
Effective Date: _____________________, _____
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]
By: ___________________________________
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]
By: ___________________________________
Name:
Title:
* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
2 Set forth, to at least 9 decimals, as a percentage of the Commitment or Loan, as applicable, of all Banks thereunder.
3 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and]4 Accepted:

Wells Fargo Bank, National Association,
as Administrative Agent
By: ___________________________________
Name:
Title:

[Consented to:]5

KB HOME,
as Borrower
By: ___________________________________
Name:
Title:

4 To be added only if the consent of Administrative Agent is required by the terms of the Agreement.
5 To be added only if the consent of Borrower is required by the terms of the Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Agreement, (ii) it meets all requirements of an Eligible Assignee under the Agreement (subject to receipt of such consents as may be required under the Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Bank, and (v) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Agreement, including Section 3.10(e) thereof, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.
2.    Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the

Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B
Borrowing Base Certificate Date: _______
FORM OF BORROWING BASE CERTIFICATE
The undersigned Senior Officer, being the duly elected _________________ of KB HOME, a Delaware corporation (the “Borrower”), hereby certifies that the following is a true and correct calculation of the Borrowing Base as of _______________, ______ (the “Statement Date”). Capitalized terms used but not defined herein shall have the meanings set forth in the Amended and Restated Term Loan Agreement, dated as of November 12, 2025, as amended, restated, extended, supplemented or otherwise modified from time to time (the “Agreement”), by and among Borrower, the Banks from time to time party thereto (the “Banks”), and Wells Fargo Bank, National Association, as Administrative Agent.
I.    Borrowing Base Calculation.
A.    Borrowing Base. The following Escrow Receivables, Homes Under Construction, Land Under Development, Land Held for Future Development, Land Held for Sale and Unrestricted Cash of Borrower or any Borrowing Base Subsidiary qualify for inclusion in the Borrowing Base (all figures are as of Statement Date):

1.	100% of the aggregate GAAP Value of Escrow Receivables	$_______
2.	90% of the aggregate GAAP Value of Homes Under Construction	$_______
3.	65% of the aggregate GAAP Value of Land Under Development	$_______
4.	50% of the aggregate GAAP Value of Land Held for Future Development and Land Held for Sale[6]	$_______
5.	At Borrower’s election, 100% of Unrestricted Cash in excess of $15,000,000	$_______
6.	Total Borrowing Base (Lines I.A.1+2+3+4+5)	$_______
B.    Borrowing Base Indebtedness. The following figures are as of the Statement Date:

1.	Loan	$_______
2.	Revolving Loans
6    Line I.A.4 shall not exceed 40% of the amount in Line I.A.6. The value of any unentitled land or land under option shall not be included in the Borrowing Base.

3.
Letter of Credit Usage with respect to Financial Letters of Credit that are not Cash Collateralized or Letter of Credit Collateralized (computed as if all Financial Letters of Credit were Letters of Credit issued under the Revolving Credit Agreement)
$_______
4.	Other Borrowing Base Indebtedness[7]	$_______
5.	Total Borrowing Base Indebtedness (Lines I.B.1+2+3+4)	$_______
C.    Borrowing Base Surplus/(Deficit) at the Statement Date.

(Line I.A.6 minus Line I.B.5)	$_______
IN WITNESS WHEREOF, the undersigned has executed this Borrowing Base Certificate as of ____________, ______.
KB HOME,
a Delaware corporation
By: ___________________________________
Name:
Title:

7    Line I.B.4 shall not include Subordinated Obligations or Non-Recourse Indebtedness.

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: _________,
To:    Wells Fargo Bank, National Association, as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Term Loan Agreement, dated as of November 12, 2025 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among KB HOME, a Delaware corporation (the “Borrower”), the Banks from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used but not defined herein have the meanings given to them in the Agreement.
The undersigned Senior Officer hereby certifies as of the date hereof that he/she is the ____________________________________ of Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to Administrative Agent on the behalf of Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.1(b) of the Agreement for the Fiscal Year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.1(a) of the Agreement for the Fiscal Quarter of Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower and its GAAP Subsidiaries in accordance with Generally Accepted Accounting Principles as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
2.    Attached hereto as Schedule 2 is a sales report by geographical region which is true and correct in all material respects and which sets forth the number of homes or other Units sold and delivered during the Fiscal Quarter of Borrower ended as of the above date and the backlog at the end of such period.
3.    Attached hereto as Schedule 3 is an inventory report which is true and correct in all material respects and which summarizes Borrower’s inventory by type and geographical region as of the Fiscal Quarter of Borrower ended as of the above date.

[select one.]
4.    [To the best knowledge of the undersigned as of the date hereof, there is no Default or Event of Default.]
[or]
[The following is a list of each Default or Event of Default as of the date hereof and the nature and status of each such Default or Event of Default:]
5.    To the best knowledge of the undersigned,
[select one:]
[no event or circumstance constituting a Material Adverse Effect (other than a Material Adverse Effect which is not particular to Borrower and which is generally known) has occurred since the date of the most recent Compliance Certificate delivered under Section 7.2 of the Agreement.]
[or]
[the following is a list of each Material Adverse Effect (describing in reasonable detail the nature and status thereof) which has occurred since the date of the most recent Compliance Certificate delivered under Section 7.2 of the Agreement.]
6.    The financial covenant analyses and information set forth on Schedule 4 attached hereto are true and accurate on and as of the date of this Compliance Certificate.
[Use the following paragraph 7 if there has been any change to the listing of Subsidiaries]
7.    [Attached hereto as Schedule 5 is a report of each change, as of the last day of such Fiscal Quarter, in the listing of Subsidiaries set forth in Schedule 4.4 of the Agreement (as the same may have been revised by previous Compliance Certificates), including changes in Guarantor Subsidiaries].
IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of ____________________.
KB HOME,
a Delaware corporation

By: ___________________________________
Name:
Title

For the Fiscal Quarter/Year ended ___________________(“Statement Date”)
SCHEDULE 1
to the Compliance Certificate

Financial Statements

For the Fiscal Quarter/Year ended ___________________(“Statement Date”)
SCHEDULE 2
to the Compliance Certificate

Sales Report
KB HOME TO INSERT REPORT

For the Fiscal Quarter/Year ended ___________________(“Statement Date”)
SCHEDULE 3
to the Compliance Certificate

Inventory Report
KB HOME TO INSERT REPORT

For the Fiscal Quarter/Year ended ___________________(“Statement Date”)
SCHEDULE 4
to the Compliance Certificate

Financial Covenant Analyses and Information
KB HOME TO PREPARE SPREADSHEET WITH LINE ITEM CALCULATIONS OF THE FOLLOWING

I.	Section 6.9 - Consolidated Tangible Net Worth.
II.	Section 6.10 - Consolidated Leverage Ratio.
III.	Section 6.11 - Consolidated Interest Coverage Ratio or Minimum Liquidity.
IV.	Section 6.16 - Investment in Subsidiaries and Joint Ventures.

For the Fiscal Quarter/Year ended ___________________(“Statement Date”)
SCHEDULE 5
to the Compliance Certificate

List of Subsidiaries

EXHIBIT D
FORM OF LOAN NOTICE
Date: ________, ______
To:    Wells Fargo Bank, National Association, as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Term Loan Agreement, dated as of November 12, 2025 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among KB HOME, a Delaware corporation (the “Borrower”), the Banks from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used but not defined herein have the meanings given to them in the Agreement.
The undersigned hereby requests (select one):

The Loan	A conversion or continuation of the Loan
1.	On _______________________________________ (a Business Day).
2.	In the amount of $___________________________.
3.	Comprised of ________________________________
[Type of Loan requested][8]
4.	For a Term SOFR Rate Loan: with an Interest Period of [__] month[s].
[The Loan requested herein complies with the proviso to the first sentence of Section 2.1(a) of the Agreement, and Borrower will be in compliance with the provisions of Section 6.17 of the Agreement after the making of the Loan requested herein.
In connection with the requested Loan, the undersigned certifies that the conditions precedent to the making of such Loan, as set forth in Section 8.2 of the Agreement, have been satisfied.
Funds should be paid to the following account:
Account Name:
Bank Name:
Bank Location:
ABA No.:
8 Specify Base Rate Loan, Term SOFR Rate Loan, or Daily Simple SOFR Rate Loan.

Swift Code:
Account Number:    ]9
KB HOME, a Delaware corporation
By:
Name:
Title:

9 Note to Draft: Bracketed language only applicable for initial funding.

EXHIBIT E
FORM OF [AMENDED AND RESTATED] NOTE

$___________________	____________ ___, _____
New York, New York
FOR VALUE RECEIVED, the undersigned promises to pay to _______________________ (the “Lender”) the principal amount of ____________________ DOLLARS ($____________), or such lesser aggregate amount of the Advances as may be made by the Lender under the Loan Agreement hereinafter described, payable as hereinafter set forth. The undersigned promises to pay interest on the principal amount of each Advance made by the Lender and remaining unpaid from time to time from the date of such Advance until the date of payment in full, payable as hereinafter set forth.
Reference is made to the Amended and Restated Term Loan Agreement, dated as of November 12, 2025, among the undersigned, as Borrower, the Banks that are parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan Agreement”). Terms defined in the Loan Agreement and not otherwise defined herein are used herein with the meanings defined for those terms in the Loan Agreement. This is one of the Notes referred to in the Loan Agreement, and the Lender, and any successor or assign thereof as permitted under Section 11.8 of the Loan Agreement, is entitled to all of the rights, remedies, benefits and privileges provided for in the Loan Agreement as originally executed or as it may from time to time be supplemented, modified, amended, renewed, extended or supplanted. The Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.
The principal indebtedness evidenced by this [Amended and Restated] Note (this “Note”) shall be payable as provided in the Loan Agreement and in any event on the Maturity Date.
Interest shall be payable on the outstanding daily unpaid principal amount of each Advance hereunder from the date thereof until payment in full and shall accrue and be payable at the rates and on the dates set forth in the Loan Agreement to the fullest extent permitted by applicable Law, before and after default, before and after maturity, before and after any judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest at the rate set forth in Section 3.7 of the Loan Agreement.
The amount of each payment hereunder shall be made to Administrative Agent at Administrative Agent’s Office, for the account of the Lender, in lawful money of the United States of America, without deduction, offset or counterclaim and in immediately available funds on the day of payment (which must be a Business Day). All payments of principal received after 1:00 p.m., New York time, on any Business Day, shall be deemed received on the next succeeding Business Day for purposes of calculating interest thereon. The Lender shall use its best efforts to keep a record of the Advances made by it (which record may be in electronic or other intangible form) and payments of principal with respect to this Note, and such record shall be presumptive evidence of the principal amount owing under this Note; provided that failure to keep such record shall in no way affect the Obligations of Borrower.
The undersigned hereby waives presentment, demand for payment, dishonor, notice of dishonor, protest, notice of protest and any other notice or formality, to the fullest extent permitted by applicable Laws.
[This Note is given in replacement of that certain Note dated _____ __, 20__, in the original principal amount of $_______ from Borrower in favor of Lender (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Prior Note”). The Prior Note is hereby amended and restated in its entirety by this Note, so that together they evidence a single indebtedness in the principal amount of this Note. The terms, covenants and conditions of this Note supersede all provisions of the Prior Note but this Note does not extinguish or constitute a novation with respect to the indebtedness evidenced thereby, and Borrower hereby represents and warrants to the Lender that there exists no right of offset, defense, counterclaim, claim or objection in favor of Borrower with respect to Borrower’s obligations under the Prior Note.]10

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). This Note shall be subject to the provisions of Sections 11.18 and 11.22 of the Loan Agreement as if such sections were set forth herein, mutatis mutandis, and the provisions of such sections are incorporated by reference herein.
KB HOME,
a Delaware corporation
By:
Name:
Title:
10 Language to be included in case of an assignment or amendment to the Loan Agreement and need to issue a replacement note to an existing Lender, either because such Lender’s Commitment has increased or decreased from what it was initially.

ADVANCES AND PAYMENTS OF PRINCIPAL (Base Rate Loan)
Date	Amount of Loan or of Redesignation From Another Type of Loan	Amount of Principal Paid or Redesignation Into Another Type of Loan	Unpaid Principal Balance	Notation Made by

ADVANCES AND PAYMENTS OF PRINCIPAL (Term SOFR Rate Loan)
Date	Amount of Loan or of Redesignation From Another Type of Loan	Amount of Principal Paid or Redesignation Into Another Type of Loan	Unpaid Principal Balance	Notation Made by

ADVANCES AND PAYMENTS OF PRINCIPAL (Daily Simple SOFR Rate Loan)
Date	Amount of Loan or of Redesignation From Another Type of Loan	Amount of Principal Paid or Redesignation Into Another Type of Loan	Unpaid Principal Balance	Notation Made by

EXHIBIT F
[Intentionally Omitted]

EXHIBIT G
AMENDED AND RESTATED SUBSIDIARY GUARANTY
THIS AMENDED AND RESTATED SUBSIDIARY GUARANTY (“Guaranty”) dated as of November 12, 2025, is made by each of the undersigned guarantors and, effective as of the date set forth in the applicable Instrument of Joinder (as defined below), each other Person who has become a guarantor pursuant to Section 19 hereof (each a “Guarantor” and, collectively, the “Guarantors”) in favor of Wells Fargo Bank, National Association, as Administrative Agent (“Administrative Agent”), under the Loan Agreement referred to below, and the Banks that are party to the Loan Agreement from time to time (each a “Bank” and collectively the “Banks”) (Administrative Agent and the Banks are referred to herein collectively as the “Lender Parties” and each individually as a “Lender Party”), with reference to the following facts:
RECITALS
A.    KB HOME, a Delaware corporation (“Borrower”) has entered into that certain Amended and Restated Term Loan Agreement dated as of the date hereof (as may be amended, restated, amended and restated, extended, supplemented or modified from time to time, the “Loan Agreement”), with the Lender Parties. Terms defined in the Loan Agreement and not otherwise defined in this Guaranty shall have the meanings given to those terms in the Loan Agreement and such definitions are incorporated by reference herein in full.
B.    The Banks will make certain credit facilities available to Borrower pursuant to the Loan Agreement, but as a condition to the availability of such credit facilities, certain Guarantors are required to enter into this Guaranty to guarantee the Guaranteed Obligations (as hereinafter defined), subject to the limitations set forth herein.
C.    Each Guarantor expects to realize direct and indirect benefits from the availability of the aforementioned credit facilities to Borrower pursuant to the Loan Agreement, as the result of financial or business support which may be provided to such Guarantor by Borrower.
AGREEMENT
NOW, THEREFORE, in order to induce the Banks to extend the aforementioned credit facilities pursuant to the Loan Agreement, and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, each Guarantor hereby agrees to guarantee the Guaranteed Obligations on the terms set forth herein, and hereby represents, warrants, covenants, agrees and guarantees, on a joint and several basis, as follows:
1.    Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of Borrower to the Lender Parties arising at any time under the Loan Agreement and the Loan Documents (collectively, the “Guaranteed Obligations”). The Lender Parties’ books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors and conclusive for the purpose of establishing the amount of the Guaranteed Obligations, absent manifest error. This Guaranty shall not be affected by the validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or any question as to the authenticity of such instrument or agreement, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, other than payment in full by Borrower or any other Person. The obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.
2.    No Setoff or Deductions; Taxes. Each Guarantor represents and warrants that it is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended. All payments by each Guarantor hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, including, without limitation, for any and all present and future taxes, except as required by applicable law. If any Guarantor must make a payment under this Guaranty, such Guarantor represents and warrants that it will make the payment from one of its U.S. resident offices to the Lender Parties so that no withholding tax is imposed on the payment to the extent permitted by applicable law. If notwithstanding the foregoing, a Guarantor makes a payment under this Guaranty to which withholding tax or other tax applies, the Guarantor’s payment shall be increased, or the Lender Parties shall be indemnified, as applicable, as and to the extent provided in Section 3.10 of the Loan Agreement.
3.    No Termination. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until (a) all of the Guaranteed Obligations are paid in full and any commitments of the Banks or facilities provided by the Banks with respect to the Guaranteed Obligations are terminated, at which time this Guaranty and the obligations of the Guarantors hereunder shall terminate (except as expressly provided in Sections 8 and 12 hereof), or (b) with respect to any Guarantor, such Guarantor is released pursuant to Section 10.11 of the Loan Agreement. At Administrative Agent’s option, all payments under this Guaranty shall be made to an office of Administrative Agent located in the United States and in U.S. Dollars.
4.    Waiver of Notices. Each Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Each Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which such Guarantor might otherwise be entitled.

5.    Subrogation. The Guarantors shall exercise no right of subrogation, contribution or similar rights against Borrower or any other Guarantor with respect to any payments on the Guaranteed Obligations made to the Lender Parties under this Guaranty until all of the Guaranteed Obligations are paid in full and any commitments of the Banks or facilities provided by the Banks with respect to the Guaranteed Obligations are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to the Lender Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.
6.    Waiver of Suretyship Defenses. Each Guarantor agrees that the Lender Parties may, at any time and from time to time, and without notice to such Guarantor, make any agreement with Borrower or with any other Person liable on any of the Guaranteed Obligations or providing collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations or any collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of collateral, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of such Guarantor under this Guaranty. Each Guarantor waives any defense arising by reason of any disability or other defense of Borrower or any other Guarantor, or the cessation from any cause whatsoever of the liability of Borrower (other than payment in full of the Guaranteed Obligations), or any claim that such Guarantor’s obligations exceed or are more burdensome than those of Borrower and waives the benefit of any statute of limitations affecting the liability of such Guarantor hereunder. Each Guarantor waives any right to enforce any remedy which any Lender Party now has or may hereafter have against Borrower and waives any benefit of and any right to participate in any security now or hereafter held by any Lender Party until all of the Guaranteed Obligations are paid in full and any commitments of the Banks and facilities provided by the Banks with respect to the Guaranteed Obligations are terminated. Further, each Guarantor consents to the Lender Parties’ taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantors under this Guaranty or which, but for this provision, might operate as a discharge of any Guarantor. Each Guarantor waives any rights and defenses that are or may become available to such Guarantor by reason of Sections 2787 to 2855 inclusive, of the California Civil Code and any similar rights and defenses provided by the laws of any other jurisdiction.
7.    Exhaustion of Other Remedies Not Required. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations. Each Guarantor waives diligence by the Lender Parties and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring the Lender Parties to exhaust any right or remedy or to take any action against Borrower, any other guarantor or any other person, entity or property before enforcing this Guaranty against such Guarantor.
8.    Reinstatement. Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or any other Person or otherwise, as if such payment had not been made and whether or not the Lender Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.
9.    Subordination. While an Event of Default has occurred and is continuing, each Guarantor hereby subordinates the payment of all obligations and indebtedness of Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of Borrower to the Guarantor as subrogee of the Lender Parties or resulting from such Guarantor’s performance under this Guaranty, until such time as all Guaranteed Obligations have been paid in full. If the Lender Parties so request, any such obligation or indebtedness of Borrower to the Guarantor shall be enforced and performance received by the Guarantors as trustee for the Lender Parties and the proceeds thereof shall be paid over to the Lender Parties on account of the Guaranteed Obligations, but otherwise without reducing or affecting in any manner the liability of the Guarantors under this Guaranty.
10.    Information. While an Event of Default has occurred and is continuing, each Guarantor shall furnish promptly to the Lender Parties any and all financial or other information regarding such Guarantor or its property as the Lender Parties may reasonably request in writing.
11.    Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy or reorganization of Borrower or any other Person, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Lender Parties.
12.    Expenses. The Guarantors shall pay, within 30 days after demand, all the reasonable actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses and costs disbursements of any law firm or other external counsel) of the Lender Parties in connection with the enforcement of this Guaranty following the occurrence of a Default or an Event of Default, including in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization, if such payment is approved by the bankruptcy court or any similar proceeding), subject to the limitations set forth in Section 11.3 of the Loan Agreement (which limitations shall be applied as if such expenses were payable by Borrower thereunder). The obligations of the Guarantors (excluding Guarantors that have been released pursuant to Section 10.11 of the Loan Agreement) under the preceding sentence shall survive termination of this Guaranty.
13.    Amendments. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by Administrative Agent, the Required Banks under Section 11.2 of the Loan Agreement and the Guarantors.
14.    No Waiver; Enforceability. No failure by the Lender Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Subject to the terms hereof and of the Loan Agreement, any right, remedy, power or privilege of the Lender Parties hereunder may be exercised by Administrative Agent or the Required Banks.
15.    Assignment; Governing Laws; Jurisdiction. This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of the Lender Parties (and any attempted assignment without such consent shall be void), (b) inure to the benefit of the Lender Parties and their respective successors and assigns and the Lender Parties may, subject to the terms of the Loan Agreement but without notice to the Guarantors and without affecting the Guarantors’ obligations hereunder, assign or sell participations in the Guaranteed Obligations and this Guaranty, in whole or in part, and (c) be governed by the internal laws of the State of New York. Each Guarantor hereby irrevocably (i) submits to the exclusive jurisdiction of any State court sitting in New York County and the United States District Court of the Southern District of New York in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by the Lender Parties in connection with such action or proceeding shall be binding on a Guarantor if sent to such Guarantor by registered or certified mail at the address for notices to be delivered to Borrower pursuant to Section 11.6 of the Loan Agreement. Each Guarantor agrees that the Lender Parties may, subject to Section 11.12 of the Loan Agreement, disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Obligations any and all information in the Lender Parties’ possession concerning the Guarantors.
16.    Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower such information concerning the financial condition, business and operations of Borrower as such Guarantor requires, and that the Lender Parties have no duty, and such Guarantor is not relying on the Lender Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of Borrower.
17.    Setoff. After demand upon the Guarantors for payment under this Guaranty, each Guarantor hereby specifically authorizes each Bank (subject to the approval of the Required Banks) in which such Guarantor maintains a deposit account (whether a general or special deposit account, other than trust accounts) or a certificate of deposit to setoff any Guaranteed Obligations owed to the Banks against such deposit account or certificate of deposit without prior notice to any Guarantor (which notice is hereby waived) whether or not such deposit account or certificate of deposit has then matured. Nothing in this shall limit or restrict the exercise by a Bank of any right to setoff or banker’s lien under applicable Law, subject to the approval of the Required Banks.
18.    Other Guarantees. Unless otherwise agreed by the Lender Parties and the Guarantors in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantors for the benefit of the Lender Parties or any term or provision thereof.
19.    Additional Guarantors. Any other Person may become a Guarantor hereunder and become bound by the terms and conditions of this Guaranty, in each case effective as of the date set forth in the applicable Instrument of Joinder, by executing and delivering to Administrative Agent an Instrument of Joinder substantially in the form attached hereto as Exhibit A (an “Instrument of Joinder”).
20.    Representations and Warranties. Each Guarantor represents and warrants that (i) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, limited liability company or limited partnership, as applicable, power to make and perform this Guaranty, and all necessary corporate, limited liability company or limited partnership, as applicable, authority for the making and performance of this Guaranty by such Guarantor has been obtained; (ii) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or by equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion; (iii) the making and performance of this Guaranty does not and will not violate the provisions of any applicable material law, regulation or order, does not and will not require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected and does not and will not (when aggregated with any defaults and breaches of Borrower and other Guarantors) result in the breach of or constitute a default under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected with respect to any obligation or obligations aggregating $50,000,000 or more; (iv) all material consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect; and (v) by virtue of its relationship with Borrower, the execution, delivery and performance of this Guaranty is for the direct benefit of such Guarantor and it has received adequate consideration for this Guaranty.
21.    WAIVER OF JURY TRIAL; FINAL AGREEMENT. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
22.    Electronic Execution. The words “delivery,” “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Guaranty and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on the Platform, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar federal, state, provincial or territorial laws based on the Uniform Electronic Transactions Act.
23.    Acknowledgement Regarding Any Supported QFCs. Section 11.33 of the Loan Agreement is incorporated herein by reference as if fully set forth herein and each Guarantor acknowledges and agrees to be bound by the terms of said section for any QFC Credit Support and/or Supported QFC, as such terms may be defined in the Loan Agreement.
24.    No Novation. The Subsidiary Guaranty dated as of August 25, 2022 by each Subsidiary Guarantor party thereto in favor of Administrative Agent (as amended, the “Original Guaranty”) is hereby amended and restated in its entirety by this Guaranty. The terms, covenants and conditions of this Guaranty supersede all provisions of the Original Guaranty, but this Guaranty does not extinguish or constitute a novation with respect to the obligations owing by each Subsidiary Guarantor under or in connection with the Original Guaranty.
[Signature Pages Follow]

Executed as of the date first written above.
GUARANTORS:

KB HOME COASTAL INC.,
a California corporation
By:
Name:
Title:
KB HOME GREATER LOS ANGELES INC.,
a California corporation
By:
Name:
Title:
KB HOME SACRAMENTO INC.,
a California corporation
By:
Name:
Title:
KB HOME SOUTH BAY INC.,
a California corporation
By:
Name:
Title:
[Signature page to Amended and Restated Subsidiary Guaranty]

KB HOME LAS VEGAS INC.,
a Nevada corporation
By:
Name:
Title:
KB HOME LONE STAR INC.,
a Texas corporation
By:
Name:
Title:
KBSA, INC.,
a Texas corporation
By:
Name:
Title:
KB HOME PHOENIX INC.,
an Arizona corporation
By:
Name:
Title:

[Signature page to Amended and Restated Subsidiary Guaranty]

KB HOME FLORIDA INC.,
a Delaware corporation
By:
Name:
Title:
KB HOME FORT MYERS LLC,
a Delaware limited liability company
By:     KB HOME FLORIDA INC., a
Delaware corporation,
its sole member
By:
Name:
Title:
KB HOME JACKSONVILLE LLC,
a Delaware limited liability company
By:    KB HOME FLORIDA INC., a
Delaware corporation,
its sole member
By:
Name:
Title:

[Signature page to Amended and Restated Subsidiary Guaranty]

KB HOME TREASURE COAST LLC,
a Delaware limited liability company
By:    KB HOME FLORIDA INC., a
Delaware corporation,
its sole member
By:
Name:
Title:
KB HOME ORLANDO LLC,
a Delaware limited liability company
By:    KB HOME FLORIDA INC., a
Delaware corporation,
its sole member
By:
Name:
Title:
KBHPNW LLC,
a Delaware limited liability company
By:    KB HOME COLORADO INC., a
Colorado Corporation,
its sole member
By:
Name:
Title:

[Signature page to Amended and Restated Subsidiary Guaranty]

KB HOME COLORADO INC.,
a Colorado corporation
By:
Name:
Title:
KB HOME TUCSON INC.,
an Arizona corporation
By:
Name:
Title:
[Signature page to Amended and Restated Subsidiary Guaranty]

Acknowledged and Agreed to as of the date hereof:
Wells Fargo Bank, National Association,
as Administrative Agent
By:
Name:
Title:

[Signature page to Amended and Restated Subsidiary Guaranty]

EXHIBIT A
INSTRUMENT OF JOINDER
THIS INSTRUMENT OF JOINDER (“Joinder”) is executed as of                     , by                                                                                                                                             , a                      (“Joining Party”), and delivered to Administrative Agent pursuant to the terms of that certain Amended and Restated Subsidiary Guaranty dated as of November 12, 2025 (the “Guaranty”). Terms used but not defined in this Joinder shall have the meanings defined for or ascribed to those terms in the Guaranty.
RECITALS
A.    The Guaranty was made by the Guarantors in favor of the Banks that are parties to that certain Amended and Restated Term Loan Agreement, dated as of November 12, 2025 (as amended, restated, amended and restated, extended, renewed, supplemented, or otherwise modified from time to time, the “Loan Agreement”), by and among KB HOME, a Delaware corporation, as Borrower, the Banks party thereto from time to time, and Wells Fargo Bank, National Association, as Administrative Agent.
B.    Joining Party is becoming a Guarantor pursuant to Section 5.9 of the Loan Agreement.
C.    Joining Party expects to realize direct and indirect benefits from the availability to Borrower of credit facilities pursuant to the Loan Agreement, as the result of financial or business support which may be provided to such Joining Party by Borrower.
NOW THEREFORE, Joining Party agrees as follows:
AGREEMENT
1.    By this Joinder, Joining Party becomes a “Guarantor” under and pursuant to Section 19 of the Guaranty. Joining Party agrees that, upon its execution hereof, it will become a Guarantor under the Guaranty with respect to all Indebtedness of Borrower heretofore or hereafter incurred under the Loan Agreement, and will be bound by all terms, conditions, and duties applicable to a Guarantor under the Guaranty.
2.    Any provision in this Joinder that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affect the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Joinder are declared to be severable.
3.    The effective date of this Joinder is                     .

“Joining Party”

a,
By:
Name:
Title:

SCHEDULE 1.1
PRO RATA SHARES

Bank	Pro Rata Share	Pro Rata Share of Commitment / Loans
Wells Fargo Bank, National Association	11.166666666667%	USD $40,200,000.00
Bank of America, N.A.	11.166666666667%	USD $40,200,000.00
BMO Bank, N.A.	9.166666666667%	USD $33,000,000.00
Citizens Bank, N.A.	9.166666666667%	USD $33,000,000.00
Fifth Third Bank, National Association	9.166666666667%	USD $33,000,000.00
JPMorgan Chase Bank, N.A.	9.166666666667%	USD $33,000,000.00
US Bank National Association	9.166666666667%	USD $33,000,000.00
Third Coast Bank, a Texas state bank	8.333333333333%	USD $30,000,000.00
PNC Bank, National Association	6.944444444444%	USD $25,000,000.00
Zions Bancorporation, N.A. dba California Bank & Trust	4.805555555556%	USD $17,300,000.00
Flagstar Bank, FSB	4.805555555556%	USD $17,300,000.00
Texas Capital Bank, a Texas state bank	4.166666666667%	USD $15,000,000.00
CIBC Bank USA	2.777777777778%	USD $10,000,000.00
TOTAL	100.000000000000%	USD $360,000,000.00

SCHEDULE 4.4
KB HOME AND
CONSOLIDATED SUBSIDIARIES
Key to “Type(s)”
S = Designated Significant Subsidiary
G = Designated Guarantor Subsidiary
Fi = Designated Financial Subsidiary
Arizona Corporations             %     Type(s)

Escoba Insurance Company                100    Fi
KB HOME Phoenix Inc.                100    S/G
KB HOME Sales - Phoenix Inc.            100
KB HOME Tucson Inc.                100    S/G
KB HOME Sales - Tucson Inc.            100

California Corporations/LLC

Kaufman and Broad - Monterey Bay, Inc.        100
Kaufman and Broad Partners                100
KB Holdings One, Inc.                100
KB HOME Central Valley Inc.            100
KB HOME Coastal Inc.                100     S/G
KB HOME Greater Los Angeles Inc.    100    S/G
KB HOME Holdings Inc.                 100
KB HOME Insurance Agency Inc.            100    Fi
KB HOME Sacramento Inc.        100    S/G
KB HOME Sales – Southern California Inc.        100
KB HOME Sales – Northern California Inc.         100
KB HOME South Bay Inc.    100    S/G
Mather Housing Company, LLC    100

Colorado Corporation

KB HOME Colorado Inc.    100    S/G

Delaware Corporations/LLCs

775 KB Development LLC                100
125 CPU KB HOME Development LLC        100
1250 KB Development LLC                100
BARE Resale Properties LLC            100
Coastal SFA Warner Center I LLC            100
Coastal SFA Anaheim I LLC                100
Endeavour Venture Partners LLC            100    Fi
e.KB, Inc.                    100
Fremont Pat Ranch LLC    100
Gramercy Farms, LLC    100
Intrepid Venture Partners LLC                100        Fi
KB HOME Arroyo Vista LLC                100
KB HOME Atlanta LLC                    100
KB HOME California LLC                    100
KB HOME Charlotte Inc.                    100
KB HOME DelMarVa LLC                    100
KB HOME Florida Inc.    100    S/G
KB HOME Fort Myers LLC    100    S/G
KB HOME Georgia LLC    100
KB HOME Gold Coast LLC                    100
KB HOME Gulf Coast Inc.                    100
KB HOME Idaho LLC    100
KB HOME Illinois Inc.    100
KB HOME Indiana Inc.                    100
KB HOME Inspirada LLC    100
KB HOME Jacksonville LLC    100    S/G
KB HOME Las Vegas Development Company LLC        100
KB HOME LV Cactus Landings LLC            100
KB HOME LV Casa Bella LLC                100
KB HOME LV Casia LLC                    100
KB HOME LV Creekstone LLC                100
KB HOME LV Durham West LLC                100
KB HOME LV Edgebrook LLC                100
KB HOME LV Saddlebrook LLC                100
KB HOME LV Sage Glen LLC                100
KB HOME LV Teagan LLC                    100
KB HOME LV Tustin LLC                    100
KB HOME Marja Development LLC                100
KB HOME Maryland LLC                    100
KB HOME Mortgage Ventures LLC                100        Fi

KB HOME New Orleans Inc.    100
KB HOME North Bay LLC    100
KB HOME North Carolina Inc.    100
KB HOME NV Acquisition LLC                100
KB HOME Orlando LLC                    100        S/G
KB HOME Palmetto LLC    100
KB HOME Raleigh-Durham Inc.    100
KB HOME Sales - Orlando LLC    100
KB HOME Seabluff Development LLC            100
KB HOME/Shaw Louisiana LLC                100
KB HOME SC Shady Trails LLC                100
KB HOME Service Company LLC                100
KB HOME Sierra Park LLC                    100
KB HOME Cal Management Services LLC            100
KB HOME South Carolina Inc.                100
KB HOME Spring Mountain LLC    100
KB HOME Tampa LLC    100
KB HOME Treasure Coast LLC                100        S/G
KB HOME Virginia Inc.                    100
KB HOME Wisconsin LLC    100
KBHPNW LLC                        100        S/G
KBHPNW Sales LLC                        100
KB Property Investment LLC                    100
KB Sanctuary LLC                        100
KB Urban Inc.                            100
KB Wheeler Plaza LLC    100
Lafayette Town Center LLC    100
Martin Park, LLC    100
Mt. Eden Partners, LLC        100
PQC LLC        100
Runkle Canyon, LLC    100
RWLS LLC    100
Sanctuary Newark LLC    100
SF Bush Street Condos LLC    100
SF Townsend Condos LLC    100
SMR Phase I Joint Venture LLC    100
SRLB LLC    100
Sierra Park Residential Development LLC        100
Underwood Inv, LLC        100
Warm Springs Village Partners, LLC        100

Florida Corporation

KB HOME Title Services Inc.    100    Fi

Georgia LLC
KB HOME Sales - Atlanta LLC    100
Illinois Corporation
KB HOME Mortgage Company    100    Fi
Nevada Corporations
KB HOME Kyle Inc.    100
KB HOME Las Vegas Inc.    100    S/G
KB HOME Sales - Nevada Inc.    100
KB HOME Sales – Reno Inc.    100
KB HOME Nevada Inc.    100
KB HOME Reno Inc.    100
New Mexico Corporations
KB HOME Sales – New Mexico Inc.    100
KB HOME New Mexico Inc.    100
Texas Corporations and Partnerships
KB HOME Insurance Agency of Texas Holdings, Inc.    100    Fi
Kaufman and Broad of Texas, Ltd.    100
Kaufman and Broad Development of Texas, L. P.     100
KB HOME Lone Star Inc.    100    S/G
KBSA, Inc.    100    S/G
San Antonio Title Co.    100    Fi
Satex Properties, Inc.    100
Quoin Investments, Inc.    100

SCHEDULE 4.7
EXISTING LIENS AND RIGHTS OF OTHERS
None.

SCHEDULE 6.4
INVESTMENTS
None.

SCHEDULE 11.6
DOMESTIC LENDING OFFICES,
ADDRESSES FOR NOTICES
KB HOME
Attention: Thad Johnson
10990 Wilshire Blvd
Los Angeles, CA 90024
Telephone: (310) 893-7303
Email: tjohnson@kbhome.com
Wells Fargo Bank, National Association, AS ADMINISTRATIVE AGENT

For payments and requests for Credit Extensions:
Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9300-085
600 South 4th Street, 10th Floor
Minneapolis, Minnesota 55415
Attn: Kara Rasmussen
Telephone: 612.316-0299
E-mail: Kara.rasmussen@wellsfargo.com
Payment Instructions
Wells Fargo Bank, National Association
ABA#121000248
Account No.: 02057751628807
Attn.: Kara Rasmussen
Ref.: KB Homes
Other Notices as Administrative Agent:
Wells Fargo Bank, National Association
Homebuilder Corporate Banking
MAC #E2231-080
2030 Main Street, Floor 08
Irvine, CA 92614-7255
Attention: Elena Bennett
Telecopier: 949.851.9728
Telephone No. 949.251.4438
E-mail: elena.bennett@wellsfargo.com

with a copy to:
Wells Fargo Bank, National Association
600 South 4th Street, 8th Floor
Minneapolis, Minnesota 55415
Attention: CRE Loan Servicing Operations
E-mail: creloanservicingoperations@wellsfargo.com
with a copy to:
Wells Fargo Bank, National Association
Homebuilder Corporate Banking
Bret A. Sumner
Telecopier: 949.851.9728
Telephone: 949.251.4393
Email: Bret.A.Sumner@wellsfargo.com